As filed with the Securities and Exchange Commission on October 31, 2012

Registration No. 333-184496

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

Amendment No. 1

to

FORM F-10

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

___________________

VERIS GOLD CORP.
(Exact name of Registrant as specified in its charter)

Not applicable
(Translation of Registrant's name into English (if applicable))

British Columbia	1040	Not applicable
(Province or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
incorporation or organization)	Classification Code Number	Number (if applicable))
	(if applicable))

900 – 688 West Hastings Street
Vancouver, British Columbia, Canada V6B 1P1
(604) 688-9427
(Address and telephone number of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 590-9070
(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

Bob J. Wooder	Shaun Heinrichs	Thomas M. Rose
Blake, Cassels & Graydon LLP	Veris Gold Corp.	Troutman Sanders LLP
595 Burrard Street, Suite 2600	980 – 688 West Hastings	410 9th Street, NW
Three Bentall Centre	Street	Suite 1000

Vancouver, British Columbia	Vancouver, British Columbia	Washington, DC 20004
Canada V7X 1L3	Canada V6B 1P1	(757) 687-7715
(604) 631-3330	(604) 688-9427

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this Registration Statement.

Province of British Columbia
(Principal jurisdiction regulating this offering (if applicable))

          It is proposed that this filing shall become effective (check appropriate box below):

A.	[ ]	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	[X]	at some future date (check appropriate box below)
	1.	[ ]	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
	2.	[ ]

pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	[X]

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	[ ]	after the filing of the next amendment to this Form (if preliminary material is being filed).

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. [X]

___________________

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated by reference may be obtained on request without charge from the Secretary of Veris Gold Corp. at #1040, 999 West Hastings Street, Vancouver, British Columbia, V6C 2W2, telephone number 604.683.1102 and are available electronically at www.sedar.com.

This short form prospectus has been filed under legislation in British Columbia, Alberta and Ontario that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission of that information from this prospectus. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	October 31, 2012

CDN$60,000,000
Common Shares
Debt Securities
Subscription Receipts
Units
Warrants to Purchase Common Shares
Warrants to Purchase Debt Securities

Veris Gold Corp. (“VG” or the “Company”) may offer and issue from time to time debt securities (the “Debt Securities”), common shares (the “Common Shares”), warrants to purchase Common Shares and warrants to purchase Debt Securities (the “Warrants”), units consisting of Common Shares and whole or partial warrants (“Units”) or subscription receipts that will entitle the holder thereof to receive upon satisfaction of certain release conditions and for no additional consideration, Common Shares or Warrants or any combination thereof (“Subscription Receipts”) (all of the foregoing, collectively, the ‘‘Securities’’) or any combination thereof up to an aggregate initial offering price of CDN$60,000,000 during the 25-month period that this short form base shelf prospectus (the “Prospectus”), including any amendments thereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”).

Investing in our securities involves a high degree of risk. You should carefully read the ‘‘Risk Factors’’ section beginning on page 51 of this Prospectus.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated by reference herein have been or will be prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Prospective investors should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of British Columbia, Canada, that the majority of its officers and directors are residents of Canada, that some or all of the experts named in the registration statement are not resident in the United States, and that a substantial portion of the assets of the said persons are located outside the United States.

(cover page continues on next page)

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”), NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other terms specific to the Debt Securities being offered; (ii) in the case of Common Shares, the designation of the particular class and series, the number of shares offered, the issue price, dividend rate, if any, and any other terms specific to the Common Shares being offered; (iii) in the case of Warrants, the designation, number and terms of the Common Shares or Debt Securities issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (iv) in the case of Units, the number of Units offered, the offering price of the Units, the number, designation and terms of the Securities comprising the Units and any procedures that will result in the adjustment of those numbers and any other specific terms applicable to the offering of Units; and (v) in the case of Subscription Receipts, the number of Subscription Receipts offered, the offering price, the terms of the release conditions, the designation, number and terms of the Common Shares or Warrants receivable upon satisfaction of the release conditions, any procedures that will result in the adjustment of those numbers, any additional payments to be made to holders of Subscription Receipts upon satisfaction of the release conditions, the terms governing the escrow of all or a portion of the gross proceeds from the sale of the Subscription Receipts, the terms for the refund of all or a portion of the purchase price for Subscription Receipts, the terms for the refund of all or a portion of the purchase price for Subscription Receipts in the event that the release conditions are not met and any other specific terms applicable to the offering of Subscription Receipts. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

Warrants will not be offered for sale separately to any member of the public in Canada unless the offering is in connection with, and forms part of, the consideration for an acquisition or merger transaction or unless the Prospectus Supplement describing the specific terms of the Warrants to be offered separately is first approved for filing by each of the securities commissions or similar regulatory authorities in Canada where the Warrants will be offered for sale.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. The common shares of VG are listed on the Toronto Stock Exchange (“TSX”) under the symbol “VG”. VG’s common shares are also quoted on the Over-the-Counter Bulletin Board under the symbol “YNGFD”. The closing price of the common shares of the Company on October 30, 2012, the last trading date before the date hereof, was CDN$3.01 per common share on the TSX. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than the common shares of VG will not be listed on any securities exchange. The offering of Securities hereunder is subject to approval of certain legal matters on behalf of VG by Blake, Cassels & Graydon LLP, with respect to Canadian legal matters, and Troutman Sanders LLP, with respect to U.S. securities law matters.

The earnings coverage ratio of VG for the fiscal year ended December 31, 2011 was 3.3. See “Earnings Coverage”.

Francois Marland, a director of the Company, resides outside of Canada. Although Mr. Marland has appointed the Company as his agent for service of process in each province of Canada in which the Securities are to be distributed, it may not be possible for investors to enforce judgments obtained in Canada against Mr. Marland.

ii

_______________

_______________

You should rely only on the information contained in or incorporated by reference into this Prospectus. The Company has not authorized anyone to provide you with different information. The Company is not making an offer of these Securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this Prospectus and any Prospectus Supplement is accurate as of any date other than the date on the front of those documents or that information contained in any documents incorporated by reference is accurate as of any date other than the date of such documents.

Unless stated otherwise or as the context otherwise requires, all references to dollar amounts in this Prospectus and any Prospectus Supplement are references to Canadian dollars. References to “$” or “CDN$” are to Canadian dollars and references to “US$” are to U.S. dollars. See “Exchange Rate Information”. The Company’s financial statements that are incorporated by reference into this Prospectus and any Prospectus Supplement have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and are presented in United States dollars. No reconciliation to U.S. GAAP is anticipated for financial statements filed in accordance with IFRS.

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to “VG” or the “Company” includes Veris Gold Corp. and each of its subsidiaries.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

This Prospectus has been, and any Prospectus Supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included in this Prospectus and any Prospectus Supplement have been, and will be, prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. NI 43-101 permits the disclosure of an historical estimate made prior to the adoption of NI 43-101 that does not comply with NI 43-101 to be disclosed using the historical terminology if the disclosure: (a) identifies the source and date of the historical estimate; (b) comments on the relevance and reliability of the historical estimate; (c) to the extent known, provides the key assumptions, parameters and methods used to prepare the historical estimate; (d) states whether the historical estimate uses categories other than those prescribed by NI 43-101; (e) includes any more recent estimates or data available; (f) comments on what work needs to be done to upgrade or verify the historical estimate; and (g) states with equal prominence that a qualified person has not done sufficient work to classify the historical estimate as a current mineral resource or reserve and the issuer is not treating the historical estimate as a current mineral resource or reserve.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC, and reserve and resource information contained or incorporated by reference into this Prospectus and any Prospectus Supplement may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “‘reserves”. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by VG in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable to information made public by companies that report in accordance with United States standards.

See “Preliminary Notes – Glossary of Abbreviations and Terms” in the Company’s Annual Information Form for the fiscal year ended December 31, 2011, which is incorporated by reference herein, for a description of certain of the mining terms used in this Prospectus and any Prospectus Supplement and the documents incorporated by reference herein and therein.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference into this Prospectus contain statements of forward-looking information within the meaning of applicable securities laws.

Statements concerning mineral resource estimates may also be deemed to constitute “forward-looking statements” to the extent that they involve estimates of the mineralization that will be encountered if a property is developed. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, identified by words or phrases such as “expects”, “is expected”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “assumes”, “intends”, “strategy”, “goals”, “objectives”, “potential”, “possible” or variations thereof or stating that certain actions, events, conditions or results “may”, “could”, “would”, “should”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements. Forward-looking statements also include the Company’s expectation that it will be able to increase the daily production amounts, and will be processing a larger portion of higher grade ore, from the Smith and SSX-Steer mines and that a significant improvement in margins will be realized; that the Company’s new tailings facility will extend the life of the facility for several years and bring the Company into compliance with current environmental standards; that surface core drilling at Jerritt Canyon will continue into 2012 as long as the weather remains favorable for drilling; that the remaining costs to dissolve YS Mining Inc. will be nominal; that certain upgrades made in early 2012 at Jerritt Canyon will have a significant impact on the mills’ output capacity; management’s belief that, while some financing may be needed for investment into the facility and future expansion at Jerritt Canyon, cash generated from processing mined ore and available stockpiles, along with possible toll milling in the future, should be sufficient to meet the ongoing capital and maintenance requirements of the Company; that current cash flows from operations are improving and returning to maintenance levels; that the Company will focus on ramping up production from the SSX-Steer mine, processing available stockpiles, and continue receiving ore from the Smith mine, while pursuing profitable opportunities to process third party ore, either under a purchase agreement or toll milling arrangement; that the Company will continue building the necessary infrastructure and making equipment purchases in order to open a third mine, Starvation Canyon, located on the south end of Jerritt Canyon; the Company’s expectation that it will release a new reserve update in the second quarter of 2012; that if permitting is approved on a timely basis, the Company will be able to commence construction of the planned tailings facility in the Yukon Territory and commence mining upon its completion; that Starvation Canyon will be capable of delivering up to 600 tons of ore per day; and the Company’s anticipation that the second tailings facility at Jerritt Canyon would provide six years of storage at planned production rates.

Forward-looking statements are based on a number of material assumptions, including those listed below, which could prove to be significantly incorrect:

  our expected ability to meet all of the obligations under the forward gold purchase contracts we are a party to;
  estimated operating costs and production;
  estimated metal pricing, metallurgy, mineability, and marketability, together with other assumptions underlying the Company’s resource and reserve estimates;
  assumptions that all necessary permits and governmental approvals will be maintained;
  assumptions made in the interpretation of drill results, the geology, grade and continuity of the Company’s mineral deposits;
  our expectations regarding demand for equipment, skilled labour and services needed for exploration and mining of mineral properties; and
  our activities will not be adversely disrupted or impeded by development, operating or regulatory risks.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation:

  risks related to the Company’s ability to meet the obligations under the forward gold purchase contracts it is a party to;
  uncertainty of estimates of operating costs and production;
  uncertainties relating to the assumptions underlying the Company’s resource and reserve estimates, such as metal pricing, metallurgy, mineability and marketability;
  risks related to the Company’s ability to maintain production and generate material revenues or obtain adequate financing for its planned production and exploration activities;
  risks related to the Company’s ability to finance the development of its mineral properties through operating cashflows, external financing, strategic alliances, the sale of property interests or otherwise;
  credit, liquidity, interest rate and currency risks;
  risks related to market events and general economic conditions;
  uncertainty related to inferred mineral resources;
  risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of the Company’s mineral deposits;
  mining and development risks, including risks related to infrastructure, accidents, equipment breakdowns, labor disputes or other unanticipated difficulties with or interruptions in development, construction or production;
  the risk that permits and governmental approvals necessary to operate mines on the Company’s properties will lapse and not be renewed;
  commodity price fluctuations;
  risks related to governmental regulation and permits, including environmental regulation;
  risks related to the need for further reclamation activities on the Company’s properties and uncertainty of cost estimates related thereto;
  uncertainty related to title to the Company’s mineral properties;
  risks related to the issuance of debt;
  the Company’s history of losses and expectation of future losses;
  risks related to default under the Company’s convertible notes;
  risks related to increases in demand for equipment, skilled labor and services needed for exploration and development of mineral properties, and related cost increases;
  the Company’s need to attract and retain qualified management and technical personnel in a competitive mining market;
  risks related to the Company’s current practice of not using hedging arrangements;
  risks related to conflicts of interests of some of the directors of the Company;
  risks related to global climate change;
  operating hazards and risks;
  risks associated with dilution;
  risks related to environmental liability;
  risks related to the possibility that the Company is a passive foreign investment company;
  uncertainty associated with enforcing civil liabilities of the Company and its directors and officers in Canada; and
  risks related to adverse publicity from non-governmental organizations.

This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading “Risk Factors” and elsewhere.

The Company’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and the Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change, except as required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

EXCHANGE RATE INFORMATION

The following table sets forth (i) the rate of exchange for the Canadian dollar, expressed in U.S. dollars, in effect at the end of the periods indicated; (ii) the average exchange rates for the Canadian dollar, on the last day of each month during such periods; and (iii) the high and low exchange rates for the Canadian dollar, expressed in U.S. dollars, during such periods, each based on the noon rate of exchange as reported by the Bank of Canada for conversion of Canadian dollars into U.S. dollars:

	Fiscal Year Ended December 31			Month Ended Sept 30, 2012
	2011	2010	2009
Rate at the end of period	0.9833	1.0054	0.9555	1.0166
Average rate during period	1.0114	0.9910	0.8798	1.0222
Highest rate during period	1.0583	1.0054	0.9716	1.0299
Lowest rate during period	0.9430	0.9278	0.7692	1.0099

On October 30, 2012, the exchange rate for the Canadian dollar, as expressed in U.S. dollars based on the Bank of Canada noon rate, was CDN$0.9994 per US$1.00.

THE COMPANY

The following description of the Company is derived from selected information about the Company contained in the documents incorporated by reference into this Prospectus. This description does not contain all of the information about the Company and its properties and business that you should consider before investing in any Securities. You should carefully read the entire Prospectus and the applicable Prospectus Supplement, including the section titled “Risk Factors” that immediately follows this description of the Company, as well as the documents incorporated by reference into this Prospectus and the applicable Prospectus Supplement, before making an investment decision. This Prospectus contains forward-looking statements concerning the Company’s plans at its properties, timelines, capital costs, operating costs, cash flow estimates, production estimates and similar statements relating to the economic viability of a project and other matters. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause the Company’s results to differ from those expressed or implied by the forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements”.

Summary Description of VG’s Business

The principal businesses of the Company are the continued mining of the Jerritt Canyon gold mine in Nevada, as well as the acquisition, exploration and development of natural resource properties with a particular focus on the Ketza River and Silver Valley Properties in the Yukon Territory.

Jerritt Canyon is an operating gold complex with two producing underground mines, ore stockpiles and a 1.5 million ton per year capacity processing plant. In addition, the approximately 119 square miles that comprise the Jerritt Canyon property offer a significant number of advanced, early stage and district-scale exploration targets and potential to expand the currently defined mineral reserves and resources proximal to the producing mines. The Company intends to seek and acquire additional near production stage properties worthy of development and within economic trucking distance of the Jerritt Canyon mill.

Corporate Information

VG was incorporated under the laws of the Province of British Columbia under the name “YGC Resources Ltd.” on May 30, 1988. On January 25, 2002, VG was struck from the Register of Companies for British Columbia and dissolved. It was restored to the Register on August 1, 2003. On January 5, 2004 it consolidated its share capital on a five (5) old for one (1) new basis and increased its authorized share capital from 4,000,000 Common Shares without par value to 100,000,000 Common Shares without par value. On June 23, 2005, VG increased its authorized share capital from 100,000,000 Common Shares without par value to an unlimited number of Common Shares without par value. On October 11, 2012 the Company consolidated its share capital on a ten (10) old for one (1) new basis.

The following chart illustrates the relationship between VG and its material subsidiaries, together with the jurisdiction of incorporation for each such subsidiary:

Further particulars with respect to the Company’s business operations is contained under the headings “General Development of the Business” and “Description of the Business” in the Company’s most recently filed Annual Information Form and in the other documents incorporated by reference herein.

Recent Developments

Alteration of Share Capital and Name Change

At a special general meeting of VG shareholders held on October 2, 2012, the directors recommended and the shareholders approved a special resolution authorizing the directors of the Company to institute a consolidation of the Company’s shares and to change the Company’s name. All of the issued and outstanding common shares of the Company were authorized for consolidation on the basis of ten (10) old common shares for one (1) new common share with a view to increasing the equity capital financing opportunities available to the Company as well as satisfying one of the quantitative criteria for listing on the NYSE MKT Exchange. Further, the shareholders also approved the changing of the Company’s name from “Yukon-Nevada Gold Corp.” to “Veris Gold Corp.”. Both of these shareholder approved changes will be made effective as of October 11, 2012, as determined by the directors.

Properties

The following description summarizes selected information about the Company’s Jerritt Canyon Gold Project. Please refer to the Company’s Annual Information Form for the fiscal year ended December 31, 2011, and the NI 43-101 compliant technical report entitled “NI 43-101 Technical Report, Yukon-Nevada Gold Corp., Jerritt Canyon Property, Elko County, Nevada, USA” dated April 27, 2012 with an effective date of December 31, 2011 for a further description of this property, including its location, accessibility, climate, local resources, infrastructure, physiography, geological setting, mineralization, past drilling programs and history.

Jerritt Canyon Mine, Nevada

Property Description and Location

Jerritt Canyon Mine is located in Elko County, Nevada, approximately 50 miles north of Elko in the Independence Mountains at Latitude 41º 23’ North, Longitude 116º West. The property is accessed by paved State Highway 225 about 45 miles to the paved mine access road. The property lies in ten townships within T39N to T41N and R52E to R54E relative to the Mount Diablo Base Line and Meridian (MDB&M). A property location map is shown below. The property boundaries are located in the field with wooden stakes and were likely originally measured by tape and compass either from Section corners or adjacent claims. All property boundaries have since been located with modern surveying equipment and/or GPS (Trimble 5800 RTK GPS Rover utilizing a Trimble base receiver for reference corrections) with an accuracy of ±0.5 cm horizontal accuracy and a vertical accuracy of ±1 cm.

All of the drill hole data stored in the acQuire drill hole database are projected in Jerritt Grid. All plan map figures and cross-sections presented are also presented in Jerritt Grid. Jerritt Grid is projected in foot units and equivalent to the NAD1927 State Plane, Nevada East, FIPS_2701 system with a difference of 2,000,000 feet subtracted from the northing grid values in order to limit the number of numeric characters to adhere to mining software constraints.

The property is 100% owned and operated by Queenstake Resources U.S.A., Inc. (“Queenstake”) which acquired the mine from the previous owner, a joint venture between Anglo Gold (70%) and Meridian Gold (30%), at the end of June 2003. Queenstake is a wholly owned subsidiary of VG. The following claim details were discussed with Mr. Joel Casburn, the current Queenstake Land Manager, on April 3, 2012.

The operations are located on a combination of public and private lands, with the mines and mining related surface facilities being primarily located on mining claims in United States Forest Service (USFS) land within the Humboldt-Toiyabe National Forest. The process facilities, office, shop, and tailings are located on private land owned by Queenstake. Additional claims in the southern part of the land package are mostly located on private land with some located on land administered by the United States Bureau of Land Management (BLM). Claim-related fees are annually paid to the BLM and Elko County.

Queenstake owns 2,851 claims, 1,011 acres of patented claims, and 12,433 acres of fee land; in addition, Queenstake leases 278 claims and 11,271 acres of fee land with mineral rights. A map depicting the 2010 general land package is shown below. All Jerritt Canyon property claims expire on September 1, 2012 but are always renewed every year by filing the necessary paperwork and claim fees with the BLM and the County. Estimated costs to maintain the 2,851 Queenstake-owned claims are $400,400 ($140 per claim) whereas the 278 leased claims are $38,920 (also at $140 per claim). Contributing author, Michele White, has reviewed the lease agreements and Jerritt claim map and finds them to be current and in good order.

Land and Claim Summary for Queenstake Resource’s Jerritt Canyon Project

Land Status	No. Claims	Acres
Owned Claims	2,851
Leased Claims	278
Total Claims	3,129
Fee Land Owned		12,433
Patented Claims Owned		1,011
Fee Land Leased		11,271
Total Acres		24,715

Queenstake controls more than 119 square miles of ground encompassing the mine area and surrounding acreage. The bulk of this is in the form of contiguous unpatented mining claims which are held in force by production from the mining activities. No production royalties are paid for gold deriving from these claims.

Some property is leased from landowners in the region, and a royalty is paid on production from these lands. The royalty for mined material in 2011 varied by location and was as much as 5 percent of net smelter return (NSR), the total cost of which is dependent upon the gold sale price and the refining results.

General Location Map of the Jerritt Canyon Mine

OREGON
IDAHO
NEVADA
DUCK VALLEY INDIAN RES.
HUMBOLDT NATIONAL FOREST
ELKO
WHITE ROCK
CHARLESTON
JACK CREEK
HUMBOLDT
TUSCARORA
MIDAS
JERRITT CANYON MINE
THOUSAND SPRINGS
INDEPENDENCE MTNS.
DEETH
WELLS
HALLECK
LANDER
EUREKA
ELKO
VALMY
DUNPHY
CARLIN
SPRING CREEK
BATTLE MOUNTAIN
PALISADE
BEOWAWE
CRESCENT VALLEY
CORTEZ MTNS.
TUSCARORA MTNS.
RUBY VALLEY
HUMBOLDT NATIONAL FOREST
GOLD ACRES
WHITE PINE
EUREKA
N
0 10 20
MILES
UTAH
HUMBOLDT
ELKO
PERSHING
CHURCHILL
LANDER
EUREKA
WHITE PINE
STOREY
DOUGLAS
LYON
MINERAL
NYE
ESMERALDA
LINCOLN
CLARK
CALIFORNIA
ARIZONA

File name: JC_location_map.ppt

General Location Map of the Jerritt Canyon Mine

Date: June 2, 2011 Approved by: TJ

General Land Map of the Jerritt Canyon Property with Model Areas

The resource and reserve areas and mine facilities are located within Queenstake owned or leased claims and fee land. The plan map above shows the location of the property and claim boundary along with the model areas which contain the resources and/or reserves. The blue lettered areas are open pit models and the red numbered areas are the underground models.

Mr. John Barta, Queenstake’s Environmental Manager, provided the review of environmental and permitting activities at the Jerrritt Canyon Project.

Environmental liabilities at the mine include:

  High sulfate and Total Dissolved Solids (TDS) in surface water seepage from four rock disposal areas (RDAs); and

  Site closure and restoration including management of underground seepage from the tailings impoundment.

Since being selected for inclusion in the 1981 Environmental Impact Statement (EIS), RDA design criteria have resulted in structuring the RDAs to drain toward the interior to avoid erosion. This design has resulted in four RDAs that exhibit seepage: the Marlboro Canyon, Gracie, Snow Canyon, and DASH East RDAs.

Jerritt Canyon staff has worked with the Nevada Division of Environmental Protection – Bureau of Mining Regulation and Reclamation (NDEP/BMRR) to develop mitigation and monitoring plans for these seepages. The Company is developing plans to diminish the flow rate of the seepages and to develop water quality standards for these discharges. In 2012, the Company will begin testing several different strategies to diminish the capture and infiltration of precipitation by the RDAs and to diminish RDA seepage to the extent practicable. The Company anticipates strategies that test successfully may be incorporated into future designs for RDAs.

In 2011 a pilot treatment plant was constructed and in 2012, the Company will test on a pilot scale an active method to treat the DASH East RDA seepage. If the efforts to diminish the flow rates and the applicable requirements cannot be met, then treatment may be required for the RDA seepages.

The mine installed a sulfate reduction trench, a passive method of treatment, in Marlboro Canyon to reduce the sulfate and TDS concentrations. Monitoring discharged material captured in the sulfate reduction trench showed sufficient reductions in the concentrations for the first 12-14 months but after that reductions were not considered acceptable to the NDEP. VG is testing organic additives to stimulate the reduction process and will test a stimulant in the field if a candidate stimulant is identified. Monitoring continued through 2011. The discharge ultimately flows into Jerritt Creek which flows into Independence Valley through several ranch properties and infiltrates into the sub-surface alluvium. Sample analyses downstream from the sulfate reduction trench have shown levels of sulfate and TDS acceptable to NDEP standards.

The first phase of the existing tailings storage facility (TSF-1) was designed in 1979-1980, incorporates an earthen embankment and liner and does not have a synthetic liner. The first phase of construction was completed in October of 1981. Seepage was first observed in March of 1982 and efforts to control and manage the seepage have been ongoing since that time. In 2011, the Company completed improvements as part of an updated optimization plan for the Seepage Recovery System (SRS). By September 2012, the Company expects to complete the construction a new Tailings Storage Facility (TSF-2) and ancillary Water Storage Reservoir (WSR). The TSF-2 is expected to transition in 2012 as a replacement repository for mill tailings. It is anticipated that TSF-1 will cease receiving mill tailings no later than January, 2014. TSF-1 will then enter closure and reclamation.

In response to requirements under the October 13, 2009 Consent Decree, the Company designed, installed and tested new control technology for mercury emissions for the roasters. The performance tests have proven to be successful, and it is expected that the technology will be installed in all stationary sources of mercury emissions by 2012. The calomel system was installed at the roaster facility and operational on July 20, 2009. The technology responsible for the calomel-based scrubber system is patent pending and owned by a senior VG executive. Stack tests are being done on a routine basis and monitored by a third party contractor to monitor the efficiency of the newly installed emissions control system and so far it is performing well and surpassing the thresholds defined in the Consent Decree and/or agreements with the NDEP.

Approved reclamation and closure plans are in place, and the mine is concurrently reclaiming disturbance when possible. Approximately 25% of the mining disturbances have already been reclaimed and await release of the re-vegetation requirement. Mine staff and the USFS/NDEP update the reclamation bond on an annual basis.

Queenstake has financed the Jerritt Canyon reclamation and closure costs by funding a commutation account within an insurance policy with Chartis Insurance (Chartis). This insurance policy, and additional cash placed by Queenstake in a money market account also with Chartis, collateralizes the surety Chartis provides to government agencies for closure and reclamation. As of early September 2011, the surety provided to government agencies was US$81,590,537, including the closure and reclamation of the TSF-2, WSR, expanded mining activities, and additional costs mandated by the State for closure of TSF-1. Approximately 45% of the bond costs are related to control and remedy of the seepage from TSF-1. The Mine Reclamation Plan and Reclamation Cost Estimate dated June 2010 and later revised in September 2010 was submitted to the Bureau of Mining Regulation and Reclamation (BMRR) Branch. The required surety to government agencies for reclamation of the private land facilities was $70,015,433. Queenstake estimates the net present value of to its closure and reclamation obligations for the Jerritt Canyon Operations at the end of the mine life to be US$36,407,843. Bond increases are a result of more surface disturbance, increased unit costs (labor, equipment, and fuel costs) and increased remedial actions mandated by government agencies.

Operating permits for the mine are in place and are presented in the table below. The mine is currently operating under a Consent Decree agreement (2009) between Queenstake and the State of Nevada. Environmental management systems are in place and are managed by an experienced and qualified onsite environmental staff. Operating and maintenance staffs are informed of their responsibilities during annual MSHA refresher classes. In addition to MSHA classes, the mine holds leadership classes for the supervisory staff. During these classes, supervisors are informed of their environmental responsibilities.

Permitting activities with the State of Nevada are completed to advance the Starvation Canyon project to an underground mine project. Queenstake has secured the Water Pollution Control Permit for this project and the Reclamation permit, including the bonding. Groundwater monitoring is in progress. The Nevada Highway Department may also need to be notified if any Starvation Canyon ore is planned to be hauled on State Highways to the Jerritt Canyon Processing Facility.

Operating Permits

Permit/Approval	Granting Agency	Comments
Plan of Operations	USFS	Still active.
Work Plans	USFS	Annual work plan submitted to USFS and NDEP
Clean Water Act Section 404 Permit	U.S. Army Corp. of Engineers	Expired in 2007. There are no triggers requiring the update.
EPA ID Number	U.S. Environmental Protection Agency

The Mine, a large-quantity generator, has the typical hazardous wastes found at a mine such as laboratory cupels and crucibles, and cleaners from maintenance operations. Wastes are accumulated and full drums are shipped once every calendar quarter for disposal.

Air Quality Permit	Nevada Division of Environmental Protection (NDEP/Bureau of Air Pollution Control

The Mine has a current Title V air permit. Improved pollution controls for mercury emissions and expanded monitoring and management systems developed under the Consent Decree are being incorporated in the permit.

Reclamation Permit	USFS and NDEP/Bureau of Mining Regulation and Reclamation (BMRR)

The bond estimate is updated annually with the USFS and the NDEP. The bonding includes the construction of the new tailings storage facility (TSF), water storage reservoir, expanded mining activities, and additional costs for the closure of the existing TSF.

Water Pollution Control Permit	NDEP-BMRR

One water pollution control permit covers the entire mine area. The tailings seepage/chloride plume is managed by a recovery system and will be mitigated by closure of the existing TSF; and the high sulphate/total dissolved solids emanating from four rock disposal areas will be diminished by improved reclamation and surface water controls.

Underground Injection Control	NDEP/Bureau of Water Pollution Control	Addresses dewatering from the underground mines. There is currently no active underground injection.

Permit/Approval	Granting Agency	Comments
Solid Waste Class III Landfill Waiver	NDEP/Bureau of Solid Waste

The Mine has three authorized landfills at the lower mill area, Burns Basin, and Alchem. Employees are instructed during annual MSHA refreshers with regard to what is acceptable to dispose of in the landfill.

General Stormwater Discharge Permit NVR300000	NDEP/Bureau of Water Pollution Control	Annual reports are submitted to NDEP. No concerns have been noted. A general permit is in place. No concerns were noted.
Permit to Appropriate Waters	NV Division of Water Resources	No concerns were identified. The Mine has sufficient appropriations to cover processing and dewatering needs.
Permit to Construct Impoundments/Dam Safety	NV Division of Water Resources	No concerns identified.
Industrial Artificial Pond Permits	Nevada Department of Wildlife	No concerns identified.
Liquefied Petroleum Gas License	NV Board of the Regulation of Liquefied Petroleum Gas	No concerns identified.
Potable Water System	Nevada State Health Division	Potable water systems are located at the Murray, SSX, and millsite. Upgrades are underway in 2011 for the SSX and millsite systems.
Septic System Permit	Nevada State Health Division

The Mine has general permits for five systems: SSX; Steer; Murray; USA; and Smith. The mill site has a package plant that discharges to the tailings impoundment. No concerns identified. The package plan will be updated in 2011.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Jerritt Canyon Mine is located in Elko County, Nevada, approximately 50 miles north of Elko. Access to the property is by State Road 225 to the mine access road. The roads are paved and in excellent condition all the way to the main gate where the administrative offices, process plant, warehouse, and tailings impoundment are located. The mines are accessed by haul roads on Queenstake controlled land.

The climate is temperate with winter temperatures between 0º and 40º Fahrenheit and summer temperatures between 35º and 90º. Average annual precipitation at the tailings impoundment is estimated at 14 inches per year with an estimated annual average evaporation of 43 inches. A significant amount of the total precipitation falls as snow and increases with elevation to the mining areas. Mine operations are only rarely halted by weather conditions, although ore haulage from the mines may be slowed. The mill, warehouse, shop, and administrative facilities are at a lower elevation and therefore are less exposed to weather extremes. Snowfall is generally common from the months of December to May.

The vegetation is typical of the Basin and Range province with sagebrush vegetation dominant at the lower elevations. Small stands of aspen and isolated fir trees grow in canyons and drainages.

Jerritt Canyon mine is located in the Independence Mountain Range in the Basin and Range province of northern Nevada. The topography ranges from about 6,400 feet at the administrative facilities and mill site to about 8,000 feet at the highest point of the haul road to the mines.

Elko, Nevada with a population of 18,300, is the closest city to the mine. The city is on Interstate 80 and is serviced by daily commercial flights to Salt Lake City, Utah. Elko is a center for the mining operations in northern Nevada and services necessary for the mine are readily available there. The local population, along with the proximity of the other nearby cities (e.g. Salt Lake City in Utah and Battle Mountain, Winnemucca, Fernley, Fallon, Reno in Nevada) is large enough to supply most of the workers and supplies for all of the mines in the area.

Power to the minesite is purchased from Nevada Energy through a 125kV, 3-phase transmission line. Cost of electrical power is approximately US$0.066/kWh.

A new natural gas pipeline has recently been installed to the south of the property by another company. Queenstake is examining opportunities to use natural gas to help power some of the mine facilities.

There are sufficient supplies of water at the site to allow the processing facility and other mine facilities to efficiently operate. Approximately 700 gallons per minute (gpm) of water is required to operate the mill with two primary water sources: (1) a “dirty” water source consisting of the tailings storage facility 1 (TSF-1) seepage collection system that has contributions from 90 small diameter water wells around the TSF-1, four seepage collection trenches, and three embankment blanket drains that collectively produce 1,000 gpm; and (2) a cleaner water source from two deep water wells that are both capable of producing 500 gpm. A third deep water well exists at the property but is currently not operating. Once the TSF-1 is decommissioned and reclaimed, the additional necessary water sources for the mine facilities will come from the deep well sources and/or underground mine dewatering. All waters used at the Jerritt Canyon mine are from permitted and certificated water rights held by Queenstake and regulated by the Nevada Division of Water Resources.

There is sufficient room to place additional wastes on the property from future mining operations based on the existing claims owned by Queenstake. In addition, there is sufficient space to place the planned Tailings Storage Facility 2 (TSF-2) and Water Storage Reservoir (WSR) to the south of the existing tailings storage facility and existing evaporation pond.

History

The Jerritt Canyon mine is wholly owned by Queenstake after its purchase from the joint venture of Anglo Gold and Meridian Gold in June 2003. The joint venture was formed in 1976 between Freeport Minerals Company, later Freeport McMoran Inc., and FMC, later Meridian Gold. In 1990, Freeport sold its interest in Jerritt Canyon to Minorco and their wholly owned subsidiary, Independence Mining Company, which became the new joint venture partner and operator of the mine. In 1998, Minorco’s North American gold assets, including it’s70% interest in Jerritt Canyon were sold to Anglo Gold.

Queenstake is now a wholly owned subsidiary of Veris Gold Corp. which formed as a result of a merger between Queenstake Resources Ltd. and YGC Resources Ltd. on June 20, 2007.

Prospectors explored for antimony in the 1910’s. Thirty to forty tons of stibnite as antimony ore were reportedly mined and shipped from the Burns Basin mine in the Jerritt Canyon district between 1918 and 1945. In the early 1970’s there was a renewed interest in antimony exploration when its price reached historic highs of $40 per pound. Around 1971, FMC began exploring for antimony in the Independence Mountains. In 1972, FMC, later known as Meridian Gold, discovered a disseminated gold deposit in the Jerritt Canyon area. In 1976, a joint venture was formed with Freeport Minerals Company to explore and develop the area, and mining commenced at Jerritt Canyon in 1981.

Open pit mining was conducted at the site from startup in 1981 until 1999. The first underground operation at Jerritt Canyon started up in 1993 at West Generator. Subsequently Underground Mining was initiated at Murray, SSX, MCE and Smith. Currently only the Smith and SSX mines are operating.

The mines are mechanized operations using backfill for ground control and to increase ore recovery. In the early years, the ores mined at the operation were less refractory and were processed through a “wet” mill. This “wet” mill continued to operate until 1997 and is still located on site. With ores becoming more carbonaceous and refractory, as well as with the introduction of higher-grade ore from underground operations, a dry mill with an ore roasting circuit was added in 1989 and is currently in operation.

On August 8, 2008, VG management decided to shut down mining operations due to increasing costs associated with the mine plan, required infrastructure expenditures that remained to be completed, and environmental concerns that remained to be addressed. The plan to continue toll milling after the shutdown of the mines was halted to complete repair work at the process mill. As a result, the workforce at Jerritt Canyon was reduced to maintenance levels while the Company undertook discussions with the Nevada Department of Environmental Protection (NDEP) to obtain permission to restart the facility and sought additional financing to fund the recommencement of operations. In order to obtain authorization to restart the NDEP required detailed plans on how the aforementioned concerns would be addressed. On October 20, 2009, with these detailed plans in place and approved by the NDEP, and many already completed, Queenstake was able to restart operations under a Consent Decree order issued by the Attorney General of the State of Nevada, representing the NDEP. To address the environmental concerns, Queenstake completed the installation of a calomel emission system on July 20, 2009 which is used to control mercury emissions. Queenstake also carried out significant overhauls and upgrades of many key components of the roaster, leach circuit, thickener, and other sections of the mill.

New technical staff was hired in 2009 with directives to design a new mine plan. Underground mining at Smith recommenced in late January 2010 using contract miner Small Mine Development (SMD). Underground mining at SSX-Steer Complex recommenced in early October using Queenstake staff. Ore materials from Jerritt Canyon that currently feed the processing facility include underground ore from the Smith Mine and stockpile materials that are either called remote or mill. The “remote” stockpiles are located in piles away from the processing facility and require hauling to the process plant while the “mill” stockpiles are located near the processing facilities.

Since its inception from July 1, 1981 to year-end 2011, the Jerritt Canyon Mine has produced 7.84 million ounces of gold. Annual production has historically averaged between 125,000 and 350,000 ounces of gold, at historical cash costs ranging from $240 to $554 per ounce. Queenstake internal reports indicate the total 2011 and 2010 mill production from Jerritt Canyon ores (including Jerritt Canyon stockpile and Newmont ores at 599,555 and 628,418 dry tons containing 73,823and 89,238 ounces, respectively.

Queenstake records indicate the 2008 mill production from Jerritt Canyon ore (including Jerritt sourced stockpiles) at 224,618 tons with 32,131 ounces of recovered gold attributed to the operation. Cash operating costs were high in 2008 due to mill shut downs in the early part of the year and the mine shut down on August 8, 2008.

Surface exploration drilling and underground core drilling which is also used as an exploration tool, generally decreased from 2000 to 2002, when the former owner, Anglo Gold shifted focus from exploration to reserve development. Drilling statistics for these recent years that document this change are presented below. After the acquisition of Jerritt Canyon at mid-2003, Queenstake started more aggressive exploration and mine development programs and those programs generally continued after the merger of Queenstake and YGC in June 2007 up to the August 2008 mine shut down.

Historic Mineral Resource and Reserve Estimates

The measured and indicated mineral resources, including reserves, at Jerritt Canyon during Queenstake’s ownership, as documented in NI 43-101 filings are given below.

Historic Measured and Indicated Mineral Resources, Including Reserves

Year (Year-End)	Measured			Indicated			Measured + Indicated
	kt	opt	koz Au	kt	opt	koz Au	kt	opt	koz Au
2003	2,219.3	0.306	679.7	7,277.6	0.222	1,615.7	9,496.9	0.242	2,295.3
2004	2,263.0	0.287	650.1	7,724.8	0.228	1,759.5	9,987.8	0.241	2,409.6
2005	3,094.6	0.281	869.7	5,717.4	0.212	1,209.4	8,812.0	0.236	2,079.1
2006	2,573.9	0.272	700.1	5,629.3	0.214	1,207.1	8,203.2	0.232	1,907.2
2007	2,626.0	0.269	706.1	5,570.9	0.225	1,255.0	8,196.9	0.239	1,961.1
2010	4,549.9	0.236	1,073.1	6,459.5	0.204	1,316.8	11,009.4	0.217	2,389.9

Notes: data relates to historic measured and indicated resources during Queenstake’s ownership since 2003 and is from historically published NI 43-101 reports.

Historic Inferred Mineral Resources

Year (Year-End)	Measured
	kt	opt	koz Au
2003	5,415.4	0.191	1,034.0
2004	4,058.7	0.219	888.4
2005	2,646.5	0.229	605.6
2006	2,414.8	0.226	545.2
2007	2,319.7	0.224	520.4
2010	3,872.6	0.194	751.3

Notes: data relates to historic proven and probable reserves during Queenstake’s ownership since 2003 and is from historically published NI 43-101 reports.

The proven and probable reserves at Jerritt Canyon during Queenstake’s ownership, as documented in NI 43-101 filings are as follows:

Historic Proven and Probable Mineral Reserves

Year (Year-End)	Measured			Indicated			Measured + Indicated
	kt	opt	koz Au	kt	opt	koz Au	kt	opt	koz Au
2003	932.8	0.299	279.0	2,132.4	0.254	541.1	3,065.3	0.268	820.1
2004	760.5	0.271	206.3	2,750.1	0.243	669.1	3,510.6	0.249	875.4
2005	1,211.3	0.257	311.7	2,511.7	0.225	566.2	3,723.0	0.236	877.9
2006	636.1	0.273	173.8	1,348.8	0.231	312.0	1,984.9	0.245	485.7
2007	653.4	0.229	149.9	2,501.8	0.227	567.4	3,155.2	0.227	717.3
2010	1,406.1	0.193	270.9	2,959.7	0.151	446.0	4,365.8	0.164	717.0

Notes: data relates to historic proven and probable reserves during Queenstake’s ownership since 2003 and is from historically published NI 43-101 reports.

The aforementioned resources and reserves since 2003 have been prepared by Qualified Persons employed by Pincock, Allen and Holt and SRK Consulting and are therefore viewed by the Qualified Person, Mark Odell, as being reliable and relevant. It is apparent that the historical proven and probable reserves documented every year in the NI 43-101 reports since 2003 range from 1,984.9 to 4,365.8 kt. It is also recognized that the measured and indicated resources documented every year in the NI 43-101 reports since 2003 range from 8,196.9 to 11,009.4 kt.

Geologic Setting and Mineralization

The Jerritt Canyon mining district is located in the Independence Mountain Range in northern Nevada. The range is part of the Basin and Range province of Nevada and is a horst block consisting primarily of Paleozoic sedimentary rocks with lesser Tertiary volcanic rocks and intrusive dikes. Much of this data was previously presented in other published reports and is still considered to be relevant.

Contributing author of this report, Michele White, has reviewed the geological information in the drill hole databases and finds that the geological determinations in the logs to be adequate for use in geological modeling of the resource areas and also deem them adequate for use in the present resource and reserve work.

There are four distinct assemblages in the district, characterized by their position relative to the Roberts Mountains thrust, a Devonian to Mississippian structure formed during the Antler orogeny:

  The western facies, or upper plate of the thrust, consists of the Cambrian to Ordovician Valmy Group and forms about 70% of the exposed rock. In the Jerritt Canyon district, the Valmy Group consists of the Snow Canyon formation, a chert, argillite, greenstone, and carbonaceous siltstone sequence, and the McAfee Quartzite, a sequence of massive quartzite and shale;

  The eastern facies, or lower plate of the thrust, consists of a sequence of Ordovician to Devonian shallow water sedimentary rocks that are exposed in tectonic and erosional windows through the upper plate. The gold mineralization in the district is contained with the eastern facies rocks. The Pogonip Group rock is exposed in the west-central part of the district and is composed of fossiliferous limestone with calcareous shale and dolomite interbeds. The Eureka Quartzite is a massive quartzite with minor interbeds of siltstone. The Hanson Creek Formation is one of two principal ore hosts in the district. It is divided into five units, with the contacts between the units being the favorable sites of gold mineralization. The Hanson Creek consists of interbedded silty limestone, calcareous siltstone, dolomite, chert, and carbonaceous limestone. The Roberts Mountains Formation is the second ore host and consists of calcareous, carbonaceous siltstone and thinly bedded, silty limestone. The Waterpipe Canyon formation is thought to have been deposited in a synkinematic foreland basin that formed during the Antler orogeny; it consists of carbonaceous shale with interbedded greywacke, chert pebble conglomerate, bedded chert, sandstone, and siltstone;

  The Schoonover sequence occurs north of the district and consists of basaltic and andesitic greenstone, chert, tuff, volcaniclastics, and siliciclastic and limestone turbidites of Devonian to Permian age; and

  The Antler overlap sequence is restricted to the north end of the range and consists of conglomerates, argillite, siltstone and limestone.

There are 3 ages of dikes: Pennsylvanian basalt dikes, Eocene basalt and quartz-monzonite dikes, and Miocene basalt dikes. The Pennsylvanian and Eocene basaltic dikes are altered and mineralized in most of the mines.

The regional structural setting of the Jerritt Canyon district is complex with several regional deformation events being evident. The Devonian to Mississippian Antler orogeny, resulting from west to east compression, is represented in the upper plate Snow Canyon Formation with north-south folds in both the hanging wall and footwall of the thrust. The Permian to Triassic Sonoma orogeny emplaced the Golconda allochthon over parts of the Roberts Mountains allochthon to the north of the district. The northwest to southeast compression associated with this deformation is rarely seen in the district. The Jurassic to Cretaceous Nevadan orogeny resulted in east-west folds that are often associated with mineralization.

Within the Jerritt Canyon area, gold can locally occur within all sedimentary formations, but is preferentially hosted by the Roberts Mountains and Hanson Creek Formations of the eastern facies in the lower plate of the Roberts Mountains thrust. The Roberts Mountains Formation consists of calcareous to dolomitic siltstones and silty limestones. The Hanson Creek Formation is divided into five members, numbered I through V from the top of the formation to the bottom. Hanson Creek I is a thinly bedded sequence of gray, medium-grained limestones and continuous blocky chert beds; it is typically brecciated. Hanson Creek II is a dark to light gray, irregularly bedded to massive, vuggy, dolomitic limestone. Hanson Creek III consists of intercalated carbonaceous micrites and laminated argillaceous limestones. Hanson Creek IV is a thickly bedded, medium to coarse-grained, carbonaceous limestone with discontinuous black chert nodules. Hanson Creek V consists of laminated, carbonaceous siltstone with chert lenses.

The contact between the Roberts Mountains Formation and the overlying Snow Canyon Formation is a regional thrust fault which transported the Snow Canyon eastward over the Roberts Mountains Formation. The contact between the Roberts Mountain Formation and the underlying Hanson Creek Formation is a discontinuity locally known as the Saval discontinuity. The discontinuity may be an angular unconformity of local extent or a thrust fault. Gold mineralization is typically enriched along this discontinuity. The base of the Hanson Creek is gradational into the Eureka Quartzite. Locally, the stratigraphic section has been repeated by thrust faulting as seen in the interpretive cross-section through the SSX mine.

Alteration in the Jerritt Canyon district includes silicification, dolomitization, remobilization, and reconstitution of organic carbon, decalcification, and argillization. The rocks also exhibit hypogene and supergene oxidation and bleaching. The most important alteration types relative to gold deposition are silicification, remobilization and reconstitution of organic carbon, and decalcification.

The drift connecting the SSX and Steer mines was completed in the latter half of 2005 and the mines have been operated as a single unit referred to as the SSX complex or SSX-Steer complex since then. In 2007 a drift was completed to the Saval 3 portal allowing access to resource extending into the pit wall.

The SSX deposit was discovered in the early 1990’s following the northeast structural trends between the Burns Basin and California Mountain deposits and the west-northwest trends from the Steer/Saval deposits. Mining at SSX started in 1997.

The modeled mineralized bodies show a distinct northwest trend in the SSX area but are generally more east-west in the other areas. The mineralized zones are more continuous in the SSX area ranging from 200 to 2000 feet in length along the northwest strike and 50 to 200 feet in width. The thickness of the mineralization at SSX ranges from 10 to 100 feet. The mineralization at Steer is less continuous ranging in strike length from 50 to 500 feet and 50 to 300 feet in width. The ore thickness at Steer ranges from 20 feet to rarely 100 feet. The depth to mineralization ranges from near surface at the west end of Steer to a depth of about 800 feet below the surface for most of SSX. Most of the mineralization is between 600 to 1000 feet below the surface.

Mineralization at the SSX mine occurs mostly in the micritic unit III of the Hanson Creek Formation. A smaller portion of the mineralization occurs in calcareous siltstone at the base of the Roberts Mountains Formation or in the upper two cherty and dolomitic members of the Hanson Creek Formation. Mineralized zones are localized in and near west-northwest trending steeply dipping dikes (e.g. South Boundary Dike); however, dike material is a minor component of the ore at SSX. Mineralization is also localized along cross-cutting northeast trending faults (the Purple Fault in Zones 4 and 6, and the Crestline Fault in Zone 1). Folding of the mineralized horizons is apparent along axes parallel to the west-northwest dike trend and, more prominently, parallel to the northeast fault set. Gold occurs in decarbonitized rock, commonly in association with variable amounts of orpiment and realgar. Silicification with stibnite can also be associated with gold in portions of the upper cherty member of the Hanson Creek Formation.

Gold mineralization in the Steer portion of the SSX complex has been identified in an area stretching approximately 3,000 feet east from the old Steer pit to halfway along the connection drift to SSX Zone 5. Most gold mineralization at Steer is associated with gently dipping structures cutting through the Hanson Creek III unit. These structures strike northeast and dip southeast, offsetting individual strata. Typical ore zones follow the structures and tend to be broad and relatively thin. The mineralized zones are usually at the contact between the Hanson Creek units III and IV and occasionally follow the structures up through the Hanson III. Both within the Steer portion and the western side of SSX several low-angle features have been observed. These features are at least partly responsible for the gold mineralization at the contact of the Hanson Creek Units III and IV.

In the eastern portion of the Steer area, high-grade mineralization is associated with the Husky fault, a major northeast trending normal fault with at least 300 feet of normal dip-slip displacement to the southeast. Major northwest trending dikes appear to have locally compartmentalized high-grade mineralization. The intersection of these dikes with the Hanson III unit and the Husky fault and its related structures offers excellent exploration potential. One of these dikes is interpreted to be the western extension of the South Boundary dike, which is an important ore-controlling structure at the SSX mine to the east.

At Steer and SSX the structural intersections are the primary targets for resource expansion, as well as the westward extension of the South Boundary dike.

Previous mining at Saval has included both open pit mining (1994-1997) and small-scale underground mining from 2004 to 2006 in the highwall of the Saval 2 pit. Gold mineralization in the Saval Basin area to the west of the SSX mine is primarily hosted in favorable Hanson Creek Formation unit III where it has been structurally prepared by faulting and has locally been compartmentalized by northwest-trending dike systems. In this area, a series of west-northwest trending structures have been cut by northeast-trending faults. Notable structural features include the west-northwest trending Saval horst and the northeast-trending Husky fault, which cuts across the older Saval horst and down-drops it to the southeast. Mineralization is mostly hosted in the Hanson III unit in the vicinity of structural intersections, often forming relatively steep, narrow, plunging bodies. Dikes, such as the Saval 3 pit dike can be traced for thousands of feet. High-grade gold mineralization has been concentrated along the Saval 3 dike in several locations, most prominently in the Saval 3 pit and in the north part of zone 5 at SSX.

Mineralization at Saval generally trends east-west from 200 to 1,000 feet. The width ranges from 50 to 200 feet and the thickness from 10 to 50 feet. The depth is from the surface to about 400 feet below the surface. Saval contains gold mineralization that has been recently remodeled with both 0.01 opt Au grade-shells and 0.10 opt gold grade-shells and is the only deposit that contains both underground and open pit minable resources and reserves. The Saval 4 underground deposit is located east of the current Saval open pit resource and reserve.

The Smith Mine, accessed from near the bottom of the Dash open pit, was started in 1999 as the pit was being mined out. The Smith Mine complex consists of several distinct areas that are accessed from the Smith portal, as well as an area to the east, East Dash, that will be accessed from a separate portal in the Dash pit. During 2006 a separate portal was developed to access mineralization in the east highwall of the Dash pit.

Gold mineralization in the main Smith, Mahala, and West Dash deposits is associated with the northeast trending Coulee Fault and west-northwest trending faults and dikes. In Zone 1, high-grade gold mineralization is hosted in the upper and middle portions of the Hanson Creek Formation unit III within a northwest trending horst block between the South Graben fault and the 170 fault. Mineralization in Zones 2 and 3 is directly associated with west-northwest trending dikes. High-grade mineralization occurs within the Hanson Creek units II and III along the steeply dipping dikes. Lesser amounts of mineralization exist at higher levels where the dikes intersect favorable beds in the Roberts Mountains Formation. An exception to the tight elevation controls on mineralization is at the intersection of the west-northwest trending dikes and Coulee fault. Here, high-grade mineralization blows out into the Hanson Creek unit III along the west plunging intersection of the dikes and the fault for a down-dip depth of 600 ft.

Gold mineralization in the Mahala area is spatially associated with the west-northwest trending Mahala fault and associated dikes and favorable ore-host stratigraphy including units II and III of the Hanson Creek Formation and lower beds of the Roberts Mountains Formation. Mineralization at East Mahala occurs primarily in broad, SE-dipping lenses in Roberts Mountains Formation in the hanging wall of the Coulee Fault.

The B-Pit deposit occurs as gently dipping, thin lenses of mineralized material north of the main Smith deposit. Three of the four lenses occur are stratigraphically bound within the Roberts Mountains Formation. The fourth lens occurs at the top of the Hanson unit III in the wall of a NW-trending horst block just to the south of the other three zones.

The West and East Dash deposits occur at the extreme ends of the west-northwest trending Dash Fault system which formed the mineralization mined in the Dash pit. The West Dash deposit occurs at the intersection of the Coulee fault and the west-northwest trending Dash fault. Most gold mineralization at West Dash occurs in fault-bounded slices of Hanson Creek unit III with minor amounts in the overlying Hanson Creek unit II and Roberts Mountains Formation. West Dash is accessed through the Smith Portal.

The East Dash deposit lies approximately 1,800 feet southeast of the Dash pit. A portion of this deposit has been accessed by a small portal in the pit. At East Dash, most gold occurs in two lenses parallel to the Dash Fault and dipping to the northeast. The largest lens is about 1,100 feet and is 15 feet to 25 feet thick. This mineralization is fairly flat lying and is hosted mostly at the contact between the Hanson Creek II and III units. The north edge of the lens seems to be bounded by a steep east-west trending fault that is locally mineralized with high-grade material. The second lens is smaller at about 350 feet across, but much thicker, up to 120 feet. Some 2011 drill holes tested the mineralization extent of the East Dash deposit.

The mineralization at Smith generally trends northwest with minor northeast trends along minor structures. The mineralization is continuous along the northwest trend ranging from 200 to 2,500 feet. The width of the mineralization ranges from 20 to 400 feet and the thickness ranges from 10 to 100 feet. The depth of the mineralization ranges from near surface at the Dash Pit to 1,200 feet below the surface to the south and east.

The Murray Mine occurs within the Roberts Mountains Formation and the top three units of the Hanson Creek Formation. A minor amount of mineralization also occurs within the silicified unit IV of the Hanson Creek Formation. It was originally discovered by condemnation drilling for a waste dump for one of the early open pits. Mineralization in the main Murray deposit occurs along the New Deep Fault which is a wrench fault striking west - northwest and dipping 50º to 60º to the northeast. Mineralization in Zone 7 located about 750 feet north of the New Deep Fault occurred within calcareous siltstone beds of the Roberts Mountains Formation. Zone 7 and the main Murray have been largely mined out, with remnant pockets of mineralization remaining.

Mineralization previously mined at Murray generally trends southwest but the southern body trends west-northwest. One strong north-south mineralized trend connects to the southern body on the west side. The main trends are continuous ranging from 500 to 2,500 feet. The width is generally 50 to 400 feet and the thickness from 20 to 200 feet. The depth ranges from the surface to 750 feet deep. The groundwater table at this former mine currently lies at approximately 6,100 feet in elevation; no dewatering wells are active at Murray today.

Remaining mineralization making up the current resource at Murray has been remodeled as multiple 0.10 opt Au grade-shells occurring in an area up to 1,500 feet long immediately west (and south) of the existing underground workings. These grade-shells range in size from 100 to 800 feet long, 20 to 230 feet wide, and 5 to 40 feet thick and are located on a sub-horizontal to gently to moderately westerly dipping anticlinal fold limb.

Mineralization in Zone 9 is included in the recently remodeled Murray resource. This mineralization is associated with a westward projection of the New Deep Fault and several northeast trending faults. It was the focus of drilling campaigns in 2002-2005. Although there was no additional drilling in this resource it was removed from reserves in 2006 because of economics and possible water issues; some of this mineralization has been added back to reserves this year based on more favorable mining economics. It consists of two separate areas, a relatively flat-lying zone at the base of the Roberts Mountains Formation and a main zone which is associated with the New Deep fault. Mineralization at Zone 9 is hosted by the Hanson Creek III which is locally overlain by the Snow Canyon Formation.

Starvation Canyon occurs in the southern half of the Jerritt Canyon property. Gold mineralization at Starvation Canyon occurs at the Hanson II-III contact and is localized along a west-northwest fault zone at northeast structural intersections. The majority of the mineralization is within the interbedded micrite and argillaceous limestone unit III of the Hanson Creek Formation, starting at or just beneath the contact. There are instances where mineralization has formed within the massive limestone of the basal Hanson Creek II, but these are rare. Drilling in 2007 and 2008 further defined the resource at Starvation, along its outer edges as well as the internal grade distributions. High angled structures have also been identified. In addition, core drilling has improved sample recovery.

The mineralized zone at Starvation Canyon trends northwest for a length of 1,500 feet and a width ranging from 150 to 400 feet. The mineralized trend has a thickness is 5 to 100 feet and the depth ranges from 300 to 600 feet below the surface. The reserves and resources at Starvation Canyon lie above the groundwater table.

The West Mahala mineralized zone lies between the Smith Mine to the east and the SSX Mine to the west and is hosted at the contact between the Roberts Mountain and Hanson Creek Formations. The West Mahala mineralization is generally 1,000 to 1,200 feet below the surface.

Two main pods of mineralization make up most of the resource at West Mahala. One of the mineralized pods is located just east of the existing SSX-Steer underground workings that strikes northwest and is approximately 900 feet long. This pod has been modeled with 4 separate, stacked 0.10 opt Au grade-shells ranging from 5 to up to 60 feet thick.

The northeastern pods of mineralization were modeled as two separate, continuous, gently westerly dipping and stacked 0.10 opt Au grade-shells and are approximately 1,100 feet long by up to 850 feet wide by 5 to 40 feet thick and are open to the west, east, and south. Mineralization in theses pods trends east-west with continuity ranging from 400 to 1,100 feet. The majority of the resources at West Mahala lie below the groundwater table.

Wright Window is a small open pit reserve and resource area located on the west side of the Independence Mountains to the west of the Murray mine. The deposit is hosted by the lower Roberts Mountains and Upper Hanson Creek Formations along the Saval Discontinuity. Mineralization in the resource occurs in four zones; the west zone mineralization outcrops at the surface and is about 50 feet thick. The higher-grade east area is about 200 by 300 feet long and wide, 45 feet thick, and lies about 400 feet below the surface.

Potentially economic gold mineralization occurs in a series of near-surface zones in the head of Pie Creek drainage on the east flank of Wheeler Mountain in the southern half of the Jerritt Canyon property. Indicated and inferred resources have been included in the block model and are shallow enough (<200 feet in depth below the surface) for consideration of open pit mining. The main pod of mineralization is about 800 feet long, dips moderately to the southeast at about 30°, and is 20 to 45 feet in cross-sectional thickness. Mineralization is hosted in the top of unit 3 of the Silurian-Ordovician aged Hanson Creek Formation (SOhc3) and is probably controlled by northeast-trending faults. Three other smaller mineralized pods are also hosted in the same rock unit but strike northwest and dip moderately to the north. The main mineralized pod occurs between two mineralized northwesterly cross structures.

Potentially economic gold mineralization at Mill Creek occurs in a small, near-surface zone located just down the hill from a mineralized zone previously mined by a series of small open-pits. The modeled remaining intact mineralized zone is about 400 ft across, dips moderately to the north at about 400, and varies from 20 to 70 ft in cross-sectional thickness. Mineralization is hosted in unit three of the Silurian-Ordovician aged Hanson Creek Formation (SOhc) and is localized in a structural wedge between intersecting east-west and northeast trending faults that down-drop Hanson Creek unit three against unit four. These faults splay off of the nearby major northeast-trending Mill Creek fault. The Mill Creek fault is of high displacement and cuts diagonally across the district, forming the western boundary of three major lower plate carbonate rock windows.

Potentially economic mineralization at Road Canyon occurs in a thin, near- or at-surface body10 to 25 feet thick hosted in colluvial material. This mineralization occurs over several hundred feet in length on a moderately sloped hillside. The modeled mineralization is interpreted as the weathered remains of a bedrock gold zone with some amount of downslope movement.

This mineralization was modeled in Vulcan as four separate 0.01 opt Au grade-shells. A much lighter tonnage factor of 17.5 ft3/ton was used for the grade-shell closest to the surface instead of the standard 12.6 ft3/ton in order to better represent swelling and pore space in the unconsolidated material. The unconsolidated material in the near surface mineralization could be potentially scraped or bulldozed in mining.

The Burns Basin area was previously open pit mined from 1988 to 1998. Gold mineralization that comprises the intact open pit and underground resources is mostly hosted at the contact zone between the Roberts Mountain Formation and the Hanson Creek Formation, and locally between the Hanson Creek III and IV units on a gently easterly dipping anticlinal fold limb. The remodeled 0.01 opt gold grade-shells that make up the bulk of the Burns Basin resource are continuous to semi-continuous, locally stacked shapes ranging from 125 to 3,400 feet long, 40 to 1,360 feet wide, and 20 to 100 feet thick. A significant amount of fill has been placed in portions of the Burns Basin pits, some of which is classified as municipal solid waste and debris from crates, cartons, and perhaps demolition of equipment.

A total of 61 surface drill holes were completed at Burns Basin in 2011 to help delineate and extend detection of the gold mineralization. The assays of these 2011 drill holes were not received in time to be included in this current Mineral Resource. However, information regarding the logged depth of fill and depth to intact rock were included in order to confirm the deepest mined topographical surface, which helped confirm the existing intact resources in the area.

Potentially economic mineralization in the California Mountain open pit and underground resources are located north and west of the existing California open pit that was mined from 1993 to 1994. This remaining mineralization is hosted both in the Roberts Mountain Formation near the upper contact with the Hanson Creek Formation, and within unit III of the Hanson Creek Formation. The remaining resource mineralization lies on a northeastern mineralized trend.

The Jerritt Canyon deposits are typical of the Carlin-type deposit consisting of micron to submicron-sized gold particles hosted primarily by carbonaceous, Paleozoic calcareous and sulfidic sedimentary rocks. Lesser amounts of ore are hosted by intermediate to mafic intrusive rock. The deposits often consist of several discrete pods or zones of mineralization whose location is controlled by intersections of major west-northwest and north-northeast structures that cut folded, permeable and chemically favorable host rocks. Locally, intrusive dikes that follow the northwest or northeast structures may be important host rocks. The combination of these structural and stratigraphic controls imparts a highly irregular shape to the ore zones, though most have more horizontal than vertical continuity depending upon the orientation of the host rocks.

Gold in the Jerritt Canyon ore deposits occurs as free particles of inter-granular, native gold, on or within pyrite, or in association with sedimentary carbonaceous material. Due to the sulfide and carbonaceous affinities, most of the gold deposits at Jerritt Canyon require fine grinding and oxidation to permit the gold particles to be liberated by standard, carbon-in-leach cyanidation.

The exploration program outlined in this document accounts for all of the previous exploration information that has been conducted in the past. In addition, the planned 2012 exploration program focuses on drilling resource conversion drill holes both proximal to the Smith and SSX-Steer underground mine infrastructure (underground workings), in the planned Starvation Canyon underground mine, and in open pit resources that have the best potential to advance into potential production. The drilling will be focused along well known mineralized trends (defined by previous drilling, mapping, geophysics, or soil/rock surface sampling) with adjacent in-place infrastructure (underground workings and/or access roads or mining facilities) in order to have the best chance of adding potential new resources and reserves. This will allow the Company to potentially keep feeding ore to the processing facility at Jerritt Canyon well into the foreseeable future. The drilling methods to be employed at Jerritt Canyon incorporate reverse circulation and diamond types which have been proven to work well at other northern Nevada Carlin-Type deposits.

The Jerritt Canyon district was explored by prospectors looking for antimony in the early 1900’s. FMC Corporation, exploring for antimony in the 1970’s), discovered gold occurring in similar habit to occurrences observed in the nearby Carlin trend. In 1976, FMC, (then Meridian Mining), formed a joint venture with Freeport Minerals to explore and develop the deposits. Mining commenced in 1981 with the North Generator open pit.

Since then, the operators of Jerritt Canyon have conducted exploration programs for the identification and development of new mineralized areas. Several open pit deposits were discovered, developed, and mined during the 1980’s and 1990’s, including North Generator, Alchem, Marlboro Canyon, Burns, Steer, Saval and Dash. The Dash open-pit was the last significant open pit to be mined on the property in 1999.

Underground targets were also identified, and the first to be exploited was the West Generator underground deposit in 1993. Underground mining has dominated at Jerritt Canyon since 1999 and has focused at Murray, Smith, and SSX.

The Murray deposit, originally discovered by condemnation drilling, produced over 1 million ounces. The SSX deposit was discovered in the early 1990’s by geologists following the structural trends between Burns Basin and California Mountain open pits. The SSX mine has also produced over 1 million ounces. The MCE, Smith, and Steer extension of SSX are more recent discoveries.

The Jerritt Canyon operation has had a history of exploration and discovery since the 1970’s. In the last few years until Queenstake’s acquisition of the property, most of the exploration efforts have been concentrated at and around the existing underground mines. Exploration efforts in the southern part of the range were directed to areas such as Water Pipe, Pie Creek, and Starvation Canyon. Queenstake has increased the exploration effort near the mine areas and also in the south. As a result, the known mineralization at Starvation Canyon has increased in size and quality so that a portion of it was included in the end of 2005 reserves. Additional drilling at Starvation Canyon in 2007 and 2008 was targeted toward further definition and expansion of the resource.

Queenstake has carried out an aggressive program of exploration since it acquired the property in mid-2003. Since then, a number of different contract drilling companies have completed both underground and surface drilling at the property. The drilling companies for each drill hole are listed on the drill logs kept in the digital drill hole databases (in acQuire software) and/or in the paper drill hole log files stored at the mine. In addition, since mid-2003 Queenstake owned the underground production drills (e.g. Solo, Secoma and Cubex), which also completed part of the underground drilling prior to the August 2008 mine shut down. The total underground and surface drilling completed since 2003 at the property is summarized below (excluding production drilling):

  2003: 280,151 feet of underground and surface RC and Core Drilling;
  2004: 710,896 feet of underground and surface RC and Core Drilling;
  2005: 450,694 feet of underground and surface RC and Core Drilling;
  2006: 396,063 feet of underground and surface RC and Core Drilling;
  2007: 467,242 feet of underground and surface RC and Core Drilling;

  2008: 237,250 feet of underground and surface RC and Core Drilling;
  2009: no drilling was completed in 2009;
  2010: 8,756 feet of underground RC and Core Drilling; and
  2011: 157,769 feet of underground RC and Core Drilling.

The drilled data results stored in multiple datasets from August 2008 to December 31, 2010 were reviewed for the current analysis. Since the last technical report for this property, (Johnson et al., 2011; 2012) additional data derived from 2011 drilling was reviewed in detail by author, Michele White. These new datasets included: 1) the 2011 isis-format dataset used for modeling of the new resource and reserve estimates; 2) the centralized acQuire db; 3) Jerritt lab analysis results for underground production drilling; 4) SMD’s internal dataset used in their daily mine plan; and 5) outside certified lab results from ALS-Minerals commercial assay lab. Other data reviewed from 2011 drilling included drill hole collar locations, downhole surveys, and geologic identification of lithology. Data sets derived prior to 2011were in an excellent state of coherency and standardization as of March 2011, as verified by author Michele White – previous Data Manager for the Jerritt Canyon database. Paper drill hole log files, copies of assay certification, and other integral drill hole data information are also in a state of excellent condition for use in the new resource and reserve estimate. The geology logs for the surface drill holes compare well with one another in the local areas suggesting that the stratigraphy of the rock units was well understood by project geologists working at the property. Additional comments regarding the condition of the Jerritt Canyon drill hole data are discussed below.

There has been considerable geophysical work completed throughout the Jerritt Canyon property since the early 1970’s by numerous contract geophysical companies. A good portion of the property has airborne magnetic data, ground gravity, and ground I.P.-Resistivity. Certain dike sets are identified in the magnetic surveys. Clay alteration is typified with low resistivity response and gravity low whereas silicification typically show up as resistivity highs and associated gravity highs. In addition, deep IP magnetotelluric (MT) surveys and Controlled Source Audio Frequency Magnetotellurics (CSAMT) surveys have been applied locally on the property and have been able to identify main structures that cross the property.

There have also been considerable soil surveys, rock chip sampling, and trench and road-cut sampling performed in the district by employees of the Jerritt Canyon mine. The soils have been typically collected on a predefined north-south oriented grid and analyzed for multi-element geochemistry. Soils overlying shallow ore bodies at Jerritt Canyon are generally enriched in As and Au. The surface geochemistry is stored in a separate acQuire database.

Exploration expenditures by Queenstake in recent years are listed below:

  2007: $7.23 million;
  2008: $6.48 million;
  2009: $0;
  2010: $0.8 million; and
  2011: $8.04 million.

Exploration and development drilling conducted in 2011 targeted either: (1) locating new areas of resources and reserves away from existing underground development; (2) converting existing resources to reserve (near-mine); or (3) drilling in previously disturbed areas including historic open pits. In addition, ground geophysics (I.P.) was conducted in the south part of the district over Starvation Canyon and adjacent exploration targets, and geotechnical drilling was completed in the Starvation Canyon deposit. The proposed 2012 Jerritt Canyon geological program, consisting mostly of development and resource conversion drilling, totals $5.6 million dollars and is separated into three phases.

A significant portion of the future exploration programs at Jerritt Canyon will be devoted to drilling in or around the historic open pits. Most of the historical open pit resources have not been reassessed prior to the current technical report when the gold price was at a much lower price per ounce than it is today.

Drilling and Sampling Methodology

Numerous drilling campaigns have been executed at Jerritt Canyon since its discovery in the 1970’s. Exploration drilling programs typically consist of vertically oriented RC drilling at about 200 foot centers. The spacing is then reduced to about 140 feet and finally, to 100 foot centers or less. Surface core drilling typically makes up about 5% to 10% of the total drilling. During the early drilling years in the 1970’s and 1980’s when shallow open-pit targets were being pursued, most of the surface drill holes were drilled to a maximum depth of 600 feet below the surface and stopped regardless of the geological rock unit or alteration that was encountered. As a result, the district-wide surface drilling is extensive but only for shallow examination. The potential for deeper targets is yet to be investigated.

In the underground mines up to December 31, 2011, definition drilling included core drilling on 50-foot centers from underground stations, using NQ-sized (1.875 inches in diameter) core. In mid-2011 drilling with HQ core was used locally. HQ core is 2.5 inches in diameter. In 2010, underground diamond drilling was used for exploration and resource conversion. Underground RC drilling (Cubex) is used for resource confirmation and is generally drilled on 20 to 40 foot centers. Underground RC drill holes are generally less than 150 feet in length, but can be as long as 300 feet. Up to August 2008, underground production sample drilling consisted of Cubex and rotary percussion drilling (Solo and Secoma). In 2010 and 2011, a 5200 DRC Cubex (RC) drill, owned and operated by SMD, was used primarily for underground production sample drilling at the Smith Mine. These production drill holes were generally short, less than 60 feet, and were drilled on close centers of 10 to 20 feet. The majority of drill holes, other than the production holes, have been measured for downhole deviation. A used Cubex drill rig was purchased in 2011 by Queenstake to conduct underground production drilling at SSX-Steer.

Tens of thousands of holes have been drilled on the property over the years. As of December 31, 2011, there are a total of 15,093 surface drill holes totaling 8,583,348 feet and 37,663 underground drill holes totaling 3,185,739 feet in the acQuire digital drill hole databases. The Murray mine has over 22,000 holes with more than 2 million feet drilled; the Smith mine has over 7,500 underground drill holes with more than 1.61 million feet; the SSX mine has nearly 21,700 underground drill holes with 2.75 million feet of drilling. (The new, 2011 drill holes are symbolized with round, red dots for collars.)

Drilling at Jerritt Canyon for the last eleven years is shown below. Drilling in 2000 through 2002 for AngloGold and Meridian was conducted either by contract drilling companies and underground drill rigs owned by Anglo Gold and Meridian Gold. Since Queenstake purchased the project in 2003 has been performed using underground drill rigs owned by Queenstake or contract drilling companies. The name of the drilling company is listed on each drill hole log stored either in the acQuire digital drill hole database or listed on the paper drill hole log files stored at the mine.

Drill hole data in the acQuire drill hole database is suitable for use for the current resource and reserve work. Additional details of the quality of the drill hole data are discussed in Section 12 of this report.

Drilling in 2008 was conducted both underground at the SSX and Smith Mines and throughout the property on the surface. 2010 underground drilling was conducted at the Smith Mine. No underground drilling was conducted in 2009. No surface drilling was conducted on the surface in 2009 or 2010. All of the surface and underground drilling methodologies used in 2008 and 2010 were similar to that performed in 2007 as described in previous technical reports and are summarized below.

The 2011 reverse circulation (RC) drilling was conducted by three separate contract companies (Rimrock, National EWP, and WDC). Down-hole surveys were taken by a contractor (IDS) using a gyroscopic instrument. Drill hole collar locations were surveyed by in-house surveyors. The vast majority of the 2011 drilling targeted conversion of both underground (ug) and open-pit (op) resources in the following areas: Mahala (ug), East Mahala/East Dash (ug), West Mahala (ug), Starvation Canyon (ug), Burns Basin (op), Saval (op), West Generator (op), and Pie Creek (op).

The 2011 surface RC holes ranged from 4 5/8 inches to 5 ½ inches in diameter (dependent upon bit type – hammer vs. tri-cone). Sample collection was conducted on 5 foot intervals, according to the following protocol established by Queenstake.

  RC drilling operations collected samples in 10 x 17 inch polypropylene bags throughout the entire length of each drill hole.
  The wet splitter was thoroughly cleaned prior to drilling at the start of the drill shift. The rotation speed of the splitter was set to collect a continuous split from the bulk sample that is dropped out of the cyclone. The recommended rotation speed was 60 rpm but may vary due to drilling conditions. The splitter was sprayed clean after each rod change or 5-foot sample interval depending on drilling conditions and thoroughly cleaned and checked during the rod change. The number of “pie covers” used for the upper part of the hole varied significantly due to drilling conditions and was usually determined by the driller and on-site geologist. If more than one pie was open for sample collection, all openings must be symmetrical. Two symmetrical pie division openings are usually sufficient to collect an appropriate volume of material (10 pounds to 15 pounds). Exceptions are; 1) zones of poor return, 2) extreme groundwater production that requires the use of a tri-cone bit, and 3) unique conditions agreed to by the driller and geologist. In these cases a variable number of openings was needed to obtain a continuous split;

  Samples were collected in a labeled bag that was placed inside the bucket. Diluted liquid flocculent was added prior to placing the bucket under the splitter. After the interval was drilled the sample was stirred and allowed to set for a brief period to allow clearing of the water, usually 15 seconds to 30 seconds. Excessive clear water was then decanted off;
  RC drill chips were collected in a hand sieve from the waste port of the splitter and then put into the sample tray to represent each five-foot interval and sent to the logging facility for the geologist to log formation, alteration, and other minerals. Intervals of no sample return were marked on the tray with “No Sample” or “Void”; and
  A drill interval that does not return any sample was marked on the sample bag as “No Sample” and placed in the appropriate shipping bag along with the other samples.

Queenstake representatives transported the RC samples, on a nearly daily basis, from the drill site to the lay-down area immediately adjacent to the surface core logging facility. Approximately 150-200 samples per day (on average) were handled at the lay-down area and prepared for shipment to the commercial lab. Sample shipments occurred twice a week. American Laboratory Services (ALS) provided transport of samples (RC & Core) to their Elko, NV sample preparation facility. During non-operational business hours the security of samples at the lay-down area was maintained by Jerritt Canyon Mine Security Department.

2011 surface diamond drilling and geotechnical drilling was conducted by American Drilling, Inc. at the Starvation Canyon deposit using HQ diameter (2.5 inches) core. Two contract companies (IDS & COLOG) were utilized to conduct down-hole gyroscopic and tele-viewer surveys, respectively, to enable 3 dimensional orientation of the core. Representatives of Golder & Associates engineering firm conducted core orientation, collection of geotechnical data and photographing the drill core as specified by Queenstake. Queenstake representatives conducted geologic logging and subsequent sampling of the core. Sampling was conducted by halving the core using a diamond bladed masonry saw. Surface diamond drilling, for resource conversion, was conducted at West Mahala, Mahala, and East Mahala/East Dash. Pre-collared holes were drilled by reverse circulation to a depth of 800 feet and casing was installed. HQ core was drilled from the bottoms of the RC pre-collars to pre-planned total depths. Queenstake representatives collected the core from the respective drill sites and delivered it to the Jerritt Canyon core shed. The core was photographed then logged for lithological information and for geotechnical data according to the Jerritt Canyon logging manual at the logging facility. Surface core was cut or split with a diamond saw or hydraulic splitter and half of the core was sent to the lab for analysis while the remaining half core was re-boxed and secured in containers under lock and key.

In 2011, underground drilling consisted of Cubex RC drilling for the purpose of ore definition / delineation. Diamond drilling was conducted for the primary purpose of resource conversion with a limited amount of exploration drilling.

One Cubex RC drill was used underground in 2011 at the Smith Mine and was owned and operated by Small Mine Development LLC (SMD). The Cubex drill performed almost all definition drilling and only 630 feet of resource conversion drilling by utilizing a conventional crossover tube above the down-hole hammer with a 3.94 -inch (100 mm) bit. The air cuttings were run through a cyclone but no splitter was used. Drill hole spacing was targeted at 30 to 50 foot centers throughout the deposit and typically drilled in a ring pattern. The attitude of the drill hole can be at any inclination to the mineralized unit although it was preferred to be as close to normal to the ore-controlling structure as possible.

Drill hole length was generally less than 100 feet but occasionally ranged up to 235 feet. The sample interval was 5 feet. Tyvek 11 x 17 inch sample bags were used for the 2010 Cubex drilling. The sample bag was placed in an open-ended sample bag holding apparatus (not a bucket). Drill station ring locations begin at least 5 feet back from the face and were evenly spaced generally every 15 to 30 feet down the heading, and were surveyed and marked in the drift prior to drilling. A Leica Total Robotic Station, owned and operated by SMD, was used as the main underground survey tool.

The driller measured and recorded the location of the drill hole collar after drilling of the drill hole. Collars were not resurveyed after the drill hole is completed. No down-hole survey was performed on the 2011 cubex drill holes. The azimuth for each underground Cubex drill hole comes from the original drill station ring survey. The inclination was measured by the driller during setup using a magnetic angle finder that he attached to the drill rods.

A limited amount of Cubex drilling was conducted at the SSX-Steer mine (Queenstake operated) in 2011. Drilling, sampling, and survey operations were coincident with that described above for the Smith mine.

Diamond drilling in 2011 was conducted by American Drilling Corp. utilizing a Diamec U8 hydraulic-electric drill and drilled HQ diameter core. The underground core rig was used to drill exploration and resource conversion drill holes. All of the drill holes were surveyed at the collar by SMD after the completion of the drill hole. Magnetic declination used at Smith mine was 13° 45’E. Downhole surveys were conducted using a downhole survey instrument (Flexit) either owned by Queenstake or rented by American Drilling Corp.

The diamond drill core was placed in labeled cardboard boxes and transported by the drill contractor to the Jerritt Canyon surface core logging facility. Once the diamond drill core arrived at the core logging facility, the core was stored in this locked facility or supervised by a geotechnician or a geologist during normal operating business hours during the core logging and sampling process. The core was placed on tables in the core logging facility and sample intervals were selected by the geologist at 5 foot intervals or as determined by the geologist based on lithology, mineralogy, or alteration. Photographs were taken of the core for archive purposes. The geologist then logged the geology of the drill hole on paper using a predefined logging scheme specific to the project that includes geology, alteration, mineralization, and geotechnical data if core is being examined.

Once geologically logged, the drill core was sawed into two equal pieces where the rock was competent or equally split where the rock was strongly fractured or broken. One half of the core was typically sent out for analysis at ALS Laboratory and the other half was returned to the core box and stored at the mine typically in a locked truck container for archival purposes. In general, sample lengths were set at a minimum of 6 inches to a maximum of 5 feet. An experienced Jerritt Canyon geologist monitored the progress of the diamond drill by occasionally visiting the underground work site. The 2011 sampling procedures, collection, and security for the underground diamond drilling at the Smith mine have been completed under the direction of the Jerritt Canyon Chief Geologist.

Sample Preparation, Analyses, Security, and QA/QC

Drill hole samples in 2008 2010 and 2011 were analyzed at both the Jerritt Canyon assay lab and two commercial laboratories: ALS and American Assay Laboratory (AAL). The discussion below details the procedures and protocols used to collect and store the data for the Jerritt Canyon property. The Quality Assurance and Quality Control (QA/QC) programs are also detailed below.

In 2008, 2010 and 2011 the mine utilized the non-certified Jerritt Canyon assay laboratory (JC lab) for analytical work on the underground samples with check samples sent to the certified (ISO/IEC 17025:2005) ALS Laboratory Group (or ALS Chemex lab or ALS) for comparison. In 2010 and 2011, the JC lab was utilized for analytical work on the underground production Cubex drill hole samples with check samples sent on a quarterly basis to ALS Chemex for comparisons. The samples for most of the surface drilling in the West Dash resource area in 2006 were also analyzed at the Jerritt Canyon facility. The JC lab is located in a separate building close to the ore processing plant. The JC lab has all the normal sample preparation equipment and facilities but is a noncertified lab.

Towards the end of 2011, the JC lab replaced the two disc pulverizers with 2 BICO ring and puck mills to increase production and obtain a more consistent grind for the assay pulps. In 2008, the laboratory operated continually with a crew of 16 and performed about 500 fire assays per day with a 24-hour turnaround from receipt of sample to reporting of assays. In 2010, the Jerritt Canyon assay lab was operated using one 12-hour work shift with a crew of 15 and performed approximately 360 assays per day. At the beginning of 2011, the JC Lab converted to running 24 hours a day utilizing four 4-man crews working 12 hour shifts. Shifts were supervised with 2 lead personnel who worked dayshift each directing 2 crews. The regular assay processes workload remained the same in 2011 as in 2010.

At the end of 2011, all of the fire assay furnaces in the JC lab were replaced with new furnaces that included a multi-pour system. The ventilation system for the JC fire lab was completely re-engineered and replaced with a more efficient, safer system that included the addition of a bag-house specifically designed to collect lead emissions from the fire assay process.

In anticipation of the potential for handling complex refractory ores, the JC lab also purchased a new AGILANT (Varian) 200 Series atomic adsorption spectrophotometer with an AGILANT Sample Introduction Pump System (SIPS 10/20). This device will enable the JC lab to complete assays using an instrument finish as opposed to a gravimetric finish for more accurate results, particularly for lower-grade ores but has not been implemented yet..

All of the underground samples received at the JC lab in 2008-2011 arrived with bar-coded labels and were transported to the front laydown area in front of the garage door by the drillers, Queenstake staff geologists, drilling support staff, or mine staff working with the contract miner SMD. The labels on the bags correlate to sample logs maintained by samplers and drillers in the Jerritt Canyon Underground Department. Sample bar-codes in 2008 were scanned into the LIMS (an automated sample tracking system that utilizes bar-code scanning devices). As a result of this event, assay lots were auto-created in a database. During the process of bar-code acquisition, in 2009 and the first half of 2010, some labels were manually entered into the database by hand because the LIMS system software was not fully operational. The surface drill hole sample numbers arrived at the lab with labels on the sample bags and then those sample numbers were hand-logged into the LIMS system by the lab technicians. All logged samples in 2008 and 2009 dried for four to six hours at 325°F prior to further preparation for sampling procedures.

All logged samples in 2010-2011 were dried for four to eighteen hours at 205°F in ovens at the lab prior to any further sample preparation described below.

From 2008 and 2011, a rotary (automatic) 1:4 split (50 rotary cuts minimum) followed the first stage of crushing. Core samples were first-stage crushed 99% to1-inch prior to the split; all other types are typically crushed to 1/2 inch prior to the first-stage split. Second stage crushing (99% to 3/8 inch) automatically passes through a rotary splitter (50 cut minimum). The assay split is then pulverized in a plate mill to 95%-150 mesh (Tyler) and blended for five minutes on a rotary blending wheel. In 2012 the pulverizing will be completed using ring & puck mills as opposed to the disc pulverizers used in the past. The processed samples are then placed in bar-coded sample cups and transferred to fire assay.

A tray of 24 thirty-gram charge crucibles is prepared with a standard litharge flux. Each sample is weighed at one assay ton. In 2008 and 2009, of the 24 samples on each tray, one was a repeat sample, one was a standard, one was a blank, and one was a blind standard inserted into the sample stream by the Geology department. The samples in 2008-2011 were fired by the method of fusion/cupellation with a gravimetric finish. The balance used for the final weighing from 2008-2011 is a Cahn C-30 microbalance that was serviced and calibrated on a semi-annual basis by Microlab Services. During 2012 the JC lab will introduce the multi-pour system and the instrument finish for gold determination to increase accuracy and production rate.

The fire assay method used in 2008, as itemized above, provided a template for assay methodology in 2010-2011. Differences in the 2010-2011 method utilized in 2010-2011 include, of the 24 samples on each tray, one was a triplicate sample (in the eleventh position of the sample sequence for facilitating retrieval to send to ALS Commercial Lab for an assay check), one was a blank (second in the sequence), and one was a blind standard inserted into the 24th position of the sample sequence by the JC lab department. The standards used in 2010 and 2011 were the same standards used in 2008 by the Geology Department and presented to the JC lab by the Jerritt Geology staff as pre-labeled blind pulp bags. A few non-certified standards were used by the JC lab in the first half of 2010 for a short period of time while certified standards were being purchased or made. All reference standards utilized in the JC lab during 2011 were certified standards.

For 2008 to 2011, the JC lab in-house quality assurance/quality control (QA/QC) procedure for checking the accuracy of the Jerritt Canyon lab consists of submitting material from saved duplicate samples of the mill feed and tail daily samples to outside labs for comparison. Samples in 2008 were submitted on a weekly basis to either Rocky Mountain Geochemical or Chemex Laboratories. Data was compiled from the JC daily assay sheet and then compared with the results from the two outside labs. The results of the comparison were entered into a statistical program and a running check was maintained on the data.

During 2011, randomly selected samples from production drill hole material were submitted on a quarterly basis to ALS-Chemex Lab by the Jerritt Geology staff for QA/QC checks. The JC lab staff compiles the results of each 24-sample assay batch and forwards the final results to the Geology Department as individual .csv spreadsheet files. The Geology Department compiles the Production drill hole assay results and QA/QC sample result from the JC daily assay sheets and imports the data to acQuire database software. The results from both the JC assay lab and outside labs are compared and monitored using QA/QC protocols set up in acQuire and described below.

Surface RC and diamond drilling completed in 2008 were sent to the primary lab ALS Minerals Laboratory Group (also referred to as ALS Chemex or ALS in this document) and the secondary lab American Assay Laboratories (AAL) in Reno and Sparks, respectively, Nevada. For 2008 and 2009, samples above 0.100 opt gold were routinely fire assayed with a gravimetric finish. For 2010, the ALS Chemex lab in Reno, Nevada was used for all of the underground diamond drill hole analyses. Samples above 0.070 opt Au were routinely fire assayed with a gravimetric finish. For all years 2008-2011, blanks, standards, and pulps were routinely inserted into the sample stream for QA/QC, and check assay.

ALS Chemex typically picked up the cut samples (bagged and labeled with bar codes) at the Jerritt Canyon core logging facility and brought them to their lab in Elko for sample preparation. The 2010 sample preparation procedures for ALS Chemex include:

  the PREP-31 ALS method code that consists of cataloging the sample number, weighing the sample, fine crushing the sample to better than 70 percent passing a 2mm (Tyler 9 mesh, US Std. No 10) screen, splitting off up to 250 g and pulverizing the split to better than 85% passing a 75 micron (Tyler 200 mesh, US std. No. 200) screen;
  Dry-21 ALS method code; and
  CRU-21 ALS method code that consists of a primary crush to approximately -6mm.

Once the samples were prepared by Jerritt Canyon geologists (geologically logged and sample intervals defined) and geotechnical staff (split or sawed core into two equal pieces and placing one half of the core into a labeled and sealed sample bags for assay analysis), they were picked up at the Jerritt Canyon mine site by ALS representatives who transported the samples to their sample preparation lab in Elko, Nevada and eventually to their assay lab in Reno, Nevada for analysis. The 2010 assay procedures for ALS Chemex included:

  The Au-AA23 ALS method code that consists of a 30g fire assay for gold that uses an aqua regia digest and analysis by atomic absorption spectroscopy (AAS) finish. A prepared sample is fused with a mixture of lead oxide, sodium carbonate, borax, silica, and other reagents as required, with 6 mg of gold-free silver and cupelled to yield a precious metal bead. The bead is digested in 0.5 mL dilute nitric acid in the microwave oven; 0.5 mL concentrated hydrochloric acid is then added and the bead is further digested in the microwave at a lower power setting. The digested solution is cooled, diluted to a total volume of 4 mL with de-mineralized water, and analyzed by atomic absorption spectroscopy against matrix-matched standards. The assay range for this analysis is from 0.005 to 10 ppm; all results >1 ppm were automatically re-analyzed by method Au-GRA21;
  The Au-GRA21 ALS method code that consists of a 30g Au fire assay with a gravimetric finish. The sample is fused with a mixture of lead oxide, sodium carbonate, borax, silica, and other reagents in order to produce a lead button; the lead button containing the precious metals is cupelled to remove the lead; the remaining gold (and silver) bead is parted in dilute nitric acid, annealed and weighed as gold. The assay range for this analysis is from 0.05 to 1,000 ppm Au. This assay method is used automatically for over-limit results from the Au-AA23 assay method.

American Assay Lab (AAL) uses similar sample preparation and assay analysis procedures as ALS Chemex. American Assay Laboratory is an ISO noncertified lab and has a sample preparation facility in Elko, Nevada and an assay laboratory in Sparks, Nevada.

Diamond-drilled core was transported from the underground drill stations to the Jerritt Canyon core logging facility by the contract drillers and/or Queenstake geological staff and the diamond-drilled core was stored and logged in a secure (lockable) facility until it was processed for shipment to an assay lab.

In 2011, the laboratory QA/QC procedures were as follows:

Jerritt Canyon Laboratory

•           One standard sample per 24 samples;
•           One blank sample, consisting of silica sand, per 24 samples;
•           One triplicate sample per 24 samples;
•          Check assays consist of in-house QA/QC procedures identified above, and submitting saved triplicates of the production drill hole samples to an outside certified lab for comparison. The production drill hole samples are submitted on a quarterly basis to ALS Chemex Laboratories. The QA/QC program targeted approximately 1% of the total sample population to be check assayed by ALS.

Commercial Laboratory

A commercial laboratory was used to assay surface and underground exploration and resource conversion drill holes. The (2 Tiered) QA/QC protocol for 2011 is summarized below:

Tier 1

•           A blank sample consisting of silica sand inserted as the second sample for each drill hole;
•           One standard sample (listed below) inserted into the assay sample stream every 20th sample. Standards are inserted sequentially (based on either ascending or descending assay value) throughout the entire length of a given drill hole;

Tier 2

•           On a quarterly basis submit the original pulp reject (assayed at ALS Chemex lab) to ALS Chemex. The samples are re-labeled with new sample identification numbers. For the underground drill core, approximately 15% of the original samples assaying > 0.070 opt. and 5% of original samples assaying 0.010 -0.069 opt. are randomly selected from the total sample population. For the surface drilling (RC & Core) the same percentiles of original samples are randomly selected but from 30% of the total sample population. Blanks and standards (as per Tier 1) are submitted with the pulp rejects.
•           On a quarterly basis submit original pulp reject (assayed at ALS lab) to AAL lab using the same sample numbers as the original sample. The sample selection criteria are identical to that described above (excluding those samples selected to be re-submitted to ALS).

All samples submitted to be initially analyzed via Fire Assay with an AA finish. Samples with initial assay result > 0.070 opt. Au are re-analyzed via Fire Assay with a Gravimetric Finish. In this instance the database recognizes the result attained from Fire Assay with a Gravimetric Finish as the “best assay”.

The 4 standards, listed below, were used in 2011. Standards Si54 & SK52 were sourced from a certified commercial laboratory (Rocklabs Ltd.). Standards JCQ06 &07 were sourced from Jerritt Canyon ores. The determined gold concentrations, for each standard used throughout 2011, are as follows:

•	JCQ06 – 0.159opt (Jerritt Canyon mineralized rock source);
•	JCQ07 – 0.241opt (Jerritt Canyon mineralized rock source);
•	Si54 – 0.0519opt (Rocklabs certified standard); and
•	SK52 – 0.1198opt (Rocklabs certified standard).

The Jerritt Canyon sourced standards JCQ06 and JCQ07 consist of low-sulfide bearing carbonaceous limestone material that were collected from the Jerritt Canyon ore-dryer baghouse in early spring 2010 and approximate the size fraction of a pulp generated from a certified commercial lab. A large amount of each sample was submitted to American Assay Laboratory (AAL) Lab in Sparks, Nevada where they used a large blending machine to help homogenize the standards. After homogenization was attained, the standards were submitted to 3 different assay laboratories as random “blind” pulp samples with labelled identification numbers. The assay results of the standards from all of the labs were reviewed together. The recommended ideal Au values were calculated and based on the mean value. The upper and lower acceptable limits for each standard were calculated based on adding and subtracting two standard deviations to the mean value from all three labs.

The RockLab standards were analyzed by over 40 different assay labs around the world, have a 95% confidence level, and lower standard deviations and therefore lower acceptable limits for passing the Jerritt Canyon QA/QC protocol.

In order for an assay batch to pass the QA/QC review, > 90% of the standard assay results must be within two standard deviations (accuracy) of the recommended standard value listed above. Various graphs and a discussion of the results for the 2011 QA/QC program are below.

Results from the standards or duplicates are reviewed by geologists upon receipt from the laboratory. If there is significant deviation from the expected value then the batch of samples is re-fired. If the lab is unable to match the original results within reasonable limits then the sample is re-fired until assay values match or a valid reason for the standard assay discrepancy is determined (e.g. a mislabeled standard or a standard that was inserted out of sequence).

Surface and underground drill data are segregated in the Jerritt Canyon drill-hole database hence the QA/QC data is reported upon separately. In the underground drill-hole database standard and blank sample data are captured for only the exploration diamond drilling.

For the 2011 surface drilling:

Tier 1 QA/QC consisted of submitting (to ALS) a total of 850 blank and standard samples. Zero (0) errors were encountered in the assay results for the 160 blank samples (100% accuracy). For the four (4) standards listed an aggregate of 690 samples were submitted. From the assay results 32 samples (4.5% of total sample population) were found to be in error (the independent laboratory, ALS, had 95.5 % accuracy on the aggregate standard sample population in 2011).

The accuracy for the respective sample populations of the four (4) individual standards is as follows:

Si54: 231 total samples; 96.1% accuracy
SK52: 208 total samples; 94.3% accuracy
JCQ06: 154 total samples; 94.8% accuracy
JCQ07: 100 total samples; 95.0% accuracy

In each instance (for those samples analyzed by fire assay with gravimetric finish- Au_Grav_opt) an excellent correlation is seen between the initial assay and the check assay results attained by both ALS and AAL. Initial analysis of the 45 check samples (fire assay with AA finish-Au_AA_opt) conducted by AAL contained a substantial number of results outside of the error limit. The bulk of these samples had gold contents (0.060 opt) that are of no current economic importance and as such the results are not considered significant. An error was committed on the sample submittal form to ALS resulting in the check samples only being analyzed via Fire Assay with Gravimetric Finish.

For the 2011 underground drilling:

Tier 1 QA/QC consisted of submitting (to ALS) a total of 189 blank and standard samples. Zero (0) errors were encountered in the assay results for the 28 blank samples (100% accuracy). For the four (4) standards listed in section 11.1.1 an aggregate of 161 samples were submitted. From the assay results 13 samples (8.1% of total sample population) were found to be in error (the independent laboratory, ALS, had 91.9 % accuracy on the aggregate standard sample population in 2011).

The accuracy for the respective sample populations of the four (4) individual standards is as follows:

Si54: 45 total samples; 95.6% accuracy
SK52: 47 total samples; 93.6% accuracy
JCQ06: 41 total samples; 90.2% accuracy
JCQ07: 28 total samples; 85.7% accuracy

The results attained from standard JCQ07 are not considered to be a cause for concern. The results are derived from a sample population considered too small to make a qualitative assessment. In addition the combined results (surface & underground drilling) for standard JCQ07 resulted in 93.0% accuracy overall.

Tier 2 QA/QC consisted of submitting 32 check samples to ALS and 30 check samples to AAL. Detailed results can be seen on Fig. 11-13 (2011 QAQC Underground Drilling Duplicates ALS-Chemex Lab vs ALS-Chemex Lab) and Fig. 11-14 (2011 QAQC Jerritt Canyon Mine QAQC Underground Drilling Duplicates ASL-Chemex Lab vs American Assays Lab). An excellent correlation is seen between the initial assay and the check assay results attained by ALS (for those samples analyzed by Fire Assay with Gravimetric Finish-Au_Grav_opt). An error was committed on the sample submittal form to ALS resulting in the check samples only being analyzed via Fire Assay with Gravimetric Finish.

The results of the check assays conducted by AAL appear “at first glance” to be concerning due to a substantial number of samples having results outside the error limit for both methods of analysis. A closer look shows that the bulk of the error samples lie immediately adjacent to the error limit indicating that AAL was unable to repeat the ALS assay value to the third decimal value (0.00X opt). In addition, considering the limited sample population, these results are of limited concern.

Lastly external QA/QC is conducted on production drilling samples that are analyzed by the Jerritt Canyon lab (JC lab). The JC lab analyzes production drilling samples via fire assay with a gravimetric finish. In 2011 a total of 360 check samples were submitted to ALS for analysis via fire assay with gravimetric finish. ALS does not guarantee 95% accuracy on samples with gold content < 3ppm (approximately 0.093 opt) when analyzed via fire assay with gravimetric finish. In excess of 85% of the total sample population (360 check samples) submitted to ALS in 2011 had original assay values < 3ppm. As such only +- 15% of the sample population is providing qualitative data for comparison. In lieu of these circumstances the QA/QC for the JC lab becomes subjective to the individual assessing the results.

In conclusion the results of the 2011 QA/QC for the surface and underground exploration and resource conversion drilling is considered excellent and as such the reported final assays comprising these drill programs are considered valid. The protocol for the external QA/QC for the JC lab should be revised to enable a greater number of check samples having initial assays >3ppm to enable a more qualitative analysis. The 2011 Jerritt Canyon QA/QC data was compiled under the supervision of, and reported upon here, by William Hofer, Chief Geologist, Queenstake Resources, USA-Jerritt Canyon Mine.

Data Verification

The Jerritt Canyon mine has thousands of completed drill holes throughout the land package in the active mines, mined out areas, and exploration targets. Over the years the property has been the subject of many audits in which data verification procedures were carried out.

In 2000, Mineral Resources Development Inc. (MRDI) conducted a review and audit of resources and reserves of the Jerritt Canyon operation. MRDI reviewed the database used at Murray and SSX mines, and did not find any significant errors or problems. Their review of the spreadsheets used for Resource and Reserve tabulation found no errors.

In 2003, Pincock, Allen, and Holt (PAH) reviewed a portion of the database as part of its due diligence review of the Jerritt Canyon operations. Checks of several records of the SSX mine database performed against original logs confirmed the assays values and geological-geotechnical codes. Data validation checks identified a few errors in the drill hole database such as duplicate holes and missing intervals in downhole surveys which were then corrected.

In 2004 and 2005 PAH conducted reviews of Jerritt Canyon resources and reserves, during which they performed checks on several drill hole records and original assay certificates against the database. Their focus was new resource and reserve areas. Data validation identified minor errors in 2005 that were then corrected and no errors in 2004.

In 2006, SRK conducted data validation checks as part of its review of the Jerritt Canyon resources and reserves. The database in new reserve areas such as Starvation Canyon and West Dash were checked against the original logs and assay certificates and no errors were found. Spot checks were also performed on the resource and reserve tables for tons and grade and no errors were found.

In 2007, SRK reviewed the Jerritt Canyon assay QA/QC data and found the results within industry standards.

From 2007 to August of 2008, Geological data and assay data were analyzed by geologists using MineSight software and acQuire. The geological block models for both production and resource were generated in MineSight and converted into the Vulcan software environment for use primarily by mine engineers.

The mine shut down in August 2008. After that data, new company geological staff reviewed the status of the acQuire drill hole databases and the 3-D mining software used for exploration, development, and resource and reserve planning. The new geology group elected to stop using MineSight software and to only use Vulcan software. All usable digital project data stored in MineSight and not already in Vulcan were transferred into Vulcan. In most cases, new digitized 0.10 opt Au grade-shells and geological contacts were hand digitized on systematic cross sections in the primary work areas (SSX-Steer, Smith, and Starvation) in order to make 3-D solids for new block models to help support updated resource and reserve estimations.

The acQuire drill hole databases were heavily scrutinized and cleaned up from February 2010 to March 2011. Hua Jin (M Sc. in Geology), the Corporate VG Geologist at the time who managed the Company’s databases, performed a majority of the acQuire work with the assistance from several acQuire Technical Support staff and other Jerritt geological staff including primary author Michele White. Data corrections were performed on a record to record basis. The numerous edits are all documented in a January 16, 2011 memo by Ms. Jin entitled “Summary of the Jerritt geological database work”, which resides on the computer server and in the annual QA/QC notebooks at the mine.

In the third quarter of 2010, the acQuire software was updated from version 3.9 to 4.2.1.4 and as a result the SQL server software required an update to SQL 2008 R2 to help support the newer acQuire software version. This acQuire upgrade allowed the geology group to migrate the Jerritt drill hole database from the standard model acQuire database management system (ADBS) to the corp model system for all three Jerritt databases: the JC production underground drill hole database, the JC surface drill hole database, and the JC geochem database. This allowed the use of data capture tools (importers) and objects (QA/QC analysis tools) in acQuire to import and help validate all of the captured original raw geological data and assay data as efficiently as possible and to help eliminate human errors as much as possible.

Periodic drill hole data extracts from acQuire are made from both the underground and surface drill holes which consist of .csv files for drill hole collar, drill hole down hole survey, drill hole geology, and drill hole assays. The .csv files are loaded into Vulcan as current .isis drill hole databases which are used for modeling purposes and ultimately for resource and reserve estimations.

After 2008, the new Jerritt geology team decided to use Vulcan as the primary geological modeling software. Many of the underground mine projects stored in the acquire database were found to have similar underground drill hole identification numbers. In order for Vulcan to work efficiently, all of the underground drill holes in the database needed to have a unique drill hole identification number. This was accomplished by adding a unique three-letter prefix to the 5 major underground mine areas: SMI- for Smith; SSX- for SSX, STR- for Steer, MUR- for Murray, and MCE- for MCE mines.

In addition, numerous surface geochemical samples and drill hole geological and assay data related to the June to August 2008 Jerritt Canyon mine and exploration drilling programs were imported into the acQuire databases. Some of the drill holes from the Steer underground mine area required geological logging and sampling. Vice President of Exploration for VG, Todd Johnson, was responsible for securing these drill hole samples in safe locations throughout the mine until financing and geological staff were made available to process them. The securing of the samples mostly meant bagging the samples up in bean bags and properly labeling and securing them with wire ties, then storing them inside secure buildings to keep them away from the harsh winter weather conditions. In addition, Mr. Johnson made certain to store all of the relevant hard paper copies of the 2008 drill hole assay certificates and other drill hole data (e.g. geology logs, down hole survey, collar survey, sample transmittals, geotechnical logs, and QA/QC assay data) in the appropriate binders in the main Jerritt Canyon drill hole library.

The Queenstake historical drill hole geology logs and assay data for the Jerritt Canyon property were mostly stored in the Elko Exploration office during the mine shut down in August 2008. During that time, Mr. Johnson was also responsible for securing and moving all of the Jerritt Canyon exploration data, including the drill hole geology logs and assay certificates and historic geology maps and claim maps from the Elko office to the Administration Building at the Jerritt Canyon mine. Several of the paper copies of the drill hole logs were also located at the Geology offices at the mine. These binders were properly filed with the other drill hole data into one central drill hole data room location.

Numerous duplicate or suspicious geology logs were checked and revised based on visual examination of the hard copy paper geological drill hole logs. It was noticed in mid- to late 2010 that numerous data gaps existed in the surface drill hole database for both Geology and Assay records. A geologist was hired to help collect some of the missing assay and geology records for those areas that were a priority for future exploration or development work. The geological database revisions were documented in internal memos and emails that are stored at the mine site. The addition of the historical geological and assay data to acQuire along with updating all of the 2008 and 2010 drill hole data into acQuire allowed the modeling work at SSX-Steer and Smith to proceed on schedule and also allowed more geological and assay data to be used in the new models.

In addition to the acQuire database work, QA/QC protocols and procedures were reviewed and new guidelines were made. Other data verification was performed during the modeling work and in the construction of the block models and are described below.

A drill hole data audit was performed on the 2008 to 2010 drill hole assay data by Jerritt Geology staff in May 2010. The drill hole data stored in acQuire for certain drill hole records were compared with original assay certificates from the Jerritt Canyon assay lab and the commercial labs. A total of 16% of the 2008 and 2010 total assay records were reviewed for this data audit. The details of this audit are stored on the computer server at the mine.

Only 132 out of the 11,413 reviewed 2008 to 2010 drill hole assay records reviewed (1.2 percent) were found to contain different assay values in the acQuire database when compared with the original assay certificate. Most of these errors are likely the result of: (1) assay reruns for drill holes that were analyzed at the Jerritt Canyon assay lab which were not documented or copied into the paper drill hole files, or (2) data import errors related to data that was occasionally hand-entered. No conflicting assay data values were found for the 2010 underground exploration (diamond drill hole) assays conducted by ALS. The low amount of data input errors found in the 2008 and 2010 assay data verifies the significant amount of effort that the post-August 2008 Jerritt Geology group expended to create a robust drill hole database to help support a revised geologic model. A total of 4 percent of the reviewed 2008 underground exploration drill holes from the Smith mine contained no original assay certificate. These assay certificates should be pursued by Jerritt geological staff to fully update the drill hole files. The 132 corrected drill hole assay records will be fixed for future models.

Additional results of the drill hole audit indicate that the former Jerritt geology staff (pre-August 2008) did not routinely store paper copies of the original assay certificates for the underground production drill holes. Most of the Jerritt Canyon assays were directly loaded from LIMS output files directly into the acQuire Production drill hole database.

There are several instances where the Jerritt Canyon assay certificates contain formatting errors which do not allow the straight import of the data into acQuire. For these cases, the acQuire data entry person must determine what the error is and physically revise the assay spreadsheet in order to correctly import the data into acQuire. The assay lab reports must follow the protocols and formats that have been defined for the final assay certificates in order to allow the efficient flow of assay data into acQuire.

The Geology department has largely completed the task of storing drill hole logging information and assay data into the acQuire databases. Assay data is directly downloaded from the lab (both commercial and Jerritt Canyon’s) and goes through automatic and visual validations before being recorded, thus eliminating most data entry errors.

In January 2012, Qualified Person, Michele White, (C.P.G. Geologic Consultant and Exploration and Mining Data Consultant), retrieved digital copies of data specific to supporting the updated resource and reserve estimate at Jerritt Canyon. There was no surface drilling in 2010. Drilled data up to March 2011 had been cleaned and vetted in multiple previous studies accepted for validation by the primary author. As a result, the current validation of 2011 data was limited to only drill hole data utilized in the Vulcan model and to a term between January and December 2011. The digital files provided original results to compare with the actual dataset utilized in Vulcan including collar locations, downhole surveys, lithology, and assay results.

The 2011 datasets validated included:

  The Vulcan-derived isis database used for reserve / resource calculation for collar, survey, assay, alteration, and lithology.
  Direct exports from acQuire of drill hole collar, survey, assay, and lithology.
  Scanned .PDF files of original assay certificates from the accredited outside laboratory: ALS.
  Jerritt Lab direct reporting assay certificates.
  Assay results from ALS used for uploading into acQuire.
  Small Mine Development (SMD) assay datasets derived from the Jerritt lab and subsequently merged into an edited, centralized database for daily mine development.
  Drilling QA/QC protocols including quarterly reports for 2011, standards definitions, statistical analysis and graphs, and other protocol checks.

Issues with the 2011 drilled data set include:

1.	Utilizing data in Vulcan directly from SMD, which bypasses acQuire.
2.	Edits to raw data such as using place holders and codes in acQuire and Vulcan.
3.	Typographical errors in sample ID from the Jerritt lab.

Details of these issues:

1) The underground drilling data from SMD was more complete than the acQuire database by the end of 2011 due to daily updates to the SMD database, whereas the underground drilling data was last updated in acQuire in late May, 2011. This is due to being understaffed during summer of 2011 drilling. In order to utilize the most up-to-date results for resource modeling in Vulcan, the independent consultant, Karl Swanson, loaded SMD’s underground drill hole database for the period of July 2010 to December 2011 directly into Vulcan. This action over-wrote any previous acQuire data for the underground drill holes in Vulcan for that period. Jerritt staff conducted an audit of the resultant dataset and concluded the data to be almost the same as data in acQuire. The different values were found to be correct in the SMD data based on checks with the source results from the Jerritt lab.

2) The 2011 assay results used in the resource and reserve estimate are derived from 2 labs: ALS Chemex lab and the Jerritt Lab. The commercial lab reported assay results in .csv file formats for direct upload to acQuire according to standardization built-into the acQuire importers to adhere to business rules of protocol for QA/QC compliance. ALS reported results for Au in ppb and also a calculated field for Au in opt. Results higher than 0.1 opt were re-assayed with Au-GRA21 finish in opt, which automatically supersedes the Au ppb results in acQuire as “best sample” for the exports to Vulcan. Deviation from an expected value, (such as a code for a missing sample or place holders for blank spaces), has to be edited for use in Vulcan. Other edits for Vulcan software include removing characters, such as “<” and “>”. As a result, direct correlation between the isis database would be expected to differ from the raw assay results in spreadsheet from the labs.

3) The Jerritt lab will eventually rely on an automated LIMS system. Currently, the Jerritt lab reports assay results with frequent errors in the sample ID. The values of the assay results are not suspect because they are derived from the LIMS-monitored system but the sample ID errors are human derived. These errors in sample ID are easy to detect and edit. This situation hinders a direct comparison of raw Jerritt lab results with the clean isis database.

The Qualified Person, Michele White, accepts this sequence of events in addressing the listed issues with satisfactory results. The 2011 data is valid for use in the isis database because: 1) the SMD data was more complete and is derived from the same source as acQuire, that is the Jerritt lab, 2) the insertion of special characters and place holders by acQuire is a track-able procedure that was examined for error propagation in the dataset used for this update and did not incur errors, 3) the sampleID errors in the Jerritt lab data are predominantly below 0.1 opt and therefore do not impact the resource or reserve.

The assay data verification analysis produced satisfactory correlations between the source data and the isis database. The underground samples derived from Cubex drilling were submitted to the Jerritt lab for assaying and the underground diamond drilling and surface drilling samples are sent to ALS Chemex for certified results. Both labs produced results that fall within industry standards after QA/QC analysis of results.

There are 14,089 total assay results for 2011 in the isis underground assay database. Assay results >0.1 opt have an acceptable correlation between the isis database and the Jerritt lab (about 17% of the assay population is >0.1 opt and the direct matches for those values are consistent). The correlation between the isis underground assay database and the ALS lab results for samples >0.1 opt is100%. There is a direct match of 60% records between the isis database and total source data. The result of the data validation for the isis underground drilling database from January to December 2011 has been reviewed and is considered acceptable by the primary author.

The acQuire surface drill hole database is in an excellent state of verification. Of 37,225 assay records for surface drilling results from ALS, only 17,614 assay results were utilized in the isis surface drilling database. Of these 17,614 isis assay records, there are 1,113 intervals that differ from source data. Of these differences, only 307 samples are >0.1 opt and therefore, only 307 out of 17,614 records could possibly impact the resource / reserve estimate. That is a 93% acceptable correlation of matching records between the original source data and the isis database. This is a very good correlation.

The results of the 2011 data vetting analysis support the opinion that the isis database is based on correct values to within acceptable industry standards. This dataset in conjunction with the previously accepted datasets of drilling results, such as collar location, down-hole survey, lithology, and assay results, form a cohesive, validated database for use by engineers in evaluating and reporting on resources and reserves at Jerritt Canyon for the current Technical Report Update, dated December 31, 2011.

The Qualified Person for data vetting has independently verified the quality of the drill hole data (both collar information and gold assays) used for the current resource and reserve work and finds it adequate for use in the current study. Based on this assessment, the primary author’s opinion is confident that Jerritt Canyon is conducting exploration and development sampling and analysis programs using standard practices and that the data can be effectively used in the estimation of resources and reserves. It is recommended that the logging of geological drill hole data that is currently being done on paper using pencils be done on the computer or hand-held digital device in order to standardize the pick lists and more efficiently process the data in the future.

The mineral processing operation at Jerritt Canyon is very complex and is one of only three processing plants in Nevada that uses roasting in its treatment of refractory ores. Initially, Jerritt Canyon was designed to process oxide and mildly refractory gold ores by conventional cyanidation using chlorine gas for pre-oxidation of the refractory ores. The use of the wet mill to help treat the mildly refractory ores, which used chlorine for ore oxidation pre-treatment, was stopped in February of 1987. In 1989, the roasting circuit (a dry milling process) was added to the process flowsheet for the treatment of highly refractory ores which continues to be used at Jerritt Canyon today for processing of the Jerritt Canyon and other second party (purchased) ores.

Numerous metallurgical studies have been conducted on the ores by the various mine owners at the property including cyanidation and roasting test work since the late 1970’s. In addition, early metallurgical testwork on ores from resource areas, including bottle roll tests for WaterPipe II, have also been conducted. These reports are in the files stored at the mine site. The actual Au recoveries for the various deposits that have been previously mined and processed are also noted in historic documents stored at the mine site.

The Jerritt Canyon ores are double refractory in nature since the gold mineralization is both included in solid solution within sulfide minerals (arsenic-rich pyrite), and locally associated with organic carbon in the host rock. Some limited amount of gold mineralization has also been noted in previous mineralogical studies to be tied up in quartz (silicification). The Jerritt Canyon roaster helps oxidize the majority of the refractory ores for subsequent cyanidation.

A significant portion of the Jerritt Canyon ore contains high amounts of clays and moisture during the winter months. These cause serious handling problems in the plugging of chutes in the crushing circuits. As a result of these conditions, the processing plant capacity during the summer and fall is typically 20% to 40% higher than winter, largely because the dry mill capacity is adversely affected by high moisture in the feed, due to snowfall and ice.

In 2011, VG updated the Jerritt Canyon resource estimate incorporating additional drilling from the 2011 drill campaign. An additional 145 surface drill holes and 1,717 underground drill holes were added since the last NI 43-101 report. The December 2011 resource estimates were done by Mark Odell, Owner, Practical Mining, LLC, P.E. and Karl Swanson, Independent Consultant, SME, MAusIMM using the Vulcan Software version 8.1.3.

The deposits at Jerritt Canyon which were re-estimated and new resources and/or reserves calculated since the last NI 43-101 report are: Burns Basin, California Mtn, Mill Creek, Murray, Pie Creek, Road Canyon, Saval, Smith, Starvation, Steer-SSX, West Mahala, Winters Creek, and Wright Window. Open pit and underground block models were built for the respective deposits. The open pit models were based on both 0.01 opt and 0.1 opt grade-shells whereas the underground models were based on 0.1 opt grade-shells. All block models include the geologic models of the stratigraphic units within the deposit.

The deposits with open pit block models are: Burns Basin, Mill Creek, Pie Creek, Road Canyon, Saval, Wright, and Window. The deposits with underground block models are: California Mtn, Murray, Saval, Smith, Starvation, Steer-SSX, West Mahala, and Winters Creek. Note that only the Saval deposit has both an open pit and underground block model. Due to their close proximity to each other, the Saval, Steer-SSX, and West Mahala deposits are included as a single underground block model called SSX. The stockpiles reposing at the mine portals or remaining from earlier open pit extraction are included in the resource and reserve tables.

Mineral Resource Classification

All blocks which have an estimated gold grade are subsequently classified based on the confidence in the estimation. The confidence is based on the number of composites used in the estimation, the distance to these composites, and the number of drill holes for the selected composites. The Jerritt Canyon mineral resource was classified into Measured, Indicated and Inferred categories using logic consistent with the CIM (2005) definitions referred to in Canadian National Instrument 43-101 and described in the glossary. The highest confidence is called Measured (CLASSNAME = "meas" or CLASS = 1), the next is Indicated (CLASSNAME = "ind" or CLASS = 2), and the lowest confidence is "Inferred" (CLASSNAME = "inf" or CLASS = 3).

Based on the drill hole spacing distance at each of the deposits, distances were chosen which define the classification of the estimated block. At Murray, Smith, and SSX, underground production drilling is spaced between 10 and 25 feet apart. The variograms show a sill range just over 50 feet so a slightly conservative range was chosen. The measured classification for all models except Starvation are blocks that were estimated with an ellipse range of 40x40x20 feet with a minimum of 8 and a maximum of 12 composites which requires a minimum of three drill holes using a maximum of three composites per drill hole.

The indicated classification for all models except Starvation are blocks that were estimated with an ellipse range of 100x100x50 feet with a minimum of 5 and a maximum of 12 composites which requires a minimum of two drill holes using a maximum of three composites per drill hole.

The inferred classification for all models except Starvation are blocks that were estimated with an ellipse range of 300x300x150 feet or 500x500x250 feet with a minimum of 2 and a maximum of 12 composites which requires a minimum of one drill hole using a maximum of three composites per drill hole. The large increase in range is to ensure that all of the blocks within the grade-shells that were not estimated with the measured or indicated estimations get estimated and are called inferred.

Starvation was the first model completed and the classification criteria, which is used for all the other models had not been instituted yet. At Starvation, the classification of the blocks is calculated with a script after the blocks are estimated. A block is measured if the average distance to all of the composites used in the estimation is less than 35 feet and the number of composites is seven or more. Indicated class is when the average distance to the composites used is less than 100 feet, the number of composites is five or more and the block has not been classified as measured. All other blocks are inferred. A maximum of two samples per drill hole is also used for all estimations. Because the average drill spacing distance is between 50 and 100 feet, very few blocks are classified as measured at Starvation.

The drill hole composites were displayed with cross section views of the block models to visually inspect the local estimations of the gold grade by comparing the composite grades to the block grades. Those areas inspected for each block model, especially where high-grade composites exist, looked appropriate and correlated well given the search distance and number of samples used. The modeling method itself ensured that mineralization and the estimate was constrained within the 0.10 opt and/or 0.01 opt Au grade-shells created in Vulcan.

The block models at Jerritt Canyon have been created with standard modeling practices and can be considered reasonable predictors of resources within the modeled areas.

Drill hole composite statistics were compared to the block statistics for each block model. All of the estimated blocks, measured, indicated, and inferred were used to calculate the average block grade. All composites flagged as inside the grade-shells with a grade greater than zero were used to calculate the average composite grade.

The comparison on this global scale was acceptable. In addition, ongoing reconciliation studies done in 2010 and early 2011 that compare actual mined grade and tonnage vs. that predicted in the block model for the Smith mine compare very well.

The average estimated grade is lower than the average composite grade as is expected. The exception in is the Murray deposit where the higher grade samples are grouped in such a way spatially that they are estimating a larger volume than the lower grade samples. This is biasing the estimation slightly and giving a higher grade estimate than expected. Where more than one estimation method exists, the average estimated grades compare favorably by deposit.

Mineral Resource Statement

The Jerritt Canyon mineral resources, including reserves, as of December 31, 2011 are as follows:

	Measured			Indicated			Measured + Indicated			Inferred
Mine	kt	opt	koz	kt	opt	koz	kt	opt	koz	kt	opt	koz
Underground
Smith	2,098.1	0.224	470.2	2,133.4	0.215	485.6	4,231.5	0.220	928.8	979.5	0.196	191.8
SSX	2,248.2	0.211	474.0	1,451.1	0.205	298.2	3,669.2	0.209	772.2	371.7	0.198	73.7
Saval	55.9	0.237	13.2	277.7	0.222	61.5	333.6	0.224	74.8	95.4	0.200	19.1
West Mahala	25.3	0.196	5.0	363.5	0.190	68.9	388.7	0.190	73.9	1,854.6	0.175	324.0
Murray	163.0	0.207	33.7	427.2	0.216	92.2	590.2	0.213	125.9	86.0	0.215	18.5
Starvation	5.9	0.294	1.7	519.4	0.250	130.0	525.2	0.251	131.8	255.4	0.253	64.6
California Mtn.				4.5	0.184	0.8	4.5	0.184	0.8	29.5	0.192	5.7
Winters Creek				90.3	0.162	14.6	90.3	0.162	14.6	9.2	0.186	1.7
Subtotal	4,596.3	0.217	997.9	5,267	0.214	1,124.9	9,863	0.215	2,122.8	3,681.2	0.190	699.1
Open Pit
Burns Basin	34.5	0.087	3.0	309.9	0.097	30.2	344.5	0.096	33.2	14.0	0.079	1.1
Mill Creek	3.2	0.091	0.3	272.9	0.094	25.8	276.2	0.094	26.1	3.4	0.154	0.5
Saval OP	84.8	0.135	11.4	569.5	0.065	37.2	654.3	0.074	48.6	222.2	0.142	31.6
Wright Window	7.9	0.142	1.1	117.8	0.090	10.6	125.8	0.094	11.8	4.8	0.093	0.4
Pie Creek		0.000		205.4	0.087	17.9	205.4	0.087	17.9	4.9	0.090	0.4

Road Canyon		0.000		17.5	0.069	1.2	17.5	0.069	1.2	185.1	0.082	15.1
Subtotal	30.4	0.121	15.8	1,493.1	0.082	122.9	1,623.6	0.085	138.7	434.5	0.113	49.3
Stockpiles	180.0	0.094	17.0	622.6	0.065	40.7	802.6	0.072	57.7	-	-	-
Total	4,906.8	0.210	1,030.7	7,382.7	0.175	1,288.5	12,289.5	0.189	2,319.2	4,115.7	0.182	748.4

Note:

(1) The following parameters were used to determine the gold cutoff grade for each resource area: a US$1,400 per oz gold price which is equal to a 24-month trailing average gold price of US$1,400oz (2)Mineral resources that are not mineral reserves do not have demonstrated economic viability

Underground mineral resources where estimated by creating grade shells containing only those blocks greater than 0.12 opt (0.13 opt at Starvation) and are located outside of the sterilization solids described above. The grade shells were also reviewed by the QP and further reductions made where the grade shells were deemed unrecoverable based on factors of size, distance from existing or planned workings or potential interference from previously mined large un-filled stopes which could extend beyond the sterilization solids. Finally a mining recovery factor of 5% and dilution factor of 10% was applied to the resources inside the remaining grade shells. These factors are reasonable for the type and scale of underground mining practiced at the Jerritt Canyon Mines.

Open pit resources were estimated by creating a Lerch Grossman optimized $1,400/ ounce pit shell using measured, indicated and inferred blocks, all other blocks are considered waste. The operating costs used in the analysis are those given below. Metallurgical recovery is a function of grade and is estimated using the equation listed below. The resultant pit only mines those ore blocks which will provide a positive value when including the cost of mining all the overlying waste blocks. The resource only includes the measured, indicated and inferred blocks that are inside the $1,400 pit shell and exceed the minimum cutoff grades. The reported open pit resources also include 5% mining dilution and 5% mining losses. These factors are reasonable for the scale and scope of the resource pits.

Dewatering will be required for 46% of the Murray Mine resources, 24% of the Smith Mine resources and 100% of the West Mahala resources. Queenstake plans to construct dewatering wells, treatment facilities and disposal facilities to handle all dewatering that cannot be consumed in the process plant.

We are not aware of any possible adverse or unusual restrictions on mining resulting from legal or title issues, taxation, socio-economic, environmental, political, or others that would affect the Jerritt Canyon operation. The mine has or expects to receive the permits necessary for operation.

Mineral Reserve Estimate

Mineral reserves were estimated by Practical Mining LLC under the direction of Mark Odell (P.E.), Consulting Mine Engineer.

Jerritt Canyon Mineral Reserves – December 31, 2011

	Proven			Probable			Total
Mine	kt	opt	koz	kt	opt	koz	kt	opt	koz
Underground
Smith	955.9	0.206	197.3	1,100.7	0.217	238.4	2,056.65	0.212	435.7
SSX	598.5	0.192	115.1	682.4	0.189	129.2	1,280.9	0.191	244.4
West Mahala	23.5	0.214	5.0	175.9	0.185	32.5	199.3	0.188	37.5
Saval	19.7	0.229	4.5	149.3	0.207	31.0	169.1	0.210	35.5
Starvation	6.	0.271	1.6	337.4	0.265	89.3	343.4	0.265	90.9
Murray	106.0	0.213	22.5	306.4	0.224	68.6	412.4	0.221	91.1
Subtotal UG	1,709.6	0.202	346.1	2,752.1	0.214	588.9	4,461.7	0.210	935.0
Open Pit
Burns Basin	45.7	0.093	4.2	303.1	0.076	23.0	348.8	0.078	27.2
Mill Creek	3.2	0.089	0.3	182.9	0.090	16.5	186.0	0.090	16.8
Saval	36.9	0.172	6.3	108.1	0.065	7.0	144.9	0.092	13.4
Wright Window	4.9	0.175	0.9	108.0	0.093	10.0	112.9	0.096	10.9
Subtotal OP	90.6	0.129	11.7	702.0	0.080	56.5	792.6	0.086	68.2
Stockpiles	180.0	0.094	17.0	622.6	0.065	40.7	802.6	0.072	57.7
Total	1,980.2	0.189	374.8	4,076.7	0.168	686.0	6,056.9	0.175	1,060.8

Underground mining accounts for over 90% of the Jerritt Canyon Reserves at year end 2011. The reserves are distributed among 5 underground mines located throughout the district. These are, listed in decreasing order of reserves, the Smith Mine, SSX complex which includes the SSX, Steer and West Mahala reserves, Murray, Starvation and Saval. The Smith and SSX mines are currently operating, and the Murray Mine operated from 1994 to 2006. Starvation and Saval are both proposed new mines.

Mine designs for each mine have been created using Vulcan software. Each mine design consists of a collection of individual excavations, each designed in accordance with the outlined parameters. The excavations are oriented along preferred mining directions in each stoping area and arranged to extract as much of the measured and indicated resource that meets the minimum breakeven cutoff grade requirements discussed while minimizing the amount of diluting material included.

The stope average grade must exceed the minimum breakeven cutoff grade after the application of 5% mining losses and 10% dilution to be considered for inclusion in mineral reserves. If an excavation is required to access a stope or other development drift and after the application of mining recovery and dilution factors the average grade of the excavation exceeds the incremental cutoff grade, will it be considered for inclusion in mineral reserves. Only the measured and indicated resources within the mine design excavations are used for the calculation of proven and probable reserves.

The cut off grades for underground reserves were determined using a gold price of $1,275 per ounce and the mining, haulage, processing and administrative costs. Process recoveries are grade dependent and vary between 75 and 90%.

Included in the reserve are 184 koz. located below the local water table. These include all of the West Mahala reserves, the reserves at Murray below the 6100 foot elevation, Smith Mine Zones 2, 3 and 4 reserves below the 6,600 foot elevation and the Smith East Zone 9 reserves below the 6,300 foot elevation. The company plans to dewater these reserves by drilling wells from the surface into targeted ground water compartments. This water will either be used in the process or treated and discharged to a rapid infiltration basin. Engineering of the dewatering system is ongoing and the permitting process will be initiated in 2012. The Reserves Life of Mine Plan includes capital spending and schedule allowances for the dewatering operations.

Open pit reserves are contained in four different Mining Areas. These are, in decreasing order of reserves, Burns Basin, Mill Creek, Saval and Wright Window. Open pit reserves were estimated by creating a Lerch Grossman optimized $1,275 per ounce pit shell using only measured and indicated blocks. The resultant pit only mines those measured and indicated blocks which will provide a positive value when including the cost of mining all the overlying waste blocks.

Using the optimized pit shell as a guide a final engineered pit was designed with haulage ramps and catch berms. If, after the application of mining recovery and dilution factors, the final pit has positive economic value then the measured and indicated blocks contained inside the pit design that are greater than the cutoffs grades can be considered proven and probable reserves.

The open pits included in the reserve estimation are of limited size and scope. Three of the four are also located in areas previously mined by open pits and none of them will require dewatering. The combination of these factors will allow timely receipt regulatory approvals.

Recent operating results, including production costs, of the Jerritt Canyon mines are presented in this section. In addition, geotechnical parameters, mining methods, ore control, stockpile resources and reserve reconciliation are presented in this section.

Jerritt Canyon is an operating property with over 20 years of production experience, during which approximately 7.8 million ounces of gold have been produced up to year-end 2011. The Jerritt Canyon mine complex currently consists of two operating underground mines (Smith and SSX) located several miles southwest of the processing plant and administration facilities which are 50 miles north of Elko, Nevada. Mining operations resumed at the SSX-Steer complex during the third quarter of 2011. The Murray underground mine was closed in 2006 and the MCE underground mine in 2004.

Recent operating results, including production costs, of the Jerritt Canyon mines, are presented in this section. In addition, geotechnical parameters, mining fleets and ore control are presented in this section. Stockpile resources and reserves and reconciliation are also presented in this section.

All mines feed the same processing plant, with output from the underground operations and other sources (e.g. remote and mill Jerritt stockpiles) totaling nearly 0.37 million tons during 2011 and 0.41 million tons in 2010. The producing properties at Jerritt Canyon excluding third party purchased ores (e.g. Newmont), and their annual production rates for years 2010 and 2011, are given below and represent ore materials processed through the mill on a dry ton basis.

The full processing plant has the capability of treating approximately 6,000 tons/day (125 tph for each roaster). The historical processing capacity rate of 4,320 tpd (90tph for each roaster) was quite attainable when the feed derived mainly from open pit operations, but has been a significant surplus when accepting material from the underground mines simply because the total mine output cannot attain this daily rate. In mid-2007 Queenstake amended an agreement with Newmont USA Limited to purchase material delivered to Jerritt Canyon by Newmont, which would supplement mined ores feeding the roasters and thereby reduce certain unit operating costs.

The plant processed a total of 628,418 tons in 2011 and operated for 339 total days to achieve an average processing rate of 1,853 tons/day for the year. Gold produced in 2011 from all sources was 76,585 ounces (recovered) from 628,418 tons of processed ore and purchased material at a metallurgical recovery that averaged 85.8% . The Smith underground mine reported production of 269,795 tons of ore containing 46,971 ounces of Au. The daily average ore production rate from the Smith Mine in the fourth quarter of 2011 was approximately 1,169 tons. Underground mining at the SSX-Steer mine Complex started in early October of 2011 and averaged approximately 150 tons of ore per day in the fourth quarter of 2011. Ore production at SSX-Steer is planned to increase to 1,250 tons per day by the second quarter of 2012. A total of 95,351 tons of Jerritt stockpile material containing 7,182 oz of Au was processed through the mill in 2011.

The plant processed a total of 599,555 dry tons in 2010 and operated for 322 total days to achieve an average processing rate of 1,862 tons/day for the year. Gold produced in 2010 from all sources was 65,104 ounces (recovered) from 599,555 tons of processed ore and purchased material at a metallurgical recovery that averaged 88.2% . For 2010, the Smith underground mine reported production of 176,409 dry tons of ore containing 29,278 ounces of Au, along with 186,650 waste tons. The daily ore production rate from the Smith Mine in the third quarter of 2010 reached the target of 1,000 ore tons. A total of 233,731 tons of Jerritt stockpile material containing 14,122 oz of Au was processed through the mill in 2010.

The plant processed a total of 338,350 tons in 2008 and only operated for 159 days that year due to the significant amount of down time. The plant therefore processed an average of 2,128 tons/day in 2008. Plant capacity is limited to some extent by the “fuel content” of the ore (principally contained pyrite) which tends to enhance temperatures in the roaster and so must be regulated carefully when this type of rock serves as feedstock. Blending of various mined products is practiced constantly to reduce deleterious impacts from rock types with high fuel content, high arsenic content, and so forth. Also the capacity was somewhat limited because of air permit requirements at that time. Gold produced in 2008 from all sources was 44,732 ounces from 338,350 tons of processed ore and purchased material at a metallurgical recovery that averaged 87.3% .

The Smith and SSX-Steer underground mines reported production of 135,909 tons of ore, along with 136,070 waste tons in 2008. This tonnage figure was significantly less than the 2008 budgeted amount of nearly 336,641 ore tons at a projected mined grade of 0.284 ounces/ton which can be mostly attributed to the August 2008 mine shut down and other mill shut downs in early 2008. In 2008 a total of 88,709 tons of Jerritt Canyon stockpile (remote + mill) was processed through the mill. Of this total, 32,793 tons of remote stockpile material containing an average grade of 0.170 opt Au was delivered to the mill and processed. In addition, a total of 55,916 tons of mill stockpile at a grade of 0.141 opt Au was processed in 2008.

Due to poor record keeping in 2009 by the contract mill operator, Golden Eagle, the total amount of ore tons processed in 2009 was not recorded by VG but they reportedly produced 9,770 ounces of Au for the year. All ore materials processed in 2009 were not separated by source and were a mixture of Newmont, Hollister, and Jerritt stockpile materials located at the mill. It is assumed that no remote Jerritt Canyon stockpile materials were hauled to the mill in 2009. The mill only operated for 130 days in 2009 as a result of several “stop” orders received from the NDEP.

Newmont ores continued to be purchased and processed by Queenstake in 2011. In 2011, Queenstake processed 254,221 dry tons containing 33,968 ounces. Ore purchasing contracts with Newmont were made in 2010. A total of 86,257 wet tons of ore containing 16,905 ounces of Au were purchased from Newmont (all in Quarter 4 in 2010) and delivered to the mill in 2010. During 2008 and 2010, Queenstake processed 113,732 and 189,415 dry tons, respectively, of Newmont material. The Newmont stockpile ores processed in 2010 included material delivered to the mine prior to 2010. The amount of Newmont ores processed in 2009 is unknown due to poor record keeping by the contract mill operator.

A scheduled mill shut down is planned for at least three weeks in January in 2012 for maintenance and also to replace and move the ore dryer to the front end of the circuit. Instead of drying ore after secondary crushing, the new ore dryer will dry ore after primary crushing which will increase the drying efficiency. The new dryer will also be sized larger to handle more ore. In addition, the material handling (conveyors) after the secondary crusher will also be re-arranged and optimized during the planned mill shut down. Other planned modifications to the processing facilities will include a change-out of the Merrill-Crowe precipitation circuit with an electrowinning circuit, replacement of a quench tank, and improvements to the oxygen plant.

Underground Mining at Jerritt Canyon consists of two primary mining methods, longhole open stoping with delayed backfill and modified drift and fill. The preferred sequence for longhole stopes is to mine from the bottom up and for drift and fill to mine underhand or from the top down. These methods have been employed successfully at Jerritt Canyon since 1993.

The stope development drifts for longhole open stoping and for drift and fill are typically from 15 to 20 feet high and 15 to 25 feet in width depending on the ground conditions and geometry of the ore. The excavations are created using conventional drill, blast, muck and support techniques. All aspects of the mining cycle are fully mechanized to provide the highest safety standards and productivity levels.

Split set rock bolts and welded wire mesh provide the primary means of ground support. These can be supplemented with resin anchor rebar bolts, cable bolts and/or shotcrete when conditions require additional support.

The development drifts for longhole stopes are spaced with a minimum back to sill separation of 25 feet vertically. This vertical separation can be increased to as much as 100 feet if the geometry of the deposit will allow. Once the top and bottom stope development drift is completed the intervening ore will be drilled with a mechanized production drill using 2 ¾ inch to 4 in diameter blast holes. The blast holes will be loaded with either ANFO or emulsion explosives and fired in groups of three or four rows progressing from the hanging wall to footwall of the stope. Following each blast the broken ore is removed from the stope by means of a remotely operated load haul dump unit. Remote operation allows the operator to stay at a safe location under bolted ground at all times.

Once the stope has been extracted it is backfilled to the level of the top access drift sill. The backfill material used is a cemented rock fill which contains from 4 to 8% cement and will have unconfined compression strengths of 400 to 600 pounds per square inch (psi). The backfill will reach its required strength within three to seven days at which time development of the adjacent stope may begin. If there are no further adjacent stopes to be extracted the stope can be backfilled with unconsolidated waste or left open. If there is another stope immediately above the backfilled stope then the top access drift of the prior stope will serve as the bottom access for the next otherwise it will be backfilled in preparation to mine the adjacent stope.

If the vertical thickness of the ore is not great enough to allow long hole stoping then drift and fill methods are employed. In this method a top access drift will be driven at the upper extent of the ore. Any ore remaining below the access drift is removed by means of breasting up the sill or of the access drift. During breasting the footwall can be ramped at up to a -25% gradient to allow LHD access. The height of the breast can reach up to 40 feet. Upon completion of the stope it will be backfilled similar to a longhole stope.

Any underground mining dilution occurs at the fringes of the ore pods or lenses. Within the pods, slices or drifts are extracted and then backfilled with cemented waste material. When the backfill has consolidated, the ore between the primary stopes or drifts is then extracted. In the primary cuts, the interior stope boundaries are surrounded by ore, so little dilution results. Within the secondary cuts, the walls and/or back are cemented backfill, which has less jointing than the ore or enclosing rocks, and thus little dilution takes place. It is primarily on the fringes of the individual ore bodies that dilution occurs, with the amount also being dependent upon the mining method. Historically dilution at Jerritt Canyon has averaged 10% or less for all mines and mining methods. All dilution material is applied at zero ounces per ton. All of the underground reserves have also been adjusted to include a mining recovery factor of 95%.

Access drifts to the stoping areas are excavated in a manner similar to stope development drifts. Access drift dimensions are 15 feet wide by 15 feet high to accommodate 30 ton haul trucks and provide a large enough cross sectional area for ventilation. The gradient of access drifts can vary form -15% to +15%. Access drifts are also equipped with compressed air piping, 4160 volt electrical distribution systems, mine water supply piping, water discharge piping and communication systems.

Capital development rates will be as much as 9,800 feet per year at SSX and 8,900 feet per year at Smith in order to achieve the planned ore production levels.

The Hanson Creek host rock at Jerritt Canyon has a fair to poor classification with RMR values typically in the 30 – 40 range. These conditions are managed by limiting the span or hydraulic radius of open excavations through the use of cemented backfill. And by applying the ground support materials mentioned above. On occasion geologic structures are encountered with adverse orientations to the mine workings. These are controlled with the application of the additional ground support materials. Under the most severe conditions the drift will be advanced following the installation of spiling or steel sets.

Underground Mining at Jerritt Canyon relies heavily on diesel equipment to extract the ores. This requires large amounts of fresh ventilation air to remove the diesel exhaust and maintain a healthy environment. A combination of the main access drifts and vertical raises are arranged in a manner to provide a complete ventilation circuit. The mine portals can be either intake or exhaust.

A portion of the reserves and resources located in the Smith and SSX/West Mahala areas are located below local ground water table and will require dewatering. Dewatering will be accomplished by means of high capacity production wells drilled from the surface and targeted into specific compartmentalized ground water horizons. Each well can have a capacity of up to 500 gallons per minute. Discharge from the wells will be used to provide the 700 gallons per minute of process makeup water required or will be treated and disposed of in a rapid infiltration basin. Water treatment will be required to maintain allowed levels of arsenic, antimony and total dissolved solids.

Two wells are budgeted to be completed in 2012 and will be initially used to test the ground water response to pumping and provide additional water quality data for detailed engineering of the water treatment plant and rapid infiltration basin. Additional wells will be completed as mining progresses into each of the areas requiring dewatering.

Dewatering will also be required at the Murray Mine. During its operation the Murray mine was dewatered through a series of small underground wells drilled to target specific water bearing structures. This water did not require treatment and was pumped to 3 injection wells located below the Alchem pit for disposal. The system remains in place and will be rehabilitated with the reopening of the Murray Mine.

The Life of Mine Reserves Plan contains $36M in capital for the design and construction of the dewatering facilities. Production from the areas requiring dewatering is not scheduled to begin until mid-2014. Engineering of these facilities is underway and permitting will commence in 2012 and is not expected to delay mining.

Open pit methods will be used to extract some of the reserves at Jerritt Canyon. Three of these areas, Burns Basin, Mill Creek and Saval were mined previously by open pit methods. The fourth area, Wright Window, has not been the site of any previous mining activity. Open pit mining will provide between 100,000 and 350,000 tons of ore per year beginning in 2013. Stripping ratios will vary from a low of 2:1 at Wright Window to a high of 17:1 at Saval.

The open pits will be conventional drill, blast, load and haul operations utilizing 10 to 15 cubic yard loaders and 100 – 150 ton haul trucks. The pits will be worked in 20 foot benches with the ore and waste delineated using blast hole assays. It is anticipated that all open pit mining will be performed by a qualified contractor. Operating and capital costs in the Life of Mine Plan have been adjusted accordingly.

Previous open pit mining allowed for a 55 – 65 degree bench face angle and a 45 degree inter-ramp slope angle. These operations resulted in stable pit slopes that remain intact over 10 years following the cessation of mining activity in these areas. Similar allowances have been made in the planned reserve pits.

Mining recovery and dilution factors of 95% and 5% have been applied to all open pit reserves. The diluting material is assumed to be waste with no recoverable gold values. These factors are within acceptable industry limits.

Waste Rock will be disposed of in waste rock storage facilities adjacent to the pits, or will be backfilled into previously mined pits. The limited size and scope of the open pits and proximity to previous mining activity does not present any permitting or environmental issues that could delay or prevent exploitation of open pit reserves and resources.

Muck from each round is hauled from the portal and piled in discreet windrows at the muck laydown area of each mine. Miners label each pile with a lath including heading, date, and shift. Three samples are collected per round. An ore control technician will walk around the entire pile taking representative scoop samples to fill three 5 pound sample bags. Flagging is tied to the lath to indicate the pile has been sampled. Bags are hand labeled with unique sample identification numbers and transported to the Jerritt Canyon assay lab.

Assay results are issued 24 to 72 hours later. The Geologist or Engineer marks the piles ore or waste by painting the lath orange for ore or blue for waste. Once a pile has been marked ore or waste, it is hauled to its corresponding destination.

Stockpile materials are mined with 50- or 150-ton haul trucks and a front-end loader. Muck material to be mined has previously been assayed for grade control and is typically flagged in the field as ore or waste. Stockpile ore is delivered to the ROM whereas waste is delivered to a local waste dump.

The various stockpiles at Jerritt Canyon are categorized based on their spatial distance to the mill. The Remote Stockpile consists of numerous individual stockpiles that reside proximal to their original mined source. These stockpiles are located at varied distances distal to the mill. Prior to Year-End 2009 these stockpiles were inventoried by physical survey then subsequently reconciled to the Year-End 2007 (NI 43-101) stockpile resource. This reconciliation formed the basis for the reported Year-End 2010 reserves/resources.

The Mill Stockpile (a.k.a. ROM) consists of numerous individual stockpiles located proximal to the primary crusher facility at the mill. Ores derived from various sources (including the remote stockpiles) are delivered to the ROM prior to processing thru the mill. All ROM deliveries are segregated by source.

ROM stockpiles are inventoried on a monthly basis via physical survey conducted by the mine Engineering Department. This inventory provides the baseline for the monthly mine/mill reconciliation and subsequent reserve/resource depletions.

Jerritt Canyon Stockpile Reserve/Resource Summary

	Year-End 2010			Year-End 2011			Net Depletions
Stockpile	Tons	Ounces (Au)	Grade (opt)	Tons	Ounces (Au)	Grade (opt)	Tons	Ounces (Au)	Grade (opt)
Remote	745,570	54,072	0.073	622,621	40,678	0.065
Mill	143,555	18,021	0.125	180,012	16,990	0.094
TOTAL	889,425	72,093	0.081	802,603	57,668	0.072	86,792	14,425	0.166

Jerritt Canyon Ore Stockpile assayed sample results were reviewed and verified by Qualified Person, Michele White, based on review of data for assay checking and chain of custody including:

  Raw assay reports from Jerritt lab
  Certified assay results from outside laboratory
  Compilations of sample assays in spreadsheet format from staff: Paul Noland (Chief Geologist, 2009), William Hofer (Chief Geologist, 2010- current), John Vipham (Staff Surveyor).

The datasets provided were reviewed for chain of custody from 2009 analysis performed by Paul Noland to current analysis by William Hofer, including additions and editing by John Vipham. The sample results were reviewed for accuracy by comparing assay reports with subsequent eras of compilation spreadsheets between 2009 and December 2011. Some of the initial stockpile samples from 2009 were sent to ALS Chemex lab. Otherwise, all the samples were assayed on-site at the Jerritt lab and continue to be so.

In 2010, a regular sampling program had been initiated for remote stockpiles from which an estimate of the potential for inclusion in site resources is referenced. Of the total assay population used in the stockpile compilations, 22 percent were matched to corresponding records in previous compilations and traced to original assay certificates. This is an acceptable representative population of stockpile assay results.

There is excellent correlation between lab results and corresponding compilation spreadsheets (100%). The chain of custody between sequential copies of stockpile assay assessment is also 100% accurate. Based on excellent correlation between subsequent compilations and assay-checks the Jerritt Canyon Ore Stockpile compilations are considered accurate by the primary author.

The unit operations at the Jerritt Canyon processing plant are comprised of the following circuits:

  Primary crushing;
  Secondary crushing;
  Fine ore drying;
  Tertiary crushing;
  Dry grinding;
  Roasting;
  Carbon-in-leach (“CIL”) with cyanidation and carbon adsorption;
  Carbon stripping;
  Carbon reactivation;
  Electro-winning,
  Merrill-Crowe process using zinc cementation of gold and silver;
  Precipitate refining;
  Oxygen plant;
  Water evaporation pond; and
  Tailing impoundment.

As part of the Consent Decree Agreement noted above, the Jerritt Canyon processing plant is currently under a production restriction of 180tph through its two roasters. Stack tests are being done on a periodic basis to make sure that Queenstake adheres to the emissions thresholds listed in the Consent Decree or agreed to with the NDEP.

The Smith underground mine is currently the primary local mine source feeding the mill with approximately 1000 ore tons per day in March 2012. Targeted ore production from Smith is 1,250 tons per day starting in April 2012. Approximately 325 tons per day of ore from the SSX-Steer mine was mined in March 2012. It is expected that SSX-Steer ore production will ramp up to 1,200 tons per day by May 2012. The Jerritt Canyon ore stockpiles are another major mill feed source at the site. A total of 5,848 tons of remote stockpile material was fed to the mill in March 2012

Ore production from the Starvation Canyon mine will commence in 2013 at a targeted rate of 300 to 500 ore tons per day. Other potential sources of mill feed include those from Newmont at their Carlin mining operations located approximately 21 miles west of Elko, Nevada, and other nearby mines owned by various companies in the region which are currently being assessed for potential business opportunities by the Queenstake and VG staff to help feed the Jerritt Canyon mill. The LoM plan is targeting mill through put of 4,110 tpd. Current production through the mill as of the end of March 2012 is approximately 38,540 tons.

The mill was shut down to complete a winterization and refurbishment program from January 6, 2012 to January 27, 2012. During the shutdown period the following items were addressed:

•	constructing a new drying facility;
•	reconfiguring the conveying system in fine crushing;
•	the old dryer was replaced with a new ore dryer closer to the front end of the circuit which includes its own mercury scrubbing system;
•	installation of a new Distributed Control System (“DCS”) for the entire plant;
•	installation of a new quench tank for the East Roaster which is one of the final requirements for compliance with the Consent Decree;
•	realignment of the crushing conveyors;
•	rebuild of the thickener rakes;
•	rebuild of the OSEPA particle-sizing system;
•	replacement of the pinion on the ball mill;
•	replacement of the feed-end of the ball mill;
•	replacement of portions of the dust-control ventilation system;
•	replacement of air-slides feeding the roasters;
•	clean-out of the roasters and some refractory repair;
•	replacement and repair of the fine ore bin conveyor and belt;
•	rebuild of the CIL carbon screens;

•	replacement of the retort and furnace in the refinery;
•	the Merrill-Crowe precipitation circuit was replaced with an electrowinning circuit; and
•	replacement of some key components in the oxygen plant.

The new ore dryer has been placed before the screens and chutes of the secondary cone crusher. The old ore dryer has been eliminated from the processing facility and used to be located after the secondary and tertiary crusher, which allowed wet ore to freeze and result in handling problems. These ore handling problems have now been eliminated with the new ore dryer configuration and are expected to help maintain more consistent ore production throughout the year and through the winter months.

Commissioning of the new ore dryer, fine-crushing conveying, and the DCS commenced on January 23, 2012. The remaining portions of the winterization and refurbishment program were commissioned on February 1, 2012. The mercury scrubbing system associated with the roasting circuit was commissioned in November 2009.

The wet milling facilities are currently not in use but include two lines with each containing one 800HP SAG Mill and a 700 HP Ball Mill with a capacity of approximately 1,450 tons/day. The existing wet mill therefore contains a maximum feed capacity for approximately 3,000 t/d. The Jerritt Geology and Mining groups are targeting ores from previously mined open pits and/or new on-site open pit resources within the Jerritt Canyon Property that will be considered for processed using the existing wet milling facilities.

For 2011 the gold recovery averaged 85.8% of contained metal delivered to the process plant. The Au recovery for 2011 was 85.8 percent which is lower than previous years listed. It is believed that the lower 2011 Au recoveries are related to equipment issues in the CIL circuit which reduced leaching retention time and thus Au recovery. Future Au recovery for 2012 is forecast at 89% based on the equipment upgrades made in the early 2012 mill shutdown. Recent Au recovery for March 2012 was approximately 88.4 percent. The Au recovery for 2010 and 2007 was the same at 88.2 percent. The lower Au recoveries attained in 2008 and 2009 are likely a result of the significant down time for the mill and not being able to maintain steady state production. The authors consider these figures acceptable, given the deposit characteristics and the method of extraction.

The Jerritt Canyon process plant operated at only 64% of its design capacity in 2007 due to bull gear problems with the grinding mill. The bull gear was replaced in second quarter 2006. The mine shutdown in August 2008 significantly impacted total mill production figures for 2008 and 2009. In addition unaccounted and “lost” ounces in 2009 and 2010, respectively, along with unexpected NDEP charges increased the processing costs and total costs for these years.

In March 2006, an agreement was reached between Queenstake and Newmont USA Limited (Newmont) whereby a minimum of 500,000 tons of ore per year from Newmont operations would be purchased by Queenstake and processed through the Jerritt Canyon processing plant. This agreement was in effect for two years (2006 and 2007) with an option for three additional years (2008-2010). New agreements were made with Newmont on October 25, 2010 that called for the delivery of 2,000 ore tons/day until December 31, 2010. A subsequent agreement with Newmont signed in April 2011, allows deliveries of Newmont ore to continue until December 31, 2011 with no specified quantities dictated in this agreement.

Queenstake forecasts 2012 gold production to be approximately 195,951 ounces from 1,504,000 ktons of total ore feed. The average gold recovery is forecast to be 87.7% for 2012.

Since open pit mine production is being proposed at Burns Basin and Saval and other sites that contain lower gold grades than current underground ore head grades, the open pit mine models have used a historic Au recovery equation for roast ores (Type II ore) that was previously used in historic Jerritt open pit ore reserve estimates (Birak and Cole; 1990). The linear Au recovery equation is listed below:

  Au recovery = 0.9042x +0.75169 with a cutoff grade of 0.053 opt Au.

This equation calculates a 90 percent recovery at 0.164 opt Au head grade. In addition, this recovery equation was calculated using the tons and grade reported at the fine crushing plant.

The Qualified Persons consider the projected production and cost estimates achievable, especially with the continued increasing underground ore production from the SSX-Steer mine complex, and the expected startup for the Starvation Canyon underground mine at the end of the 3rd Quarter of 2012.

Market Studies and Contracts

Gold markets are mature, global markets with reputable smelters and refiners located throughout the world. Gold prices have increased every year since 2002 and reached record levels in September 2011 when the monthly average price was $1,756 per ounce. The lowest monthly average price during the past year was recorded in January at $1,356 per ounce. Gold prices ended the year at $1,652 per ounce. At the end of 2011 the 36 month trailing average price reached $1,275 per ounce while the 24 month trailing averaged reached $1,400.

Markets for doré are readily available. Jerritt Canyon ships its doré to the Johnson Matthey refinery in Salt Lake City, Utah.

Jerritt Canyon has operational contracts in place at the present time. Certain exploration drilling activities are under contract. In addition, as of November, 2009, Small Mine Development (SMD) is under contract to perform mining operations at the Smith Mine. The term of the contract is either until 250,000 troy ounces of Au are produced or until September 30, 2012, whichever comes first.

The company has entered into two gold loan agreements with Duetsche Bank. The first in August 2011 and the second in February 2012 to secure the capital funding necessary for the Construction of Tailings Storage Facility 2, replacing the ore dryer, purchasing mining equipment and other capital projects. The terms of these agreements have been incorporated into the financial model used for the evaluation of reserves.

In March 2006, an agreement was reached between Queenstake and Newmont whereby a minimum of 500,000 tons of ore per year from Newmont operations will be purchased by Queenstake and processed through the Jerritt Canyon processing plant. This agreement was in effect for two years (2006 and 2007) with an option for three additional years (2008-2010).

New agreements were made with Newmont on October 25, 2010 that called for the delivery of 2,000 ore tons/day until December 31, 2010. A subsequent agreement with Newmont signed in April 2011, allows additional ore deliveries (at no specified quantities) of Newmont ore until December 31, 2011. The Jerritt processing plan does not include any ore purchased from Newmont.

The primary author, Mark Odell, finds the terms of the aforementioned contracts to be within industry standards.

Queenstake has financed the Jerritt Canyon Operations’ reclamation and closure costs by funding a commutation account within an insurance policy with Chartis Insurance (Chartis). This insurance policy, and additional cash placed by Queenstake in a money market account also with Chartis, collateralizes the surety Chartis provides to government agencies for closure and reclamation. As of early September 2011, the surety provided to government agencies was US$81,590,537, including the closure and reclamation of the TSF-2, WSR, expanded mining activities, and additional costs mandated by the State for closure of TSF-1. Approximately 45% of the bond costs are related to control and remedy of the seepage from TSF-1.

The Mine Reclamation Plan and Reclamation Cost Estimate dated June 2010 and later revised in September 2010 was submitted to the Bureau of Mining Regulation and Reclamation (BMRR) Branch. The required surety to government agencies for reclamation of the private land facilities was $70,015,433. Queenstake estimates the net present value of to its closure and reclamation obligations for the Jerritt Canyon Operations at the end of the mine life to be US$36,407,843.

Permitting activities with the State of Nevada to advance the Starvation Canyon project to an underground mine project have been completed. The Nevada Highway Department may need to be notified because Starvation Canyon ores are planned to be hauled on State Highways to the Jerritt Canyon Processing Facility.

Environmental management systems are in place and there are qualified environmental staff on site. Various mitigation programs are in effect as required under the several plans of operations that have been filed and approved for the project. No unusual costs associated with any of these programs were identified.

The surety costs for the agency bond for publically-owned lands are calculated under the U.S. Forest Service bonding guidelines and the surety costs for privately-owned lands are calculated under the requirements of the State of Nevada; this figure includes agency oversight and administration and is described above. Queenstake has a policy with the Chartis to fund the closure and reclamation costs, and that policy, with additional cash in a money market account, provides the collateral for the surety that has been accepted by the regulatory agencies to serve both to fund the physical reclamation and post-closure site management, and meet agency requirements for bonding.

Closure and reclamation will consist of the following actions:

  Open pits will be reclaimed by partially backfilling the pits with mine waste rock produced in the underground mining operations. Level areas in the pit bottom will be covered with fine-grained waste rock or growth medium and re-vegetated. Most open pits exist in a near-reclaimed state.
  Portals for the underground mines will be sealed by blasting, backfilling or bulk-heading. Raises extending to the surface will be backfilled. Regional groundwater levels are below the elevation of the mine portals or raises, therefore seepage from the mines is not expected.
  Waste rock disposal area will be left in a condition meeting slope stability requirements. Portions of the older rock disposal areas will be left with angle of repose side slopes that are covered with durable non-acid generating rock. Other rock disposal areas will have final slopes of 2.5H to 1V. Tops of the rock disposal areas will be graded to route surface water runoff off of the flat surfaces and away from rock disposal area slopes. Level surfaces of the rock disposal areas and the 2.5H to 1V side slopes will be covered with growth media and re-vegetated.
  Haul roads and access roads not included in the USFS Travel Management Plan will be re-graded to conform to the original ground contours and re-vegetated. Haul roads that may be left partially reclaimed and permanently open will likely require some level of reclamation to reduce overall road width.
  Sediment control structures will be reclaimed by breaching ponds and basins after sediment and erosion control issues are controlled through reclamation of the areas draining to the structures.
  TSF-1 will be closed with the construction of a working platform of rock from the spent heap leach and from the DASH East RDA. The working platform will provide the location of forced evaporation of the free surface water and groundwater seepage from TSF-1. The working surface will have a synthetic liner installed with 2 feet of growth medium applied over the liner. Operation of the seepage recovery system will need to continue for a period of time after TSF-1 is closed and seepage ceases.
  Spent heap leach materials from a leach pad adjacent to the tailings impoundment will be excavated and placed as fill for grading TSF-1.
  Solution ponds associated with the heap leach pad and the processing plant will be reclaimed by removing solution from the pond, and disposal of all contained sludge in the tailings impoundment. Pond liners will be folded into the ponds and backfilled. Growth medium will be placed over the backfilled ponds and re- vegetated.
  Buildings and structures will be dismantled to the level of foundations and either salvaged or disposed of in an approved landfill. Process piping will be rinsed and neutralized. Disposition of underground piping is not specifically addressed; however SRK would assume it will be necessary to remove all piping.

As the mine progresses closer to closure, the overall detail of the closure plan may require refinement.

Capital and Operating Costs

Jerritt Canyon is forecasting an expenditure of $183 million over the coming four and one half year period for mine-related capital items. Underground mine development is the largest capital requirement and accounts for $99.7M of total capital spending. Mining and processing facilities total $53.9M and include $36M for dewatering wells, treatment plant and disposal systems and $12.1M for the completion of Tailings Storage Facility 2. Mining equipment and sustaining capital total $29.2M.

Actual operating costs for 2011 were reviewed and form the basis of the processing and administrative cost projections. Processing costs were categorized as variable if it is a function of process throughput or fixed if it is independent of process throughput. Additionally some cost accounts will see an improvement in efficiency with the completion of the plant upgrades and also achieving planned processing rates. As a result of this analysis a linear function relating throughput to processing cost was developed.

Processing Cost US $/Ton= 15.55 + 21,259,000 I tons processed per annum.

An annual plant processing rate of 1,500,000 tons per year yields a unit processing cost of $29.72 / ton. All administrative costs were classified as fixed and totaled $12,515,000 in 2011. At the planned 1.5M tons/year rate this equates to $8.35/ ore ton. For 2011 off site refining charges averaged $0.40/oz. of recovered gold.

The company began using its own crews and equipment for underground mining late in 2011 and does not have sufficient cost history to permit the use of actual cost projections. Practical Mining estimated the underground mining costs using local labor rates and consumable costs and applied these to the cutoff grade calculations and financial modeling. Variations occur in mining costs between the different underground mines is the result of varying proportions of stoping, ore development drifting, backfill volumes, expensed waste drifting and dewatering requirements.

The contract with Small Mine Development will expire in 2012. Costs for the Smith Mine assume that a new contract will be negotiated with costs similar to existing contract. Open pit mining costs are based on similar operations and include a premium for employing a contractor to exploit the open pit reserves. The base price for open pit mining is $2.75/ton mined. Finally ore haulage costs to the process facility were estimated for each deposit using the total haulage distance and grade profile.

In order to determine the portion of the Measured and Indicated resources that would qualify for Proven and Probable reserve status, it is necessary to configure the Measured and Indicated resources into mineable shapes for the selected mining method, and then apply economic tests for establishing validity that the reserve blocks will, indeed, show positive economics.

The economic exercise for this reserve study is normally accomplished by calculating a breakeven cutoff grade, stated in ounces of gold per ton (oz Au/ton), which equates the total operating costs at the property with gold recovery from the process plant, and the expected return from gold sales. Total costs include mining, processing, assessed charges, and site administrative costs. Process recovery is a function of grade and is expected to average 89.1 % over the 4 ½ year reserve life of mine plan. Revenues reflect an average gold price experienced during the previous three years, after subtraction of refining charges and royalties

Incremental cutoff grades are sometimes employed where certain costs have already been expended (sunk costs), and the block now must cover only the remaining down-stream charges. This material can either be stockpiled for processing later in the mine life or added to the process stream if there is unused capacity. An example is mineralized material which must be mined in order to gain access to stopes that lie beyond. Now that the drilling, blasting, loading and underground haulage have been expended, it may be possible that the rock contains sufficient gold to pay for surface hauling to the process plant or stockpile, and the process costs as well, rather than being carried to a waste dump for disposal. An incremental cutoff grade calculation at this point will be lower than a breakeven grade, but this material should provide a positive contribution to the operations cash flow.

The accepted formulas for calculating cutoff grade are given below:

Breakeven Cut-off grade	=	Total Costs of Production
(Gold Price – Deducts) x Process Recovery

Incremental Cut-off grade	=	Remaining Production Costs
(Gold Price – Deducts) x Process Recovery

The LoM plan, technical and economic projections in the LoM model include forward looking statements that are not historical facts and are required in accordance with the reporting requirements of the Canadian Securities and Exchange. These forward looking statements are estimates and involve risks and uncertainties that could cause actual results to differ materially. The LoM plan includes an assessment using proven and probable reserves only.

The annual production schedule from each mine used as the basis for the life of mine plan and economic analysis. The Smith and SSX mines are both planned to produce 1250 ore tons per day with the Smith mine producing over the entire 4.5 year mine life. The other mines and stockpiles are scheduled to provide the balance of 1.5M tons per year of ore to the process facility.

The Jerritt Canyon Mine has a positive cash flow in all years except 2013 which has an increase in capital spending. Since the cash flow is positive in the first year of the plan the internal rate of return is not defined. Other Statistics indicate robust economics at the reserve gold price of $1,275/ounce. The average gold sales price net of the gold loans is $1,097 per ounce.

The gold loans entered into in 2011 and 2012 with Deutsche Bank require repayments to follow a specified schedule. When the gold is delivered, Queenstake will receive the market price less $850 per ounce. The reduction in revenues is reflected as an adjustment to revenue when the gold is delivered to Deutsche Bank. In the financial evaluation the market price is assumed to be the three year trailing average gold price of $1,275 per ounce.

Queenstake Resources has previous year tax losses to apply against future federal tax liabilities. These losses will be exhausted by year end 2013. Federal taxes are calculated at the 35% US corporate tax rate. The 5% Nevada Net Proceeds tax is included in G&A costs. Payroll, employment taxes and sales taxes are included with labor and supplies costs.

A 12% decrease in gold prices will result in a NPV of zero. However the project is less sensitive to variations in operating or capital costs.

Current and Planned Activities

Queenstake has signed an agreement in early 2011 to purchase ore from Newmont that will allow Queenstake to utilize the full capacity of the mill. As the process improvements take effect and the mill capacity exceeds the supply of ores from Jerritt Canyon, processing of Newmont ore will provide additional revenues and lower the overall unit cost for processing and administration.

Queenstake will pursue an aggressive program of resource development in order to convert a large portion of the measured and indicated resources not in reserves into proven and probable reserves. Based on historic conversion rates and exploration success, there is a reasonable expectation of converting a portion of Jerritt Canyon’s resources to reserves. In particular, significant opportunities exist at the Jerritt Canyon property to extend and/or deepen the existing open pits based on exploration potential and the continued rise in gold prices above the $1,275 three year trailing average. A significant amount of the future drilling will be targeting these open-pit opportunities.

As underground mining develops new resources and reserves favorable drill platforms are created to explore for and delineate additional resources that that were previously cost prohibitive or unreachable from the existing drill platforms. The reopening of the Murray Mine and subsequent development of new reserves to the west will provide such a platform to explore a potential area extending 2000 feet along strike that has seen little exploration activity.

RISK FACTORS

An investment in any Securities is speculative and involves a high degree of risk due to the nature of the Company’s business and the present stage of exploration and development of its mineral properties. The following risk factors, as well as risks not currently known to the Company, could materially adversely affect the Company’s future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to the Company, or its business, property or financial results, each of which could cause purchasers of Securities to lose part or all of their investment. Before deciding to invest in any Securities, investors should consider carefully the risks included herein and incorporated by reference in this Prospectus and those described in any Prospectus Supplement.

VG’s indebtedness and the conditions and restrictive covenants imposed on the Company by various financing agreements could materially and adversely affect the Company’s business and results of operations.

The Company is a party to various financing agreements, including various forward gold purchase contracts. Under the forward gold purchase contracts, the Company has committed to deliver specified amounts of gold in the aggregate amount of 187,192 ounces as of October 30, 2012 over specified periods of time in consideration for gross cash payments from the lenders. The Company’s ability to meet regularly scheduled gold deliveries under the forward gold purchase contracts will depend on the Company’s future operating performance, which in turn will depend on prevailing economic conditions and other factors, many of which may be beyond the Company’s control.

In addition, the Company’s forward gold purchase contracts include various conditions and covenants that require VG to obtain lenders’ consents prior to carrying out certain activities and entering into certain transactions, such as incurring additional debt, creating additional charges on Company assets, and providing additional guarantees or disposing of certain assets.

As a result of the restrictive covenants or other terms of any existing or new loan or other financing agreements, the Company may be significantly restricted in its ability to raise additional capital through bank borrowings and debt to engage in some transactions that VG expects to be of benefit to the Company. The inability to meet these conditions and covenants or obtain lenders’ consent to carry out restricted activities could materially and adversely affect the business and results of operations of VG.

Changes in the market price of gold and other precious metals, which in the past have fluctuated widely, affect the financial condition of VG.

The Company’s profitability and long-term viability depend, in large part, upon the market price of gold and other metals and minerals produced from the Company’s mineral properties. The market price of gold and other precious metals is volatile and is impacted by numerous factors beyond the Company’s control, including:

  global or regional consumption patterns;
  expectations with respect to the rate of inflation;
  the relative strength of the U.S. dollar and certain other currencies;
  interest rates;
  global or regional political or economic conditions, including interest rates and currency values;
  supply and demand for jewellery and industrial products containing metals; and
  sales by central banks and other holders, speculators and producers of metals in response to any of the above factors.

The Company cannot predict the effect of these factors on metal prices. A decrease in the market price of gold and other precious metals could affect the Company’s ability to finance its mineral projects. There can be no assurance that the market price of gold and other precious metals will remain at current levels or that such prices will improve. In particular, an increase in worldwide supply, and consequent downward pressure on prices, may result over the longer term from increased production from mines developed or expanded as a result of current metal price levels.

Operating costs and production are subject to a number of external factors that could impact the sustainability of the Jerritt Canyon mining operations.

The cost of gold production may be impacted by numerous variables including ore grade and gold recovery, backfill and development required, fuel and consumable costs, labour and benefit cost, equipment operating and maintenance costs, and numerous other factors.

Production risk factors may include poor gold recovery, unavailability of skilled labour and management, labour issues with the existing workforce, availability of mining equipment, availability of consumables used in mining, mine pan implementation, weather, governmental regulations and other operating factors.

The figures for VG’s resources and reserves are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

Unless otherwise indicated, mineralization figures presented in this Prospectus and in the Company’s other filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by Company personnel and independent geologists. These estimates are imprecise and depend upon geologic interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. There can be no assurance that:

  these estimates will be accurate;
  reserve, resource or other mineralization figures will be accurate; or
  this mineralization could be mined or processed profitably.

Mineralization estimates for the Company’s properties may require adjustments or downward revisions based upon further exploration or development work or actual production experience. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by drilling results. There can be no assurance that minerals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale.

The estimating of mineral reserves and mineral resources is a subjective process that relies on the judgment of the persons preparing the estimates. The process relies on the quantity and quality of available data and is based on knowledge, mining experience, analysis of drilling results and industry practices. Valid estimates made at a given time may significantly change when new information becomes available. By their nature, mineral resource and reserve estimates are imprecise and depend, to a certain extent, upon analysis of drilling results and statistical inferences that may ultimately prove to be inaccurate. There can be no assurances that actual results will meet the estimates contained in studies. As well, further studies are required.

Estimated mineral reserves or mineral resources may have to be recalculated based on changes in metal prices, further exploration or development activity or actual production experience. This could materially and adversely affect estimates of the volume or grade of mineralization, estimated recovery rates or other important factors that influence mineral reserve or mineral resource estimates. The extent to which mineral resources may ultimately be reclassified as mineral reserves is dependent upon the demonstration of their profitable recovery. Any material changes in mineral resource estimates and grades of mineralization will affect the economic viability of placing a property into production and a property’s return on capital. The Company cannot provide assurance that mineralization can be mined or processed profitably.

The resource and reserve estimates contained in this Prospectus have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for precious metals may render portions of the Company’s mineralization uneconomic and result in reduced reported mineralization. Any material reductions in estimates of mineralization, or of the Company’s ability to extract this mineralization, could have a material adverse effect on VG’s results of operations or financial condition.

The failure to establish proven and probable reserves could restrict the Company’s ability to successfully implement its strategies for long-term growth and could impact future cash flows, earnings, results of operation and financial condition.

VG’s ability to continue its production and exploration activities, and to continue as a going concern, will depend in part on its ability to continue production and generate material revenues or to obtain suitable financing.

VG has limited financial resources. In the future, the Company’s ability to continue its production and exploration activities, if any, will depend in part on the Company’s ability to continue production and generate material revenues or to obtain suitable financing. Any unexpected costs, problems or delays could severely impact the Company’s ability to continue these activities.

There can be no assurance that the Company will continue production at its Jerritt Canyon Mine or generate sufficient revenues to meet its obligations as they become due or obtain necessary financing on acceptable terms, if at all. The Company’s failure to meet its ongoing obligations on a timely basis could result in the loss or substantial dilution of the Company’s interests (as existing or as proposed to be acquired) in its properties. In addition, should the Company incur significant losses in future periods, it may be unable to continue as a going concern, and realization of assets and settlement of liabilities in other than the normal course of business may be at amounts materially different than the Company’s estimates.

VG is exposed to credit, liquidity, interest rate and currency risk.

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. The Company’s cash equivalents and short-term investments are held through large Canadian financial institutions. Short-term and long-term investments (including those presented as part of cash and cash equivalents) are composed of financial instruments issued by Canadian banks and companies with high investment-grade ratings. These investments mature at various dates over the current operating period. The Company’s GST and other receivables consist of general sales tax due from the Federal Government of Canada and amounts due from related parties. The carrying amount of financial assets recorded in the financial statements, net of any allowances for losses, represents the Company’s maximum exposure to credit risk.

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they come due. The Company manages liquidity risk through the management of its capital structure and financial leverage.

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The risk that the Company will realize a loss as a result of a decline in the fair value of the short-term investments included in cash and cash equivalents is limited because these investments, although available-for-sale, are generally held to maturity.

The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates. The Company operates in Canada and the United States and a portion of its expenses are incurred in U.S. dollars. A significant change in the currency exchange rates between the Canadian dollar relative to the U.S. dollar could have an effect on the Company’s results of operations, financial position or cash flows. The Company has not hedged its exposure to currency fluctuations.

The Company’s ability to continue as a going concern is dependent on raising additional capital, which it may not be able to do on favorable terms, or at all.

VG will need to raise additional capital to support its continuing operations. The Company can provide no assurance that additional funding will be available on a timely basis, on terms acceptable to the Company, or at all. If the Company is unsuccessful raising additional funding, its business may not continue as a going concern. Even if the Company does find additional funding sources, it may be required to issue securities with greater rights than those currently possessed by holders of its common shares. The Company may also be required to take other actions that may lessen the value of its common shares or dilute its common shareholders, including borrowing money on terms that are not favorable to the Company or issuing additional equity securities. If the Company experiences difficulties raising money in the future, its business and liquidity will be materially adversely affected.

General economic conditions may adversely affect the Company’s growth, future profitability and ability to finance.

The unprecedented events in global financial markets in the past several years have had a profound impact on the global economy. Many industries, including the mining industry, are impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations, high volatility in global equity, commodity, foreign exchange and precious metal markets and a lack of market liquidity. A worsening or slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates and tax rates, may adversely affect the Company’s growth and ability to finance. Specifically:

  the global credit/liquidity crisis could impact the cost and availability of financing and the Company’s overall liquidity;
  the volatility of metal prices would impact the Company’s revenues, profits, losses and cash flow;
  negative economic pressures could adversely impact demand for the Company’s production;
  construction related costs could increase and adversely affect the economics of any of the Company’s projects;
  volatile energy, commodity and consumables prices and currency exchange rates would impact the Company’s production costs; and
  the devaluation and volatility of global stock markets would impact the valuation of the Company’s equity and other securities.

Significant uncertainty exists related to inferred mineral resources.

There is a risk that inferred mineral resources referred to in this Prospectus cannot be converted into measured or indicated mineral resources as there may be limited ability to assess geological continuity. Due to the uncertainty relating to inferred mineral resources, there is no assurance that inferred mineral resources will be upgraded to resources with sufficient geological continuity to constitute measured and indicated resources as a result of continued exploration. See “Cautionary Note to United States Investors”.

Mining is inherently dangerous and subject to conditions or events beyond VG’s control, which could have a material adverse effect on VG’s business.

Mining involves various types of risks and hazards, including:

  environmental hazards;
  industrial accidents;
  metallurgical and other processing problems;
  unusual or unexpected rock formations;
  structural cave-ins or slides;
  flooding;
  fires;
  power outages;
  labour disruptions;
  explosions;
  landslides and avalanches;
  mechanical equipment and facility performance problems;
  availability of materials and equipment;
  metals losses; and
  periodic interruptions due to inclement or hazardous weather conditions.

These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties; personal injury or death, including to employees; environmental damage; delays in mining; increased production costs; asset write downs; monetary losses; and possible legal liability. The Company may not be able to obtain insurance to cover these risks at economically feasible premiums or at all. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to the Company or to other companies within the mining industry. The Company may suffer a material adverse impact on its business if it incurs losses related to any significant events that are not covered by its insurance policies.

Exploration, construction and production activities may be limited and delayed by inclement weather and shortened exploration, construction and development seasons.

VG is subject to certain uninsured risks which may result in losses and have a material adverse effect upon the financial performance and results of operations of the Company.

The Company’s business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, fire and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to the Company’s properties or the properties of others, delays in mining, monetary losses and possible legal liability.

The Company currently maintains a limited amount of liability insurance. Although the Company may in the future maintain additional insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with a mining company’s operations. VG may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to the Company or to other companies in the mining industry on acceptable terms. The Company might also become subject to liability for pollution or other hazards which may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

VG requires various permits to conduct its current and anticipated future operations, and delays or failures in renewing such permits, or a failure to comply with the terms of any such permits that VG has obtained, could have a material adverse impact on VG.

The Company’s current and anticipated future operations, including further exploration and development activities and commencement of production on the Company’s properties, require permits from various United States and Canadian federal, state, provincial, territorial and local governmental authorities. There can be no assurance that all permits that the Company requires for the construction of mining facilities and to conduct mining operations will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company.

The duration and success of efforts to obtain and renew permits are contingent upon many variables not within the Company’s control. Shortage of qualified and experienced personnel in the various levels of government could result in delays or inefficiencies. Backlog within the permitting agencies could affect the permitting timeline of the various projects. Other factors that could affect the permitting timeline include (i) the number of other large-scale projects currently in a more advanced stage of development which could slow down the review process and (ii) significant public response regarding a specific project. As well, it can be difficult to assess what specific permitting requirements will ultimately apply to all the projects.

The Company is subject to significant regulation from various governmental authorities and failure to comply with their requirements may result in increased cost or an interruption in the Company’s operations.

The Company’s operations and exploration and development activities in Canada and the United States are subject to extensive federal, state, provincial, territorial and local laws and regulations governing various matters, including:

  management of natural resources;
  exploration and development of mines, production and post-closure reclamation;
  exports;
  price controls;

  taxation and mining royalties;
  regulations concerning business dealings with native groups;
  labor standards and occupational health and safety, including mine safety; and
  historic and cultural preservation.

Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining, curtailing or closing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in the Company incurring significant expenditures. The Company may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or a more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of the Company’s operations and delays in the exploration and development of the Company’s properties.

VG has ongoing reclamation on some of its mineral properties and may be required to fund additional work that could have a material adverse effect on its financial position.

Land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance. Reclamation may include requirements to:

  treat ground and surface water to drinking water standards;
  control dispersion of potentially deleterious effluents; and
  reasonably re-establish pre-disturbance land forms and vegetation.

Financial resources spent on reclamation might otherwise be spent on further exploration and development programs. In addition, regulatory changes could increase the Company’s obligations to perform reclamation and mine closing activities. There can be no assurance that the Company will not be required to fund additional reclamation work at these sites that could have a material adverse effect on the Company’s financial position.

Title and other rights to VG’s mineral properties cannot be guaranteed, are subject to agreements with other parties and may be subject to prior unregistered agreements, transfers or claims and other defects.

The Company cannot guarantee that title to its properties will not be challenged. The Company may not have, or may not be able to obtain, all necessary surface rights to develop a property. Title insurance is generally not available for mineral properties and the Company’s ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. The Company’s mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. The Company has not conducted surveys of all of the claims in which it holds direct or indirect interests. A successful challenge to the precise area and location of these claims could result in the Company being unable to operate on its properties as permitted or being unable to enforce its rights with respect to its properties. This could result in the Company not being compensated for its prior expenditure relating to the property.

VG currently relies on a limited number of properties.

The principal property interests of the Company are currently its interest in the properties known as the Jerritt Canyon gold mine in Nevada and the Ketza River and Silver Valley Properties in the Yukon Territory. As a result, unless the Company acquires additional property interests, any adverse developments affecting those properties could have a material adverse effect upon the Company and could materially and adversely affect the potential mineral resource production, profitability, financial performance and results of operations of the Company.

The Company’s issuance of debt may impair its ability to take advantage of future business opportunities.

The Company may enter into transactions to acquire assets or the shares of other corporations which may be financed partially or wholly with debt, which may increase its debt levels above industry standards. The Company’s articles do not limit the amount of indebtedness that it can incur. The level of the Company’s indebtedness could impair its ability to obtain additional financing in the future to take advantage of business opportunities that may arise.

VG may be subject to legal proceedings.

Due to the nature of its business, the Company may be subject to numerous regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of its business. The results of these legal proceedings cannot be predicted with certainty due to the uncertainty inherent in litigation, including the effects of discovery of new evidence or advancement of new legal theories, the difficulty of predicting decisions of judges and juries and the possibility that decisions may be reversed on appeal. There can be no assurances that these matters will not have a material adverse effect on the Company’s business.

Recent high metal prices have encouraged mining exploration, development and construction activity, which has increased demand for and cost of contract mining services and equipment.

Recent increases in metal prices have encouraged increases in mining exploration, development and construction activities, which have resulted in increased demand for and cost of contract exploration, development and construction services and equipment. Increased demand for and cost of services and equipment could cause project costs to increase materially, resulting in delays if services or equipment cannot be obtained in a timely manner due to inadequate availability, and increased potential for scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment, any of which could materially increase project exploration, development or construction costs, result in project delays, or both.

Increased competition could adversely affect VG’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

The mining industry is intensely competitive. Significant competition exists for the acquisition of properties producing or capable of producing metals. The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company or are further advanced in their development or are significantly larger and have access to greater mineral reserves, for the acquisition of mineral claims, leases and other mineral interests. The Company may also encounter increasing competition from other mining companies in its efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs and helicopters. Increased competition could adversely affect the Company’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future. If the Company is unsuccessful in acquiring additional mineral properties or qualified personnel, it will not be able to grow at the rate it desires, or at all.

VG may experience difficulty attracting and retaining qualified management and technical personnel to meet the needs of its anticipated growth, and the failure to manage VG’s growth effectively could have a material adverse effect on the Company’s business and financial condition.

The Company is dependent on the services of key executives. Due to the Company’s relatively small size, the loss of these persons or the Company’s inability to attract and retain additional highly skilled employees required for the development of the Company’s activities may have a material adverse effect on the Company’s business or future operations.

There can be no assurance that VG will successfully acquire additional mineral rights.

Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any particular level of recovery of ore reserves will be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited. Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. If current exploration programs do not result in the discovery of commercial ore, the Company may need to write-off part or all of its investment in existing exploration stage properties, and may need to acquire additional properties. Material changes in ore reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

VG’s future growth and productivity will depend, in part, on its ability to identify and acquire additional mineral rights, and on the costs and results of continued exploration and development programs. Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to:

  establish ore reserves through drilling and metallurgical and other testing techniques;
  determine metal content and metallurgical recovery processes to extract metal from the ore; and
  construct, renovate or expand mining and processing facilities.

In addition, if the Company discovers a mineral deposit, it would take several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change. As a result of these uncertainties, there can be no assurance that the Company will successfully acquire additional mineral rights.

Some of the directors have conflicts of interest as a result of their involvement with other natural resource companies.

Certain of the directors of the Company also serve as directors, or have significant shareholdings in, other companies involved in natural resource exploration and development or mining-related activities. To the extent that such other companies may participate in ventures in which the Company may participate in, or in ventures which the Company may seek to participate in, the directors may have a conflict of interest. In all cases where the directors have an interest in other companies, such other companies may also compete with the Company for the acquisition of mineral property investments. Such conflicts of the directors may result in a material and adverse effect on the Company’s profitability, results of operation and financial condition. As a result of these conflicts of interest, the Company may miss the opportunity to participate in certain transactions, which may have a material adverse effect on the Company’s financial position.

Global climate change is an international concern, and could impact the Company’s ability to conduct future operations.

Global climate change is an international issue and receives an enormous amount of publicity. The Company would expect that the imposition of international treaties or U.S. or Canadian federal, state, provincial or local laws or regulations pertaining to mandatory reductions in energy consumption or emissions of greenhouse gasses could affect the feasibility of mining projects and increase operating costs.

Adverse publicity from non-governmental organizations could have a material adverse effect on the Company.

There is an increasing level of public concern relating to the effect of mining production on its surroundings, communities and environment. Non-governmental organizations (“NGOs”), some of which oppose resource development, are often vocal critics of the mining industry. While the Company seeks to operate in a socially responsible manner, adverse publicity generated by such NGOs related to extractive industries, or the Company's operations specifically, could have an adverse effect on the reputation and financial condition of the Company or its relationships with the communities in which it operates.

VG may be a “passive foreign investment company” under the U.S. Internal Revenue Code, which could result in adverse tax consequences for investors in the United States.

Acquiring, holding or disposing of VG’s securities may have tax consequences under the laws of Canada and the United States that are not disclosed in this Prospectus. In particular, potential investors that are U.S. taxpayers should be aware that the Company may be considered a “passive foreign investment company” under Section 1297(a) of the U.S. Internal Revenue Code (a “PFIC”). If the Company is or becomes a PFIC, any gain recognized on the sale of Common Shares and/or rights to acquire Common Shares and any excess distributions paid on the Common Shares and/or rights to acquire Common Shares must be ratably allocated to each day in a U.S. taxpayer’s holding period for the Common Shares and/or rights to acquire Common Shares and any excess distributions paid on the Common Shares and/or rights to acquire Common Shares must be ratably allocated to each day in a U.S. taxpayer's holding period for the Common Shares and/or rights to acquire Common Shares. The amounts allocated to the taxable year of disposition and to years before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate applicable to ordinary income in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amount, calculated as if such tax liability had been due in each such prior year.

Alternatively, a U.S. taxpayer that makes a “QEF election” generally will be subject to U.S. federal income tax on such U.S. taxpayer’s pro rata share of the Company’s “net capital gain” and “ordinary earnings” (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company. As a second alternative, a U.S. taxpayer may make a “mark-to-market election” if the Company is a PFIC and the common shares are marketable stock. A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares as of the close of such taxable year over (b) such U.S. taxpayer’s tax basis in such common shares.

This risk factor is qualified in its entirety by the discussion set forth under the heading, “Certain U.S. Federal Income Tax Consequences.”

Investors should consult their own tax advisors as to the tax consequences of an investment in VG.

VG is a Canadian company and U.S. investors may have difficulty bringing actions and enforcing judgments against the Company.

The Company is incorporated under the laws of British Columbia, Canada and certain of the Company’s directors and officers and experts named in this Prospectus are residents of Canada and Switzerland. Consequently, it may be difficult for U.S. investors to effect service of process within the United States upon the Company or upon such persons who are not residents of the United States, or to realize in the United States upon judgments of U.S. courts predicated upon civil liabilities under U.S. securities laws. A judgment of a U.S. court predicated solely upon such civil liabilities may be enforceable in Canada by a Canadian court if the U.S. court in which the judgment was obtained had jurisdiction, as determined by the Canadian court, in the matter. There is substantial doubt whether an original action could be brought successfully in Canada against any of such persons or the Company predicated solely upon such civil liabilities.

Risks Related to the Securities

Except as otherwise disclosed in a Prospectus Supplement for any particular issuance of Securities, the following risk factors apply with respect to the Securities, as applicable.

There is no market for certain of the Securities.

There is no market through which the Units, Debt Securities, Warrants or Subscription Receipts may be sold. There can be no assurance that an active trading market will develop for the aforementioned securities, or if developed, that such a market will be sustained at the price level at which it was offered. The liquidity of the trading market in those securities, and the market price quoted for those securities, may be adversely affected by, among other things:

  changes in the overall market for those securities;
  changes in the Company’s financial performance or prospects;
  changes or perceived changes in the Company’s creditworthiness;
  the prospects for companies in the industry generally;
  the number of holders of those securities;
  the interest of securities dealers in making a market for those securities; and
  prevailing interest rates.

There can be no assurance that fluctuations in the trading price will not materially adversely impact the Company’s ability to raise equity funding without significant dilution to its existing shareholders, or at all.

Shares of the Company may be adversely affected by the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving “penny stocks.” Subject to certain exceptions, a penny stock generally includes any equity security not traded on an exchange that has a market price of less than US$5.00 per share. VG’s shares are expected to be deemed penny stock for the purposes of the U.S. Exchange Act. The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in the Company’s shares, which could severely limit the market liquidity of the shares and impede the sale of the shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of US$1,000,000 or an annual income exceeding US$200,000, or US$300,000 together with his or her spouse in each of the two most recent fiscal years with a reasonable expectation of achieving such level in the current fiscal year) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

Future sales or issuances of equity securities could decrease the value of any existing equity securities and warrants, dilute investors’ voting power and reduce the Company’s earnings per share.

The Company may sell additional equity securities in subsequent offerings (including through the sale of securities convertible into equity securities) and may issue additional equity securities to finance operations, exploration, development, acquisitions or other projects. The Company has a large number of authorized but unissued equity securities. The Company cannot predict the size of future sales and issuances of equity securities or the effect, if any, that future sales and issuances of equity securities will have on the market price of the equity securities and warrants. Sales or issuances of a substantial number of equity securities, or the perception that such sales could occur, may adversely affect prevailing market prices for the equity securities and warrants. With any additional sale or issuance of equity securities, investors will suffer dilution of their voting power and may experience dilution in the Company’s earnings per share.

The Company’s common shares are subject to various factors that have historically made share prices volatile.

The market price of the Company’s common shares may increase or decrease in response to a number of events and factors, including: the Company’s operating performance and the performance of competitors and other similar companies; volatility in metal prices; the public’s reaction to press releases, material change reports, other public announcements and filings with the various securities regulatory authorities; changes in earnings estimates or recommendations by research analysts who track shares or the shares of other companies in the resource sector; changes in general economic and/or political conditions; the number of shares to be publicly traded after any equity offering; the arrival or departure of key personnel; acquisitions, strategic alliances or joint ventures involving the Company or its competitors; and the factors listed under the heading “Cautionary Statement Regarding Forward-Looking Statements”.

The market price of the common shares may be affected by many other variables which are not directly related to the Company’s success and are, therefore, not within the Company’s control, including other developments that affect the market for all resource sector securities, the breadth of the public market for the Company’s common shares and the attractiveness of alternative investments.

The Company does not intend to pay any cash dividends in the foreseeable future.

The Company has not declared or paid any dividends on its common shares. It intends to retain future earnings, if any, to finance the growth and development of the business and does not intend to pay cash dividends on the common shares in the foreseeable future. Any return on an investment in the common shares will come from the appreciation, if any, in the value of the common shares. The payment of future cash dividends, if any, will be reviewed periodically by the Board of Directors and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors. See “Dividend Policy”.

USE OF PROCEEDS

Specific information about the use of proceeds from the specific issuance of any Securities will be set forth in the applicable Prospectus Supplement.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company’s general funds, unless otherwise stated in the applicable Prospectus Supplement.

EARNINGS COVERAGE

The following consolidated financial earnings coverage figures and ratios are calculated for the 12 months ended June 30, 2012 and year ended December 31, 2011 and give effect to all long-term financial liabilities of the Company and the repayment, redemption or retirement thereof since that date. The earnings coverage deficiencies and earnings coverage ratios, and the amount of earnings and interest expense set forth below do not purport to be indicative of earnings coverage deficiencies or ratios for any further periods. The deficiency figures and coverage ratios have been calculated based on IFRS. These coverage deficiencies, coverage ratios, earnings, or interest expenses do not give effect to the issuance of any Debt Securities that may be issued pursuant to any Prospectus Supplement, since the aggregate principal amounts and the terms of such Debt Securities are not presently known.

	Year Ended	12 Months Ended
	December 31, 2011	June 30, 2012
	($ amounts in millions)	($ amounts in millions)
Earnings coverage (deficiency)(1)	$14.3	($43.9)
Earning coverage ratio	3.3	(28.7)

Notes:

(1)

Earnings coverage (deficiency) is the dollar amount of earnings required to attain an earnings coverage ratio of one-to-one. Earnings coverage ratio is equal to net income after the unrealised loss on derivatives and before interest expense and income taxes divided by interest expense on all debt.

The Company’s interest expense amounted to approximately $6.1 million for the year ended December 31, 2011 and $1.5 million for the twelve months ended June 30, 2012. The Company’s income (loss) before interest expense and income tax for the year ended December 31, 2011 was approximately $20.5 million and for the twelve months ended June 30, 2012 was approximately ($42.4) million, which results in an earnings coverage ratio of 3.3 for the year ended December 31, 2011 and (28.7) million for the twelve months ended June 30, 2012.

The Company had outstanding at June 30, 2012 a convertible debt instrument which is accounted for as a split instrument, partially as a liability and partially as an equity instrument. The following earnings coverage (deficiency) and earnings coverage ratios have been calculated as if the convertible debt had been accounted for entirely as debt for the following noted periods.

	Year Ended	12 Months Ended
	December 31, 2011	June 30, 2012
	($ amounts in millions)	($ amounts in millions)
Earnings coverage (deficiency)(1)	$14.3	($42.8)
Earning coverage ratio	3.3	(28.1)

Notes:

(1)

Earnings coverage (deficiency) is the dollar amount of earnings required to attain an earnings coverage ratio of one-to-one. Earnings coverage ratio is equal to net income before interest expense and income taxes divided by interest expense on all debt with interest expense and net income calculated as if the Company’s convertible debt instrument was accounted for entirely as debt.

If the Company’s convertible debt instrument was accounted entirely as debt, the Company’s interest expense would have amounted to approximately $6.1 million for the year ended December 31, 2011 and $1.5 million for the twelve months ended June 30, 2012. The Company’s income (loss) before interest expense and income tax for the year ended December 31, 2011 would have been approximately $20.5 million and for the twelve months ended June 30, 2012 would have been approximately ($41.3) million, which results in an earnings coverage ratio of 3.3 for the year ended December 31, 2011 and (28.1) million for the twelve months ended June 30, 2012.

If the Company offers any Debt Securities having a term to maturity in excess of one year under a Prospectus Supplement, the Prospectus Supplement will include earnings coverage ratios giving effect to the issuance of such Debt Securities.

DIVIDEND POLICY

The Company has not declared or paid any dividends on its common shares since the date of its incorporation. The Company intends to retain its earnings, if any, to finance the growth and development of its business and does not expect to pay dividends or to make any other distributions in the near future. The Company’s Board of Directors will review this policy from time to time having regard to the Company’s financing requirements, financial condition and other factors considered to be relevant.

CONSOLIDATED CAPITALIZATION

The following represents VG’s share capital as at June 30, 2012 and as of October 30, 2012. The following table should be read in conjunction with the financial statements of the Company, including the notes thereto, incorporated by reference into this Prospectus.

Designation of Shares	Authorized	Outstanding as at June 30, 2012	Outstanding as at October 30, 2012
Common Shares	Unlimited	995,418,336	99,756,886(1)(2)

(1)

Since June 30, 2012, on a post-consolidation basis, VG has issued an aggregate of 215,288 Common Shares, including 15,000 Common Shares issued pursuant to the exercise of stock options granted under its stock option plan, 133,332 Common Shares issued in connection with the closing of the first and second tranches of a convertible debenture financing and 66,956 Common Shares issued in connection with the closing of the third tranche of a convertible debenture financing. As at October 30, 2012, the Company has stock options granted under its stock option plan that may result in the issuance of 6,206,551 additional Common Shares.

(2)	The Company’s issued and outstanding common shares is reported on a post-consolidated basis. The common shares of the Company were consolidated on a 10 for 1 basis, effective on October 11, 2012.

DESCRIPTION OF SHARE CAPITAL

The Company’s authorized share capital consists of an unlimited number of common shares without par value. As at October 30, 2012, the Company had 99,756,886 common shares issued and outstanding.

Common Shares

All of the common shares rank equally as to voting rights, participation in a distribution of the assets of the Company on a liquidation, dissolution or winding-up of the Company and the entitlement to dividends. The holders of the common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each common share carries with it the right to one vote.

In the event of the liquidation, dissolution or winding-up of the Company or other distribution of its assets, the holders of the common shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the Company has paid out its liabilities. Distributions in the form of dividends, if any, will be set by the Board of Directors. See “Dividend Policy”.

DESCRIPTION OF DEBT SECURITIES

In this section only, the term “VG” refers only to Veris Gold Corp. without any of its subsidiaries. This description sets forth certain general terms and provisions that would apply to any debt securities that VG may issue pursuant to this Prospectus. VG will provide particular terms and provisions of a series of debt securities, and a description of how the general terms and provisions described below may apply to that series, in a Prospectus Supplement.

The debt securities will be issued under an indenture (“Indenture”) to be entered into between VG as issuer and one or more trustees (the “Trustee”) that will be named in a Prospectus Supplement to this Prospectus. The Indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture has been filed as an exhibit to VG’s registration statement filed with the SEC. The following summary highlights some of the provisions of the Indenture, and may not contain all of the information that is important to you. Wherever this section refers to particular provisions or defined terms of the Indenture, such provisions or defined terms are incorporated in this Prospectus by reference as part of the statement made, and the statement is qualified by such reference. The term “Securities” as used under this section, refers to all securities issued under the Indenture, including the debt securities.

VG may issue debt securities and incur additional indebtedness otherwise than through the offering of any debt securities pursuant to this Prospectus.

This Prospectus and any Prospectus Supplement filed in connection herewith will not be used to qualify debt securities or to qualify securities convertible or exchangeable into such debt securities in respect of which the payment of principal and/or interest may be determined, in whole or in part by reference to one or more underlying interests including an equity or debt security, a statistical measure of economic or financial performance (such as a currency consumer price or mortgage index, or the price or volume of one or more commodities, indices or other items), or any other item or formula, or any combination or basket of the foregoing (collectively, “linked notes”). The foregoing prohibition on linked notes does not include the issuance of equity or debt securities by VG in lieu of cash payments of principal and/or interest on debt securities.

General

The Indenture does not limit the amount of Securities which VG may issue under the Indenture, and VG may issue Securities in one or more series. Securities may be denominated and payable in any currency. VG may offer no more than CDN$60,000,000 (or the equivalent in other currencies) aggregate principal amount of Securities pursuant to this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture permits VG, without the consent of the holders of any Securities, to increase the principal amount of any series of Securities VG has previously issued under the Indenture and to issue such increased principal amount.

The applicable Prospectus Supplement will set forth the following terms relating to the Securities offered by such Prospectus Supplement (the “Offered Securities”):

  the specific designation of the Offered Securities; any limit on the aggregate principal amount of the Offered Securities; the date or dates, if any, on which the Offered Securities will mature and the portion (if less than all of the principal amount) of the Offered Securities to be payable upon declaration of acceleration of maturity;

  the rate or rates at which the Offered Securities will bear interest, if any, the date or dates on which any such interest will begin to accrue and on which any such interest will be payable and the record dates for any interest payable on the Offered Securities which are in registered form;

  the terms and conditions under which VG may be obligated to redeem, repay or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or otherwise;

  the terms and conditions upon which VG may redeem the Offered Securities, in whole or in part, at its option;

  whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities which are in bearer form and as to exchanges between registered form and bearer form;

  whether the Offered Securities will be issuable in the form of registered global securities (“Global Securities”), and, if so, the identity of the depositary for such registered Global Securities;

  the denominations in which registered Offered Securities will be issuable, if other than denominations of US$1,000 and any multiple thereof, and the denominations in which bearer Offered Securities will be issuable, if other than US$1,000;

  each office or agency where payments on the Offered Securities will be made (if other than the offices or agencies described under “Payment” below) and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;

  if other than U.S. dollars, the currency in which the Offered Securities are denominated or the currency in which VG will make payments on the Offered Securities;

  the terms, if any, on which the Offered Securities may be converted or exchanged for other of VG’s Securities or securities of other entities;

  any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the Offered Securities; and

  any other terms of the Offered Securities which apply solely to the Offered Securities, or terms generally applicable to the Securities which are not to apply to the Offered Securities.

Unless otherwise indicated in the applicable Prospectus Supplement:

  holders may not tender Securities to VG for repurchase; and

  the rate or rates of interest on the Securities will not increase if VG becomes involved in a highly leveraged transaction or VG is acquired by another entity.

VG may issue Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and, in such circumstances, VG will offer and sell those Securities at a discount below their stated principal amount. VG will describe in the applicable Prospectus Supplement any Canadian and U.S. federal income tax consequences and other special considerations applicable to any discounted Securities or other Securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or U.S. federal income tax purposes.

Any Debt Securities issued by VG will be direct, unconditional and unsecured obligations of VG and will rank equally among themselves and with all of VG’s other unsecured, unsubordinated obligations, except to the extent prescribed by law. Debt Securities issued by VG will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness, of VG’s subsidiaries.

VG will agree to provide to the Trustee (i) annual reports containing audited financial statements and (ii) quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

Form, Denomination, Exchange and Transfer

Unless otherwise indicated in the applicable Prospectus Supplement, VG will issue Securities only in fully registered form without coupons, and in denominations of US$1,000 and multiples of US$1,000. Securities may be presented for exchange and registered Securities may be presented for registration of transfer in the manner set forth in the Indenture and in the applicable Prospectus Supplement, without service charges. VG may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer. VG will appoint the Trustee as security registrar. Bearer Securities and the coupons applicable to bearer Securities thereto will be transferable by delivery.

Payment

Unless otherwise indicated in the applicable Prospectus Supplement, VG will make payments on registered Securities (other than Global Securities) at the office or agency of the Trustee, except that VG may choose to pay interest (a) by check mailed to the address of the person entitled to such payment as specified in the security register or (b) by wire transfer to an account maintained by the person entitled to such payment as specified in the security register. Unless otherwise indicated in the applicable Prospectus Supplement, VG will pay any interest due on registered Securities to the persons in whose name such registered Securities are registered on the day or days specified by VG.

Registered Global Securities

Registered debt securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the Prospectus Supplement. Global Securities will be registered in the name of a financial institution that VG selects, and the debt securities included in the Global Securities may not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the Global Securities is called the “Depositary”. Any person wishing to own debt securities issued in the form of Global Securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that, in turn, has an account with the Depositary.

Special Investor Considerations for Global Securities

VG’s obligations, as well as the obligations of the Trustee and those of any third parties employed by VG or the Trustee, run only to persons who are registered as holders of debt securities. For example, once VG makes payment to the registered holder, VG has no further responsibility for the payment even if that holder is legally required to pass the payment along to an investor but does not do so. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor’s financial institution and of the Depositary, as well as general laws relating to debt securities transfers.

An investor should be aware that when debt securities are issued in the form of Global Securities:

  the investor cannot have debt securities registered in his or her own name;

  the investor cannot receive physical certificates for his or her interest in the debt securities;

  the investor must look to his or her own bank or brokerage firm for payments on the Debt Securities and protection of his or her legal rights relating to the Debt Securities;

  the investor may not be able to sell interests in the Debt Securities to some insurance companies and other institutions that are required by law to hold the physical certificates of Debt Securities that they own;

  the Depositary’s policies will govern payments, transfers, exchange and other matters relating to the investor's interest in the Global Security. VG and the Trustee will have no responsibility for any aspect of the Depositary’s actions or for its records of ownership interests in the Global Security. VG and the Trustee also do not supervise the Depositary in any way; and

  the Depositary will usually require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will be Terminated

In a few special situations described below, a Global Security will terminate and interests in it will be exchanged for physical certificates representing Debt Securities. After that exchange, an investor may choose whether to hold Debt Securities directly or indirectly through an account at its bank or brokerage firm. Investors must consult their own banks or brokers to find out how to have their interests in Debt Securities transferred into their own names, so that they will be direct holders.

The special situations for termination of a Global Security are:

  when the Depositary notifies VG that it is unwilling, unable or no longer qualified to continue as Depositary (unless a replacement Depositary is named); and

  when and if VG decides to terminate a Global Security.

The Prospectus Supplement may list situations for terminating a Global Security that would apply only to the particular series of Debt Securities covered by the Prospectus Supplement. When a Global Security terminates, the Depositary (and not VG or the Trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

Events of Default

The term “Event of Default” with respect to Securities of any series means any of the following:

(a)	default in the payment of the principal of (or any premium on) any Security of that series at its maturity;

(b)	default in the payment of any interest on any Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

(c)	default in the deposit of any sinking fund payment when the same becomes due by the terms of the Securities of that series;

(d)

default in the performance, or breach, of any other covenant or agreement of VG in the Indenture in respect of the Securities of that series (other than a covenant or agreement for which default or breach is specifically dealt with elsewhere in the Indenture), where such default or breach continues for a period of 90 days after written notice to VG by the Trustee or the holders of at least 25% in principal amount of all outstanding Securities affected thereby;

(e)	certain events of bankruptcy, insolvency or reorganization; or

(f)	any other Events of Default provided with respect to the Securities of that series.

If an Event of Default described in clause (a), (b) or (c) above occurs and is continuing with respect to Securities of any series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Securities of that series may require the principal amount (or, if the Securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Securities of that series and any accrued but unpaid interest on such Securities be paid immediately. If an Event of Default described in clause (d) or (f) above occurs and is continuing with respect to Securities of one or more series, then the Trustee or the holders of not less than 25% in principal amount of the outstanding Securities of all series affected thereby (as one class) may require the principal amount (or, if any of the Securities of such affected series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of such affected series) of all the outstanding Securities of such affected series and any accrued but unpaid interest on such Securities be paid immediately. If an Event of Default described in clause (e) above occurs and is continuing, then the Trustee or the holders of not less than 25% in principal amount of all outstanding Securities (as a class) may require the principal amount (or, if the Securities or any series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series) of all the outstanding Securities and any accrued but unpaid interest on such Securities be paid immediately. However, at any time after a declaration of acceleration with respect to Securities of any series (or of all series, as the case may be) has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Securities of such series (or of all series, as the case may be), by written notice to VG and the Trustee, may, under certain circumstances, rescind and annul such acceleration. The applicable Prospectus Supplement will contain provisions relating to acceleration of the maturity of a portion of the principal amount of Original Issue Discount Securities or Indexed Securities upon the occurrence of any Event of Default and the continuation thereof.

Except during default, the Trustee is not obligated to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable indemnity. If the holders provide reasonable indemnity, the holders of a majority in principal amount of the outstanding Securities of all series affected by an Event of Default may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of all series affected by such Event of Default.

No holder of a Security of any series will have any right to institute any proceedings, unless:

  such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of that series;

  the holders of at least 25% in principal amount of the outstanding Securities of all series affected by such Event of Default have made written request and have offered reasonable indemnity to the Trustee to institute such proceedings as trustee; and

  the Trustee has failed to institute such proceedings, and has not received from the holders of a majority in the aggregate principal amount of outstanding Securities of all series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, these limitations do not apply to a suit instituted by the holder of a Security for the enforcement of payment of principal of or interest on such Security on or after the applicable due date of such payment.

VG will be required to furnish to the Trustee annually an officers’ certificate as to the performance of certain of its obligations under the Indenture and as to any default in such performance.

Defeasance

When VG uses the term “defeasance”, VG means discharge from some or all of its obligations under the Indenture with respect to Securities of a particular series. If VG deposits with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity or a redemption date of the Securities of a particular series, then at its option:

  VG will be discharged from its obligations with respect to the Securities of such series with certain exceptions, and the holders of the Securities of the affected series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Securities and replacement of lost, stolen or mutilated Securities and certain other limited rights. Such holders may look only to such deposited funds or obligations for payment; or

  VG will no longer be under any obligation to comply with certain covenants under the Indenture, and certain Events of Default will no longer apply to it.

To exercise defeasance VG also must deliver to the Trustee:

  an opinion of U.S. counsel to the effect that the deposit and related defeasance would not cause the holders of the Securities of the applicable series to recognize income, gain or loss for U.S. federal income tax purposes and that holders of the Securities of that series will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

  an opinion of Canadian counsel or a ruling from Canada Revenue Agency that there would be no such recognition of income, gain or loss for Canadian federal or provincial tax purposes and that holders of the Securities of such series will be subject to Canadian federal and provincial income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

In addition, no Event of Default with respect to the Securities of the applicable series can have occurred and VG cannot be an insolvent person under the Bankruptcy and Insolvency Act (Canada). In order for U.S. counsel to deliver the opinion that would allow VG to be discharged from all of its obligations under the Securities of any series, VG must have received from, or there must have been published by, the Internal Revenue Service a ruling, or there must have been a change in law so that the deposit and defeasance would not cause holders of the Securities of such series to recognize income, gain or loss for U.S. federal income tax purposes and so that such holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Modifications and Waivers

VG may modify or amend the Indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding Securities of all series affected by such modification or amendment provided, however, that VG must receive consent from the holder of each outstanding Security of such affected series to:

  change the stated maturity of the principal of or interest on such outstanding Security;

  reduce the principal amount of or interest on such outstanding Security;

  reduce the amount of the principal payable upon the acceleration of the maturity of an outstanding Original Issue Discount Security;

  change the place or currency of payments on such outstanding Security;

  impair the right to institute suit for the enforcement of any payment on or with respect to any Security;

  reduce the percentage in principal amount of outstanding Securities of such series from which the consent of holders is required to modify or amend the Indenture or waive compliance with certain provisions of the Indenture or waive certain defaults; or

  modify any provisions of the Indenture relating to modifying or amending the Indenture or waiving past defaults or covenants except as otherwise specified.

The holders of a majority in principal amount of Securities of any series may waive VG’s compliance with certain restrictive provisions of the Indenture with respect to such series. The holders of a majority in principal amount of outstanding Securities of all series with respect to which an Event of Default has occurred may waive any past default under the Indenture, except a default in the payment of the principal of, or interest on, any Security or in respect of any item listed above.

The Indenture or the Securities may be amended or supplemented, without the consent of any holder of such Securities, in order to, among other things, add covenants of the Company or additional Events of Default, to establish the form or terms of any Securities, cure any ambiguity or inconsistency or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Securities.

Consent to Jurisdiction and Service

Under the Indenture, VG will irrevocably appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York, 10011 as its agent for service of process in any suit, action or proceeding arising out of or relating to the Indenture and the Securities and for actions brought under federal or state securities laws brought in any federal or state court located in The City of New York (herein after referred to as a New York Court), and will submit to such non-exclusive jurisdiction.

Governing Law

The Indenture and the Securities will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since a significant portion of all of VG’s assets, as well as the assets of a number of VG’s directors and officers, are outside the United States, any judgment obtained in the United States against VG or certain of VG’s directors or officers, including judgments with respect to the payment of principal on any Securities, may not be collectible within the United States.

VG has been informed by Blake, Cassels & Graydon LLP that the laws of the Province of British Columbia and the federal laws of Canada applicable therein permit an action to be brought in a court of competent jurisdiction in the Province of British Columbia on any final and conclusive judgment in personam of New York Court against VG, which judgment is subsisting and unsatisfied for a sum certain with respect to the enforceability of the Indenture and VG’s Securities that is not impeachable as void or voidable under the internal laws of the State of New York if:

  the New York Court rendering such judgment had jurisdiction over the judgment debtor, as recognized by the courts of the Province of British Columbia or the federal courts of Canada (and submission by VG in the Indenture to the jurisdiction of the New York Court will be sufficient for that purpose with respect to VG’s Securities);

  such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such terms are understood under the laws of the Province of British Columbia, the federal laws of Canada or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada);

  the enforcement of such judgment would not be contrary to the laws of general application limiting the enforcement of creditors’ rights including bankruptcy, reorganization, winding up, moratorium and similar laws and does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws in the Province of British Columbia or any applicable federal laws in Canada;

  no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by the courts in the Province of British Columbia or the federal courts of Canada;

  interest payable on VG’s Securities is not characterized by a court in the Province of British Columbia as interest payable at a criminal rate within the meaning of section 347 of the Criminal Code (Canada); and

  the action to enforce such judgment is commenced within the appropriate limitation period except that any court in the Province of British Columbia or federal court of Canada may only give judgment in Canadian dollars.

The Company has been advised by such counsel that there is doubt as to the enforceability in Canada in original actions, or in motions to enforce judgments of U.S. courts, of civil liabilities predicated solely upon U.S. federal securities laws.

The Trustee

The Trustee under the Indenture will be named in the applicable Prospectus Supplement.

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any Warrants for the purchase of common shares (the “Equity Warrants”) or for the purchase of Debt Securities (the “Debt Warrants”).

Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants will be issued under a separate Warrant indenture to be entered into between the Company and one or more banks or trust companies acting as Warrant agent. The applicable Prospectus Supplement will include details of the Warrant agreements covering the Warrants being offered. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this Prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.

Equity Warrants

The particular terms of each issue of Equity Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

  the designation and aggregate number of Equity Warrants;

  the price at which the Equity Warrants will be offered;

  the currency or currencies in which the Equity Warrants will be offered;

  the designation and terms of the common shares purchasable upon exercise of the Equity Warrants;

  the date on which the right to exercise the Equity Warrants will commence and the date on which the right will expire;

  the number of common shares that may be purchased upon exercise of each Equity Warrant and the price at which and currency or currencies in which the common shares may be purchased upon exercise of each Equity Warrant;

  the designation and terms of any securities with which the Equity Warrants will be offered, if any, and the number of the Equity Warrants that will be offered with each Security;

  the date or dates, if any, on or after which the Equity Warrants and the related securities will be transferable separately;

  whether the Equity Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

  material income tax consequences of owning the Equity Warrants; and

  any other material terms or conditions of the Equity Warrants.

Debt Warrants

The particular terms of each issue of Debt Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

  the designation and aggregate number of Debt Warrants;

  the price at which the Debt Warrants will be offered;

  the currency or currencies in which the Debt Warrants will be offered;

  the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be purchased upon exercise of the Debt Warrants;

  the designation and terms of any Securities with which the Debt Warrants are being offered, if any, and the number of the Debt Warrants that will be offered with each Security;

  the date or dates, if any, on or after which the Debt Warrants and the related Securities will be transferable separately;

  the principal amount of Debt Securities that may be purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of Securities may be purchased upon exercise of each Debt Warrant;

  the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;

  the minimum or maximum amount of Debt Warrants that may be exercised at any one time;

  whether the Debt Warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions;

  material income tax consequences of owning the Debt Warrants; and

  any other material terms or conditions of the Debt Warrants.

DESCRIPTION OF UNITS

VG may issue Units, which may consist of one or more Common Shares, Warrants or any combination of Securities as is specified in the relevant Prospectus Supplement. In addition, the relevant Prospectus Supplement relating to an offering of Units will describe all material terms of any Units offered, including, as applicable:

  the designation and aggregate number of Units being offered;

  the price at which the Units will be offered;

  the designation, number and terms of the Securities comprising the Units and any agreement governing the Units;

  the date or dates, if any, on or after which the Securities comprising the Units will be transferable separately;

  whether it will apply to list the Units on any exchange;

  material income tax consequences of owning the Units, including, how the purchase price paid for the Units will be allocated among the Securities comprising the Units; and

  any other material terms or conditions of the Units.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

VG may issue Subscription Receipts, which will entitle holders thereof to receive, upon satisfaction of certain release conditions and for no additional consideration, Common Shares, Warrants or any combination thereof. Subscription Receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription receipt Agreement”), each to be entered into between VG and an escrow agent (the “Escrow Agent”) that will be named in the relevant Prospectus Supplement. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof and authorized to carry on business as a trustee. If underwriters or agents are used in the sale of any Subscription Receipts, one or more of such underwriters or agents may also be a party to the Subscription Agreement governing the Subscription Receipts sold to or through such underwriter or agent.

The following description sets forth certain general terms and provisions of Subscription Receipts that may be issued hereunder and is not intended to be complete. The statements made in this Prospectus relating to any Subscription Receipt Agreement and Subscription Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement. Prospective investors should refer to the Subscription Receipt Agreement relating to the specific Subscription Receipts being offered for the complete terms of the Subscription Receipts. VG will file a copy of any Subscription Receipt Agreement relating to an offering of Subscription Receipts with the securities regulatory authorities in Canada and the United States after it has entered into it.

General

The Prospectus Supplement and the Subscription Receipt Agreement for any Subscription Receipts that VG may offer will describe the specific terms of the Subscription Receipts offered. This description may include, but may not be limited to, any of the following, if applicable:

  the designation and aggregate number of Subscription Receipts being offered;

  the price at which the Subscription Receipts will be offered;

  the designation, number and terms of the Common Shares, Warrants or a combination thereof to be received by the holders of Subscription Receipts upon satisfaction of the release conditions, and any procedures that will result in the adjustment of those numbers;

  the conditions (the “Release Conditions”) that must be met in order for holders of Subscription Receipts to receive, for no additional consideration, the Common Shares, Warrants or a combination thereof;

  the procedures for the issuance and delivery of the Common Shares, Warrants or a combination thereof to holders of Subscription Receipts upon satisfaction of the Release Conditions;

  whether any payments will be made to holders of Subscription Receipts upon delivery of the

  Common Shares, Warrants or a combination thereof upon satisfaction of the Release Conditions;

  the identity of the Escrow Agent;

  the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of Subscription Receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

  the terms and conditions pursuant to which the Escrow Agent will hold Common Shares, Warrants or a combination thereof pending satisfaction of the Release Conditions;

  the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to VG upon satisfaction of the Release Conditions;

  if the Subscription Receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commissions in connection with the sale of the Subscription Receipts;

  procedures for the refund by the Escrow Agent to holders of Subscription Receipts of all or a portion of the subscription price of their Subscription Receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

  any contractual right of rescission to be granted to initial purchasers of Subscription Receipts in the event that this Prospectus, the Prospectus Supplement under which Subscription Receipts are issued or any amendment hereto or thereto contains a misrepresentation;

  any entitlement of VG to purchase the Subscription Receipts in the open market by private agreement or otherwise;

  whether VG will issue the Subscription Receipts as global securities and, if so, the identity of the depository for the global securities;

  whether VG will issue the Subscription Receipts as bearer securities, as registered securities or both;

  provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms of the Subscription Receipts, including upon any subdivision, consolidation, reclassification or other material change of the Common Shares, Warrants or other VG securities, any other reorganization, amalgamation, merger or sale of all or substantially all of VG's assets or any distribution of property or rights to all or substantially all of the holders of Common Shares;

  whether VG will apply to list the Subscription Receipts on any exchange;

  material income tax consequences of owning the Subscription Receipts; and

  any other material terms or conditions of the Subscription Receipts.

Rights of Holders of Subscription Receipts Prior to Satisfaction of Release Conditions

The holders of Subscription Receipts will not be, and will not have the rights of, shareholders of VG. Holders of Subscription Receipts are entitled only to receive Common Shares, Warrants or a combination thereof on exchange of their Subscription Receipts, plus any cash payments, all as provided for under the Subscription Receipt Agreement and only once the Release Conditions have been satisfied. If the Release Conditions are not satisfied, holders of Subscription Receipts shall be entitled to a refund of all or a portion of the subscription price thereof and all or a portion of the pro rata share of interest earned or income generated thereon, all as provided in the Subscription Receipt Agreement.

Escrow

The Subscription Receipt Agreement will provide that the Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to VG (and, if the Subscription Receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the Subscription Receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of Subscription Receipts will receive a refund of all or a portion of the subscription price for their Subscription Receipts, plus their pro-rata entitlement to interest earned or income generated on such amount, if provided for in the Subscription Receipt Agreement, in accordance with the terms of the Subscription Receipt Agreement. Common Shares or Warrants may be held in escrow by the Escrow Agent and will be released to the holders of Subscription Receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Modifications

The Subscription Receipt Agreement will specify the terms upon which modifications and alterations to the Subscription Receipts issued thereunder may be made by way of a resolution of holders of Subscription Receipts at a meeting of such holders or consent in writing from such holders. The number of holders of Subscription Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

The Subscription Receipt Agreement will also specify that the Company may amend any Subscription Receipt Agreement and the Subscription Receipts, without the consent of the holders of the Subscription Receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of the holder of outstanding Subscription Receipts or as otherwise specified in the Subscription Receipt Agreement.

The foregoing summary of certain of the principal provisions of the Securities is a summary of anticipated terms and conditions only and is qualified in its entirety by the description in the applicable Prospectus Supplement under which any Securities are being offered.

PRIOR SALES

VG issued the following Securities during the 12-month period prior to the date hereof:

Date of Issuance	Number of Common Shares Issued	Price per Common Share
September 6, 2011(1)	5,000	$1.65
January 23, 2012(2)	449,730	$0.125
February 2, 2012(2)	10,000	$0.125
February 9, 2012(2)	150,000	$0.125
February 10, 2012(3)	75,000	$0.15
February 21, 2012(2)	150,000	$0.125
May 23, 2012(4)	39,081,779	$0.23
May 28, 2012(5)	22,847,400	$0.30
June 15, 2012(6)	2,010,126	$0.30
July 19, 2012(6)	1,333,333	$0.30
August 10, 2012(3)	50,000	$0.15
September 4, 2012(3)	100,000	$0.15
October 11, 2012(6) (7)	66,956	$2.99

(1)	Issued in connection with a property acquisition.

(2)	Issued pursuant to the exercise of previously issued warrants of the Company.

(3)	Issued pursuant to the exercise of stock options previously granted by the Company.

(4)	Issued pursuant to a private placement.

(5)	Issued pursuant to a conversion of debt.

(6)	Issued pursuant to a convertible debenture financing.

(7)	Issued following the October 11, 2012 share consolidation.

TRADING PRICE AND VOLUME

The Common Shares of the Company are listed for trading on the TSX under the symbol “VG”. The following table sets out the market price range and trading volume of the common shares on the TSX for the periods indicated:

	Period	High CDN($)	Low CDN($)	Volume
2011	October	0.42	0.28	8,173,482
	November	0.38	0.28	9,068,878
	December	0.36	0.235	15,892,805
2012	January	0.23	0.315	28,471,073
	February	0.475	0.28	25,019,487
	March	0.40	0.305	9,754,318
	April	0.335	0.255	9,784,131
	May	0.30	0.23	7,120,159
	June	0.35	0.275	6,095,382
	July	0.35	0.30	10,153,858
	August	0.315	0.245	8,290,384
	September	0.305	0.255	10,448,877
	October 1 - 10	0.315	0.285	2,701,243
	October 11 - 30(1)	3.38	2.31	1,298,646

(1)	The common shares of the Company were consolidated on a 10 for 1 basis, effective on October 11, 2012.

DENOMINATIONS, REGISTRATION AND TRANSFER

The Securities will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement (unless otherwise provided with respect to a particular series of Debt Securities pursuant to the provisions of the Indenture, as supplemented by a supplemental indenture). Other than in the case of book-entry-only Securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of Securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but the Company may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of Securities, the Company may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry-only Securities, a global certificate or certificates representing the Securities will be held by a designated depositary for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depositary will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry-only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

PLAN OF DISTRIBUTION

The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers or may issue Securities in whole or in partial payment of the purchase price of assets acquired by VG or its subsidiaries. Each Prospectus Supplement will set forth the terms of the offering or issue, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 Shelf Distributions, including sales made directly on the TSX or other existing trading markets for the Securities. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to, under agreements to be entered into with the Company, indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Pursuant to a requirement by the Financial Industry Regulatory Authority, Inc. or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker/dealer/agent may not be greater than eight percent (8%) of the gross proceeds received by VG for the sale of any Securities being registered pursuant to Rule 415 under the U.S. Securities Act.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, counsel to the Company, the following is a general summary of the principal Canadian federal income tax considerations generally applicable under Income Tax Act (Canada) (the “Tax Act”) to a holder who acquires Common Shares or Warrants to acquire Common Shares (“Common Share Warrants”) as beneficial owner pursuant to the Prospectus and who, at all relevant times, for the purposes of the Tax Act, holds such Common Shares or Common Share Warrants as capital property, deals at arm’s length with the Company, is not affiliated with the Company and, for purposes of the Tax Act, is not, and is not deemed to be, a resident of Canada and has not and will not use or hold or be deemed to use or hold the Common Shares or Common Share Warrants in or in the course of carrying on business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed below, may apply to a non-resident of Canada that is an insurer which carries on business in Canada and elsewhere.

The Common Shares and Common Share Warrants will generally be considered capital property to a Non-Resident Holder unless either (i) the Non-Resident Holder holds the Common Shares or Common Share Warrants in the course of carrying on a business of trading or dealing in securities or (ii) the Non-Resident Holder has acquired the Common Shares or Common Share Warrants in a transaction or transactions considered to be an adventure in the nature of trade.

The term “US Holder,” for the purposes of this summary, means a Non-Resident Holder who, for purposes of the Canada-United States Income Tax Convention (1980) as amended, (the “Convention”), is at all relevant times a resident of the United States and is a “qualifying person” within the meaning of the Convention. In some circumstances, fiscally transparent entities (including limited liability companies) will be entitled to benefits under the Convention. US Holders are urged to consult with their own tax advisors to determine their entitlement to benefits under the Convention based on their particular circumstances.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), the current provisions of the Convention, counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (collectively, the “Proposed Tax Amendments”). No assurances can be given that the Proposed Tax Amendments will be enacted or will be enacted as proposed. Other than the Proposed Tax Amendments, this summary does not take into account or anticipate any changes in law or the administration policies or assessing practice of CRA, whether by judicial, legislative, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder and no representations with respect to the income tax consequences to any particular holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective investors in Common Shares or Common Share Warrants should consult their own tax advisors with respect to their own particular circumstances.

Currency Conversion

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares and Common Share Warrants, including interest, dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the date on which the amount first arose or such other rate of exchange as is acceptable to the CRA.

Exercise of Common Share Warrants

Upon the exercise of a Common Share Warrant, there will be no income tax consequences for a Non-Resident Holder. When a Common Share Warrant is exercised, the Non-Resident Holder’s cost of the Common Share acquired thereby will be the aggregate of the Non-Resident Holder’s adjusted cost base of such Common Share Warrant and the exercise price paid for the Common Share. The Non-Resident Holder’s adjusted cost base of the Common Share so acquired will be determined by averaging such cost with the adjusted cost base to the NonResident Holder of all Common Shares held by the Non-Resident Holder as capital property immediately prior to such acquisition.

Disposition of Common Shares and Common Share Warrants

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition of the Common Shares or Common Share Warrants, nor will capital losses arising from the disposition be recognized under the Tax Act, unless the Common Shares or Common Share Warrants constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Common Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention. If the shares are then listed on a designated stock exchange (which currently includes the TSX) at the time of disposition, the Common Shares and the Common Share Warrants generally will constitute taxable Canadian property of a Non-Resident Holder, if at any time during the 60-month period immediately preceding the disposition: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned or was considered to own 25% or more of the issued shares of any class or series of shares of the capital stock of the Company; (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act) or an option in respect of, or an interest in, or civil law right in, such property, whether or not it exists; or (iii) the Common Shares or Common Share Warrants are otherwise deemed to be taxable Canadian property.

If the Common Shares or Common Share Warrants are taxable Canadian property to a Non-Resident Holder, any capital gain realized on the disposition or deemed disposition of such shares, may not be subject to Canadian federal income tax pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Non-Resident Holder.

A Non-Resident Holder whose shares are taxable Canadian property should consult their own advisors.

Dividends on Common Shares

Under the Tax Act, dividends on shares paid or credited to a Non-Resident Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividends. This withholding tax may be reduced pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Non-Resident Holder. Under the Convention, a US Holder will generally be subject to Canadian withholding tax at a rate of 15% of the gross amount of such dividends. In addition, under the Convention, dividends may be exempt from Canadian non-resident withholding tax if paid to certain US Holders that are qualifying religious, scientific, literary, educational or charitable organizations and qualifying trusts, companies, organizations or other arrangements operated exclusively to administer or provide pension, retirement or employee benefits that are exempt from tax in the United States and that have complied with specific administrative procedures. US Holders should consult their own tax advisors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to (i) the acquisition, ownership and disposition of Common Shares and warrants to purchase Common Shares (“Equity Warrants”), which the Company may offer, either separately or in combination as a unit, from time to time pursuant to terms described in an applicable Prospectus Supplement; (ii) the exercise, disposition, and lapse of Equity Warrants acquired in such an offering; and (iii) the acquisition, ownership and disposition of Common Shares received on an exercise of Equity Warrants (“Warrant Shares”).

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of acquisition of Common Shares or Equity Warrants pursuant to a Prospectus Supplement. Additionally, this summary does not address the U.S. federal tax consequences of acquiring, owning and disposing of the other types of securities that the Company has the ability to offer based on this Prospectus. Furthermore, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax considerations applicable to such U.S. Holder at the time of a particular offering of Common Shares or Equity Warrants. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. U.S. Holders should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Common Shares and/or Equity Warrants and Warrant Shares in connection with any offering pursuant to a Prospectus Supplement.

No ruling from the U.S. Internal Revenue Service (the “IRS”) or legal opinion has been requested, or will be obtained, regarding the potential U.S. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary or proposed), U.S. court decisions, published IRS rulings, published administrative positions of the IRS, and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), that are applicable and, in each case, in effect as of the date of this Prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, including between the date of this Prospectus and the date of any Prospectus Supplement pursuant to which a U.S. Holder acquires Common Shares and/or Equity Warrants. Additionally, any such change could be applied on a retroactive basis after a U.S. Holder has acquired Common Shares, Equity Warrants and/or Warrant Shares and could impact the U.S. federal income tax considerations described in this summary as applied to such U.S. Holder in connection with a purchase of Common Shares and/or Equity Warrants pursuant to the applicable Prospectus Supplement. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Common Shares, Equity Warrants or Warrant Shares acquired pursuant to an offering that is (a) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state in the United States, including the District of Columbia; (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes, or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of Common Shares, Equity Warrants or Warrant Shares that is neither a U.S. Holder nor a partnership. This summary does not address the U.S. federal income tax considerations applicable to Non-U.S. Holders relating to the acquisition, ownership and disposition of Common Shares, Equity Warrants or Warrant Shares. Accordingly, Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) relating to the acquisition, ownership, and disposition of Common Shares, Equity Warrants and Warrant Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (c) U.S. Holders that have a “functional currency” other than the U.S. dollar; (d) U.S. Holders that own Common Shares, Equity Warrants or Warrant Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale or other arrangement involving more than one position; (e) U.S. Holders that acquired Common Shares, Equity Warrants or Warrant Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (f) U.S. Holders that hold Common Shares, Equity Warrants or Warrant Shares other than as a capital asset (generally property held for investment purposes) within the meaning of Section 1221 of the Code; or (g) U.S. Holders that own, directly, indirectly or by attribution, 10% or more, by voting power or value, of the outstanding shares of the Company. The summary below also does not address the impact of an offering on persons who are U.S. expatriates or former long-term residents of the United States subject to Section 877 of the Code. U.S. Holders and others that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisors.

If an entity that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds Common Shares, Equity Warrants or Warrant Shares, the U.S. federal income tax consequences applicable to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (and owners of “pass-through” entities) for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences relating to the acquisition, ownership and disposition of Common Shares, Equity Warrants or Warrant Shares.

Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. estate and gift, U.S. alternative minimum tax, or foreign tax consequences to U.S. Holders relating to the acquisition, ownership, and disposition of Common Shares, Equity Warrants and/or Warrant Shares. Each U.S. Holder should consult its own tax advisor regarding the U.S. state and local, U.S. estate and gift, U.S. federal alternative minimum tax and foreign tax consequences relating to the acquisition, ownership, and disposition of Common Shares, Equity Warrants and/or Warrant Shares.

U.S. Federal Income Tax Consequences of Common Shares and Equity Warrants Offered as Part of a Unit

It is possible that the Company may offer Common Shares and Equity Warrants in combination to be purchased as a Unit. For U.S. federal income tax purposes, the acquisition by a U.S. Holder of such a Unit will be treated as the acquisition of an investment Unit consisting of two components: a component consisting of a Common Share or portion of such a Common Share and a component consisting of an Equity Warrant or portion of such an Equity Warrant. The purchase price for the Unit will be allocated between these two components in proportion to their relative fair market values at the time the Unit is purchased by the U.S. Holder. This allocation of the purchase price for a Unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the Common Share and Equity Warrant components that comprise such Unit.

If the Company issues Common Shares and Equity Warrants as part of a Unit, it will inform the U.S. Holder of the portion of the Unit purchase price it intends to allocate to each component in the applicable Prospectus Supplement. However, the IRS will not be bound by the Company’s allocation of the purchase price for Units offered, and therefore, the IRS or a U.S. court may not respect the allocation provided by the Company. U.S. Holders should consult their own tax advisors regarding the allocation of the purchase price for any Units purchased.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Equity Warrants

Exercise of Equity Warrants

A U.S. Holder should not recognize gain or loss on the exercise of an Equity Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder’s initial tax basis in the Warrant Share received on the exercise of an Equity Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such Equity Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Equity Warrant. Subject to the passive foreign investment company, or PFIC, rules discussed below, a U.S. Holder’s holding period for the Warrant Share generally should begin on the day after the date on which such U.S. Holder exercised the corresponding Equity Warrant.

It is possible that under the terms of the applicable Prospectus Supplement, a U.S. Holder may be permitted to undertake a cashless exercise of an Equity Warrant into Warrant Shares. The U.S. federal income tax treatment of a cashless exercise of Equity Warrants into Warrant Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of an Equity Warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Equity Warrants, such as whether gain or loss is recognized, if permitted under the applicable Prospectus Supplement.

Disposition of Equity Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Equity Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Equity Warrant sold or otherwise disposed of. As noted below under “Sale or Other Taxable Disposition of Common Shares and Warrant Shares”, such gain or loss generally will be treated as “U.S. source” gain or loss for purposes of the U.S. foreign tax credit calculations. Subject to the PFIC rules discussed below, any such gain or loss generally should be a capital gain or loss (provided that the Common Shares to be issued on the exercise of such Equity Warrant would have been a capital asset if acquired by the U.S. Holder). Any such gain or loss will be long-term gain or loss if the Equity Warrant disposed of was held for more than one year at the time of disposition.

Expiration of Equity Warrants Without Exercise

Subject to the PFIC rules discussed below, upon the lapse or expiration of an Equity Warrant a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the Equity Warrant. Any such loss generally will be a capital loss (provided that the Common Shares to be issued on the exercise of such Equity Warrant would have been a capital asset if acquired by the U.S. Holder) and will be long-term capital loss if the Equity Warrant was held for more than one year at the time of expiration. Deductions for capital losses are subject to limitations under the Code.

Certain Adjustments to the Equity Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that are to be issued on the exercise of Equity Warrants purchased, or an adjustment to the exercise price of such Equity Warrants, may be treated as a constructive distribution to a U.S. Holder of the Equity Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or assets of the Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of the Company). Any constructive distributions generally will be taxable (see a more detailed discussion of the rules applicable to distributions made by the Company at “Distributions on Common Shares and Warrant Shares” below).

However, adjustments to the exercise price of the Equity Warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of Equity Warrants generally will not be considered to result in a constructive distribution to a U.S. Holder of Equity Warrants. U.S. Holders should carefully review the conversion rate adjustment provisions and consult their own tax advisors with respect to the tax consequences of any such adjustment.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership and Disposition of Common Shares and Warrant Shares

Distributions on Common Shares and Warrant Shares

Subject to the PFIC rules discussed below, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share or Warrant Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares or Warrant Shares and thereafter as a gain from the sale or exchange of such Common Shares or Warrant Shares (see “Sale or Other Taxable Disposition of Common Shares and Warrant Shares” below). However, the Company does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Common Shares or Warrant Shares will constitute ordinary dividend income. Dividends received on Common Shares or Warrant Shares will not be eligible for the “dividends received deduction”.

For tax years beginning before January 1, 2013, a dividend paid by the Company to a U.S. Holder who is an individual, estate or trust will be taxed at the preferential tax rates applicable to long-term capital gains if the Company is a “qualified foreign corporation” as defined under Section 1(h)(11) of the Code (“QFC”) and certain holding period requirements for the Common Shares or Warrant Shares are met. The Company generally will be a QFC if the Company is eligible for the benefits of the Canada-U.S. Tax Convention or the Common Shares or Warrant Shares are readily tradable on an established securities market in the United States. However, even if the Company satisfies one or more of these requirements, the Company will not be treated as a QFC if the Company is a PFIC for the tax year during which it pays a dividend or for the preceding tax year (see “Passive Foreign Investment Company Rules” below).

If the Company is not a PFIC, but a dividend paid to a U.S. Holder otherwise fails to qualify for the preferential tax rates discussed above, such a dividend generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains).

Sale or Other Taxable Disposition of Common Shares and Warrant Shares

Subject to the PFIC rules discussed below, upon the sale or other taxable disposition of Common Shares or Warrant Shares a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) its tax basis in such Common Shares or Warrant Shares sold or otherwise disposed of. Such gain generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules unless the gain is subject to tax in Canada and is resourced as “foreign source” under the Canada-U.S. Tax Convention and such U.S. Holder elects to treat such gain or loss as “foreign source” (see a more detailed discussion at “Foreign Tax Credit” below).

Foreign Tax Credit

A U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares or Warrant Shares generally may elect to deduct or credit such tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source”. In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by the Company generally will constitute “foreign source” income and generally will be categorized as “passive category income”. Because the foreign tax credit rules are complex, U.S. Holders should consult their own tax advisor regarding the foreign tax credit rules.

Subject to certain specific rules, foreign income and withholding taxes paid with respect to any distribution in respect of stock in a PFIC should qualify for the foreign tax credit. The rules relating to distributions by a PFIC are complex, and a U.S. Holder should consult with its own tax advisor with respect to any distribution received from a PFIC.

Receipt of Foreign Currency

The amount of any distribution paid in foreign currency to a U.S. Holder in connection with the ownership of Common Shares or Warrant Shares, or on the sale, exchange or other taxable disposition of Common Shares, Equity Warrants or Warrant Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of actual or constructive receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. A U.S. Holder that receives foreign currency and converts such foreign currency into U.S. dollars at a conversion rate other than the rate in effect on the date of receipt may have a foreign currency exchange gain or loss, which generally would be treated as U.S. source ordinary income or loss for foreign tax credit purposes. U.S. Holders should consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning and disposing of foreign currency.

Additional Tax on Passive Income

For tax years beginning after December 31, 2012, certain individuals, estates and trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from disposition of property (other than property held in a trade or business). U.S. Holders should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Common Shares and Warrant Shares.

Passive Foreign Investment Company Rules

If the Company is considered a PFIC within the meaning of Section 1297 of the Code at any time during a U.S. Holder’s holding period, then certain different and potentially adverse tax consequences would apply to such U.S. Holder’s acquisition, ownership and disposition of Common Shares, Equity Warrants and Warrant Shares.

PFIC Status of the Company

The Company generally will be a PFIC if, for a given tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income (the “income test”) or (b) 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets (the “asset test”). “Gross income” generally includes all revenues less the cost of goods sold, and “passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all (85% or more) of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in a trade or business.

For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents or royalties that are received or accrued by the Company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on (a) a distribution on the shares of a Subsidiary PFIC and (b) a disposition of shares of a Subsidiary PFIC, both as if the U.S. Holder directly held the shares of such Subsidiary PFIC.

The Company has not determined whether or not it was a PFIC for the current tax year or any prior tax years. It may or may not qualify as a PFIC in subsequent years due to changes in its assets and business operations. The determination of whether the Company (or a subsidiary of the Company) was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company (or subsidiary) will be a PFIC for any tax year depends on the assets and income of the Company (and each such subsidiary) over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Company (or subsidiary) concerning its PFIC status or that the Company (and any subsidiary) was not, or will not be, a PFIC for any tax year. U.S. Holders should consult their own tax advisors regarding the PFIC status of the Company and any subsidiary of the Company.

Default PFIC Rules under Section 1291 of the Code

If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership and disposition of Common Shares, Equity Warrants and Warrant Shares will depend on whether such U.S. Holder makes an election to treat the Company (and/or a Subsidiary PFIC) as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to Common Shares or Warrant Shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder”.

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares, Equity Warrants and Warrant Shares and (b) any excess distribution paid on the Common Shares and Warrant Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares or Warrant Shares, if shorter).

If the Company is a PFIC, under Section 1291 of the Code any gain recognized on the sale or other taxable disposition of Common Shares, Equity Warrants or Warrant Shares (including an indirect disposition of shares of a Subsidiary PFIC), and any excess distribution paid on Common Shares and Warrant Shares (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day of a Non-Electing U.S. Holder’s holding period for the Common Shares or Warrant Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or excess distribution and to years before the Company became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest”, which is not deductible.

If the Company is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, Equity Warrants or Warrant Shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent years. If the Company ceases to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to Common Shares and Warrant Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares and Warrant Shares were sold on the last day of the last tax year for which the Company was a PFIC. No such election, however, may be made with respect to Equity Warrants.

In addition, in any year in which the Company is classified as a PFIC, a U.S. Holder may be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as Equity Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. Under rules described below, if the Company were a PFIC, the holding period for the Warrant Shares would begin on the date a U.S. Holder acquired the Equity Warrants. This would impact the availability of the QEF Election and Mark-to-Market Election with respect to Warrant Shares. Thus, a U.S. Holder would have to account for Warrant Shares and Common Shares under the PFIC rules and the applicable elections differently (see discussion below under “QEF Election” and “Market-to-Market Election”.)

QEF Election

In the event the Company is a PFIC and a U.S. Holder makes a QEF Election for the first tax year in which its holding period of its Common Shares begins, such U.S. Holder generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Common Shares. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital gain, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest”, which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents “earnings and profits” of the Company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if it is made for the first year in the U.S. Holder’s holding period for the Common Shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in a subsequent tax year, the QEF Election will be effective, and the U.S. Holder will be subject to the QEF rules described above during a subsequent tax year in which the Company qualifies as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as Equity Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code on its disposition. However, a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right to acquire PFIC stock. In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, if a U.S. Holder of Common Shares makes a QEF Election, such election generally will not be treated as a timely QEF Election with respect to Warrant Shares, and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder’s Warrant Shares. However, a U.S. Holder of Warrant Shares should be eligible to make a timely QEF Election if such U.S. Holder elects in the tax year in which such Warrant Shares are received to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Warrant Shares were sold on the first day of such year at fair market value. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Equity Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to Common Shares, Equity Warrants and Warrant Shares.

U.S. Holders should be aware that there can be no assurances that the Company will satisfy the record keeping requirements that apply to a QEF, or that the Company will supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in the event that the Company is a PFIC and a U.S. Holder wishes to make a QEF Election. U.S. Holders should consult their tax advisor regarding the availability of, and procedure for making, a QEF Election with respect to the Company and any Subsidiary PFIC.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares and Warrant Shares are marketable stock. The Common Shares and Warrant Shares generally will be “marketable stock” if they are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission; (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934; or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced; and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Common Shares generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for Common Shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

Any Mark-to-Market Election made by a U.S. Holder for Common Shares will also apply to such U.S. Holder’s Warrant Shares. As a result, if a Mark-to-Market Election has been made by a U.S. Holder with respect to Common Shares, any Warrant Shares received will automatically be marked-to-market in the year of exercise. If the Company is a PFIC at the time a U.S. Holder acquires Equity Warrants, a U.S. Holder’s holding period for Warrant Shares received on exercise will include the period during which such U.S. Holder has held the Equity Warrants. In these circumstances, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its Warrant Shares after the beginning of such U.S. Holder’s holding period for the Warrant Shares, unless the Warrant Shares are acquired in the same tax year as the year in which the U.S. Holder acquired the corresponding Equity Warrants, and the tax regime and interest charge of Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which Warrant Shares are received. However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares and any Warrant Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in such Common Shares and any Warrant Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Common Shares and any Warrant Shares over (ii) the fair market value of such Common Shares and any Warrant Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

U.S. Holders that make a Mark-to-Market Election generally also will adjust their tax basis in the Common Shares and Warrant Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares and Warrant Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares and Warrant Shares cease to be “marketable stock” or the IRS consents to revocation of such election. U.S. Holders should consult their own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to Common Shares and Warrant Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

The PFIC rules are complex, and U.S. Holders should consult their own tax advisors regarding the PFIC rules and how they may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares, Equity Warrants and Warrant Shares in the event the Company is a PFIC at any time during such holding period for such Common Shares, Equity Warrants or Warrant Shares.

Information Reporting, Backup Withholding

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of $50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their Common Shares, Equity Warrants or Warrant Shares are held in an account at a domestic financial institution. Penalties for failure to file certain of these information returns are substantial. U.S. Holders who hold Common Shares, Equity Warrants or Warrant Shares should consult with their own tax advisors regarding the requirements of filing information returns under these rules, including the requirement to file an IRS Form 8938.

Payments made within the United States, or by a U.S. payor or U.S. middleman, of dividends on Common Shares and Warrant Shares, and proceeds arising from certain sales or other taxable dispositions of Common Shares, Equity Warrants or Warrant Shares, may be subject to information reporting and backup withholding, at the rate of 28% (possibly increasing to 31% for payments made after December 31, 2012), if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. social security or other taxpayer identification number (generally on Form W-9); (b) furnishes an incorrect U.S. taxpayer identification number; (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding; or (d) fails under certain circumstances to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes the required information to the IRS. U.S. Holders should consult their own tax advisors regarding the information reporting and backup withholding rules.

LEGAL MATTERS

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by Blake, Cassels & Graydon LLP with respect to Canadian legal matters, and by Troutman Sanders LLP with respect to U.S. securities law matters.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are Deloitte & Touche LLP, Chartered Accountants, of Vancouver, British Columbia. The transfer agent and registrar for the Company’s common shares in Canada is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario.

INTEREST OF EXPERTS

Information relating to the Company’s mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports prepared by the experts listed below and has been included in reliance on such person’s expertise.

None of Blake, Cassels & Graydon LLP, Canadian counsel to the Company, or Michele White, C.P.G., Mark Odell, P.E., Karl Swanson, SME, MAusIMM, John Fox, P.Eng. and Todd W. Johnson, P.E. each being persons who have prepared reports relating to the Company’s mineral properties, received or has received a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned companies and partnerships beneficially own, directly or indirectly, in the aggregate, less than one percent of the securities of the Company.

None of the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned companies or partnerships is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of an associate or affiliate of the Company, other than Todd W. Johnson, who is Vice President of Exploration.

Deloitte & Touche LLP, Chartered Accountants, report that they are independent of the Company in accordance with the rules of professional conduct in British Columbia, Canada. Deloitte & Touche LLP is registered with the Public Company Accounting Oversight Board.

TECHNICAL AND SCIENTIFIC DISCLOSURE

All scientific and technical information regarding Jerritt Canyon incorporated by reference in this Prospectus has been prepared by, or under the supervision of various Qualified Persons, as defined in NI 43-101; such Qualified Persons are responsible for different aspects of the scientific and technical disclosure in this Prospectus. The Qualified Persons who are responsible for the scientific and technical information regarding Jerritt Canyon are Michele White, C.P.G., Mark Odell, P.E., Karl Swanson, SME, MAusIMM, and John Fox, P.Eng.

All scientific and technical information regarding Ketza River incorporated by reference in this Prospectus has been prepared by, or under the supervision of various Qualified Persons; such Qualified Persons are responsible for different aspects of the scientific and technical disclosure in this Prospectus. The Qualified Persons who are responsible for the scientific and technical information regarding Ketza River are Karl Swanson, SME, MAusIMM, Mark Odell, P.E., Todd W. Johnson, P.E., MAusIMM, and John Fox, P.Eng.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary of the Company at #1040, 999 West Hastings Street, Vancouver, British Columbia, V6C 2W2, telephone: 604.683.1102. These documents are also available through the internet on SEDAR, which can be accessed on line at www.sedar.com. The following documents filed with the securities commissions or similar authorities in Canada are specifically incorporated by reference into, and form an integral part of this Prospectus:

(a)	The annual information form of the Company for the fiscal year ended December 31, 2011 (the “Annual Information Form”);

(b)	The audited annual consolidated financial statements of the Company for the fiscal years ended December 31, 2011 and 2010, together with the notes thereto and the auditors’ reports thereon;

(c)	Management’s discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2011;

(d)	The interim financial statements of the Company for the period ended June 30, 2012;

(e)	Management’s discussion and analysis for the period ended June 30, 2012;

(f)	Management’s information circular prepared in connection with the annual general meeting of shareholders of the Company held on June 27, 2012;

(g)	Management’s information circular prepared in connection with the Special Meeting of shareholders of the Company to be held on October 2, 2012;

(h)	The following material change reports of the Company filed since December 31, 2011, being the end of the Company’s most recently completed financial year:

(i) Dated May 4, 2012 announcing the resignation of the Company’s Chairman;

(ii) Dated May 17, 2012 announcing the closing of a CDN$9.0 million private placement;

(iii) Dated June 21, 2012 announcing the resignation of the Company’s President and Chief Executive Officer and the appointment of Co-Chief Executive Officers;

(iv) Dated October 9, 2012 announcing the change of the Company’s name to “Veris Gold Corp.” and a share consolidation on a 10:1 basis; and

(v) Dated October 10, 2012 announcing the effective date of October 11, 2012 as the date the Company’s shares will begin trading on the Toronto Stock Exchange under the symbol “VG”.

Any material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and related management discussion and analysis, information circulars (excluding those portions that, pursuant to National Instrument 44-101 of the Canadian Securities Administrators, are not required to be incorporated by reference herein), any business acquisition reports, any news releases or public communications containing financial information about the Company for a financial period more recent than the periods for which financial statements are incorporated herein by reference, and any other disclosure documents required to be filed pursuant to an undertaking to a provincial or territorial securities regulatory authority that are filed by the Company with various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of this offering under any Prospectus Supplement, shall be deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus (if, and to the extent, so provided in connection with a report on Form 6-K or 8-K), such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, the Company may incorporate by reference into this Prospectus information from documents that the Company files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the U.S. Exchange Act.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of Securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the Securities, will be delivered to prospective purchasers of such Securities together with this Prospectus and the applicable Prospectus Supplement and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Upon a new annual information form and the related annual financial statements being filed by the Company with the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements and material change reports filed prior to the commencement of the Company’s financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents referred to under the heading “Documents Incorporated by Reference” above; consent of Deloitte & Touche LLP; consent of Blake, Cassels & Graydon LLP; consents of counsel and engineers; powers of attorney from directors and officers of VG; and form of Indenture between the Registrant and the trustee to be named therein. A copy of the form of warrant indenture or statement of eligibility of trustee on From T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

ADDITIONAL INFORMATION

The Company has filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance you should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

The Company is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multijurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company may not be required to publish financial statements as promptly as U.S. companies.

You may read any document that the Company has filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference room. You may read and download some of the documents the Company has filed with the SEC’s Electronic Data Gathering and Retrieval System at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation existing under the Business Corporations Act (British Columbia). Many of the Company’s directors and officers, and experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets are located outside the United States. The Company has appointed an agent for service of process in the United States, but it may be difficult for holders of common shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of common shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of its directors, officers and experts under the U.S. federal securities laws. The Company has been advised by its Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or ‘‘blue sky’’ laws of any state within the United States, would probably be enforceable in Canada if the U.S. court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Company has also been advised by Blake, Cassels & Graydon LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed CT Corporation System as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a U.S. court arising out of or related to or concerning the offering of the Securities under this Prospectus.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Unless provided otherwise in a Prospectus Supplement, the following is a description of a purchaser’s statutory rights. Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase Securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus or a prospectus supplement (including a pricing supplement) relating to the Securities purchased by a purchaser and any amendments thereto. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages, if the prospectus or prospectus supplement relating to the Securities purchased by a purchaser and any amendments thereto contain a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. lawyer for particulars of these rights.

Original purchasers of Warrants to purchase Common Shares or Debt Securities (if offered separately), Units and Subscription Receipts will have a contractual right of rescission against VG in respect of the conversion, exchange or exercise of such Warrant, Unit and Subscription Receipt as the case may be.

The contractual right of rescission will entitle such original purchasers to receive the amount paid upon conversion, exchange or exercise, upon surrender of the underlying securities gained thereby, in the event that this prospectus (as supplemented or amended) contains a misrepresentation, provided that: (i) the conversion, exchange or exercise takes place within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this prospectus; and (ii) the right of rescission is exercised within 180 days of the date of the purchase of the convertible, exchangeable or exercisable security under this prospectus. This contractual right of rescission will be consistent with the statutory right of rescission described under section 131 of the Securities Act (British Columbia), and is in addition to any other right or remedy available to original purchasers under section 131 of the Securities Act (British Columbia) or otherwise at law.

Original purchasers are further advised that in certain provinces the statutory right of action for damages in connection with a prospectus misrepresentation is limited to the amount paid for the convertible, exchangeable or exercisable security that was purchased under a prospectus, and therefore a further payment at the time of conversion, exchange or exercise may not be recoverable in a statutory action for damages. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights, or consult with a legal advisor.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Sections 160 to 163 of the Business Corporations Act (British Columbia) provide as follows:

          160            Subject to section 163, a company may do one or both of the following:

(a)	indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

(b)	after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

          161          Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party

(a)	has not been reimbursed for those expenses, and

(b)	is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

          162          (1) Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

                          (2) A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.

          163          (1) A company must not indemnify an eligible party under section 160(a) or pay the expenses of an eligible party under section 160(b), 161 or 162 if any of the following circumstances apply:

(a)

if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)

if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)

if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d)

in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

                           (2) If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:

(a)	indemnify the eligible party under section 160(a) in respect of the proceeding;

(b)	pay the expenses of the eligible party under section 160(b), 161 or 162 in respect of the proceeding.

Part 21 of our Articles contain the following provisions with respect to the protection and indemnification of our directors and officers:

“PART 21, INDEMNIFICATION

21.1 Definitions In this Part 21:

(1)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(2)

“eligible proceeding” means a legal proceeding or investigative action, whether current, threatened, pending or completed, in which a director, former director or alternate director of the Company (an “eligible party”) or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director or alternate director of the Company:

	(a)	is or may be joined as a party; or

	(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(3)	“expenses” has the meaning set out in the Business Corporations Act.

21.2 Mandatory Indemnification of Directors, Former Directors, Alternate Directors and Senior Officers

Subject to the Business Corporations Act, the Company must indemnify a director, former director, alternate director or senior officer of the Company and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director, former director, alternate director and senior officer is deemed to have contracted with the Company on the terms of the indemnity contained in this Part 21.2.

21.3 Indemnification of Other Persons

Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.

21.4 Non-Compliance with Business Corporations Act

The failure of a director, alternate director or officer of the Company to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.

21.5 Company May Purchase Insurance

The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:

(1)	is or was a director, alternate director, officer, employee or agent of the Company;

(2)	is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;

(3)	at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity;

(4)	at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity;

against any liability incurred by him or her as such director, alternate director, officer, employee or agent or person who holds or held such equivalent position.”

          We maintain Directors' & Officers' Liability and Fiduciary Liability insurance which protects us and individual directors and officers against claims made, provided they acted in good faith on our behalf, subject to policy restrictions.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

Exhibit
Number	Description

4.1

Annual Information Form of the Company for the fiscal year ended December 31, 2011 (incorporated by reference to Document 1 to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2011 filed with the Commission on March 30, 2012)

4.2

Audited annual consolidated financial statements of the Company for the fiscal years ended December 31, 2011 and 2010, together with the notes thereto and the auditor report thereon (incorporated by reference to Document 2 to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2011 filed with the Commission on March 30, 2012)

4.3

Management’s discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2011 (incorporated by reference to Document 3 to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2011 filed with the Commission on March 30, 2012)

4.4

Interim financial statements of the Company for the period ended June 30, 2012 (incorporated by reference to Exhibit 99.5 to the Company’s Report on Form 6-K furnished to the Commission on August 13, 2012)

4.5	Management’s discussion and analysis for the period ended June 30, 2012 (incorporated by reference to Exhibit 99.4 to the Company’s Report on Form 6-K furnished to the Commission on August 13, 2012)

4.6

Management’s information circular prepared in connection with the annual general meeting of shareholders of the Company held on June 27, 2012 (incorporated by reference to Exhibit 99.4 to the Company’s Report on Form 6-K furnished to the Commission on June 13, 2012)

4.7

Management’s information circular prepared in connection with the Special Meeting of shareholders of the Company to be held on October 2, 2012 (incorporated by reference to Exhibit 99.1 to the Company’s report on Form 6-K furnished to the Commission on September 19, 2012)

4.8

Material change report of the Company dated May 4, 2012 announcing the resignation of the Company’s Chairman (incorporated by reference to Exhibit 99.1 to the Company’s Report on Form 6-K furnished to the Commission on October 1, 2012)

4.9

Material change report of the Company dated May 17, 2012 announcing the closing of a CDN$9.0 million private placement (incorporated by reference to Exhibit 99.2 to the Company’s Report on Form 6-K furnished to the Commission on October 2, 2012)

4.10

Material change report of the Company dated June 21, 2012 announcing the resignation of the Company’s President and Chief Executive Officer and the appointment of Co- Chief Executive Officers (incorporated by reference to Exhibit 99.2 to the Company’s Report on Form 6-K furnished to the Commission on July 9, 2012)

4.11	Material change report of the Company dated October 5, 2012 announcing the change of the Company’s name to “Veris Gold Corp.” and a share consolidation on a 10:1 basis (incorporated by reference to Exhibit 99.2 to the Company’s Report on Form 6-K furnished to the Commission on October 9, 2012)

4.12	Material change report of the Company dated October 10, 2012 announcing the effective date of October 11, 2012 as the date the Company’s shares will begin trading on the Toronto Stock Exchange under the symbol “VG” (incorporated by reference to Exhibit 99.4 to the Company’s Report on Form 6-K furnished to the Commission on October 18, 2012)

5.1	Consent of Deloitte & Touche LLP, independent registered chartered accountants

5.2	Consent of Todd W. Johnson, P.E.

5.3	Consent of Karl Swanson, SME, MAusIMM

5.4	Consent of Mark A. Odell, P.E.

5.5	Consent of John R.W. Fox, P.Eng

5.6	Consent of Michele White, C.P.G.

5.7	Consent of Blake, Cassels & Graydon LLP

5.8	Consent of Troutman Sanders LLP

6.1*	Powers of Attorney

7.1	Form of Indenture (incorporated by reference to Exhibit 7.1 to the Registrant’s Registration Statement on Form F-10 filed with the Commission on October 19, 2012)

* Previously filed.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking

          The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process

(a) At the time of filing Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b) Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 31st day of October, 2012.

VERIS GOLD CORP.

By:	/s/ Shaun Heinrichs

Name: Shaun Heinrichs
Title: Co-Chief Executive Officer and Chief Financial
Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shaun Heinrichs	Co-Chief Executive Officer, Chief	October 31, 2012
Financial Officer and Director
(co-principal executive officer and
Shaun Heinrichs	principal financial and accounting
officer)
October 31, 2012
/s/ Randy Reichert	Co-Chief Executive Officer and
Chief Operating Officer and Director
(co-principal executive officer)
Randy Reichert

*	Executive Chairman and Director	October 31, 2012

Francois Marland

*	Director	October 31, 2012

Graham C. Dickson

*	Director	October 31, 2012

Robert F. Baldock

*	Director	October 31, 2012

Gerald Ruth

*	Director	October 31, 2012

Jay Schnyder

*	Director	October 31, 2012

Jean-Edgar de Trentinian

*	Director	October 31, 2012

Pierre Besuchet

*	Director	October 31, 2012

Simon Solomonidis

*	Director	October 31, 2012

Barry A. Goodfield

*By: /s/ Shaun Heinrichs
Name: Shaun Heinrichs
Title: Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

          Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Veris Gold Corp. in the United States, on the 29th day of October, 2012.

/s/ Barry A. Goodfield

Name: Barry A. Goodfield
Title: Director

EXHIBIT INDEX

Exhibit
Number	Description

4.1

Annual Information Form of the Company for the fiscal year ended December 31, 2011 (incorporated by reference to Document 1 to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2011 filed with the Commission on March 30, 2012)

4.2

Audited annual consolidated financial statements of the Company for the fiscal years ended December 31, 2011 and 2010, together with the notes thereto and the auditor report thereon (incorporated by reference to Document 2 to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2011 filed with the Commission on March 30, 2012)

4.3

Management’s discussion and analysis of financial condition and results of operations of the Company for the year ended December 31, 2011 (incorporated by reference to Document 3 to the Company’s Annual Report on Form 40-F for the fiscal year ended December 31, 2011 filed with the Commission on March 30, 2012)

4.4

Interim financial statements of the Company for the period ended June 30, 2012 (incorporated by reference to Exhibit 99.5 to the Company’s Report on Form 6-K furnished to the Commission on August 13, 2012)

4.5	Management’s discussion and analysis for the period ended June 30, 2012 (incorporated by reference to Exhibit 99.4 to the Company’s Report on Form 6-K furnished to the Commission on August 13, 2012)

4.6

Management’s information circular prepared in connection with the annual general meeting of shareholders of the Company held on June 27, 2012 (incorporated by reference to Exhibit 99.4 to the Company’s Report on Form 6-K furnished to the Commission on June 13, 2012)

4.7

Management’s information circular prepared in connection with the Special Meeting of shareholders of the Company to be held on October 2, 2012 (incorporated by reference to Exhibit 99.1 to the Company’s report on Form 6-K furnished to the Commission on September 19, 2012)

4.8

Material change report of the Company dated May 4, 2012 announcing the resignation of the Company’s Chairman (incorporated by reference to Exhibit 99.1 to the Company’s Report on Form 6-K furnished to the Commission on October 1, 2012)

4.9

Material change report of the Company dated May 17, 2012 announcing the closing of a CDN$9.0 million private placement (incorporated by reference to Exhibit 99.2 to the Company’s Report on Form 6-K furnished to the Commission on October 1, 2012)

4.10

Material change report of the Company dated June 21, 2012 announcing the resignation of the Company’s President and Chief Executive Officer and the appointment of Co- Chief Executive Officers (incorporated by reference to Exhibit 99.2 to the Company’s Report on Form 6-K furnished to the Commission on July 9, 2012)

4.11

Material change report of the Company dated October 5, 2012 announcing the change of the Company’s name to “Veris Gold Corp.” and a share consolidation on a 10:1 basis (incorporated by reference to Exhibit 99.2 to the Company’s Report on Form 6-K furnished to the Commission on October 9, 2012

4.12

Material change report of the Company dated October 10, 2012 announcing the effective date of October 11, 2012 as the date the Company’s shares will begin trading on the Toronto Stock Exchange under the symbol “VG” (incorporated by reference to Exhibit 99.4 to the Company’s Report on Form 6-K furnished to the Commission on October 18, 2012)

5.1	Consent of Deloitte & Touche LLP, independent registered chartered accountants

5.2	Consent of Todd W. Johnson, P.E.

5.3	Consent of Karl Swanson, SME, MAusIMM

5.4	Consent of Mark A. Odell, P.E.

5.5	Consent of John R.W. Fox, P.Eng

5.6	Consent of Michele White, C.P.G.

5.7	Consent of Blake, Cassels & Graydon LLP

5.8	Consent of Troutman Sanders LLP

6.1*	Powers of Attorney

7.1	Form of Indenture (incorporated by reference to Exhibit 7.1 to the Registrant’s Registration Statement on Form F-10 filed with the Commission on October 19, 2012)

* Previously filed.